As filed with the Securities and Exchange Commission on November 17, 2010
Registration No. 333--

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SGOCO Group, Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	3663	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SGOCO Technology Park, Luoshan
Jinjiang City, Fujian, China 362200
+86 (595) 8200-5598
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington  DE 19808
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

Ralph V. De Martino Cavas S. Pavri Cozen O’Connor 1900 Market Street Philadelphia, Pennsylvania 19103 Telephone: (215) 665-5542 Facsimile: (215) 701-2478	Betty Louie DLA Piper Italy Via Gabrio Casati 1 Milan, Italy 20123 Telephone: 39 02 806181 Facsimile: 39 02 80618201

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per security (1)		Proposed maximum aggregate offering price (1)		Amount of registration fee
Ordinary Shares, par value US$0.001	1,533,333	(2)	$7.50	(3)	$11,499,998	(2)	$820
Representative’s Unit Purchase Option	1		$100.00		$100.00		$1.00
Ordinary shares underlying Representative’s Unit Purchase Option	66,667		$9.00		$600,003		$43
Total							$864

(1)	Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(2)	Includes shares that may be purchased by the underwriters pursuant to an over-allotment option.

(3)	$7.50 is the high point of the estimated range of public offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Preliminary prospectus dated November 17, 2010

1,333,333 Shares

SGOCO GROUP, LTD.

Ordinary Shares

We are selling 1,333,333 of our ordinary shares.

Our ordinary shares are quoted on the OTC Bulletin Board under the symbol “SGTLF.”  On November 15, 2010, the last reported market price of our shares was $8.00 per share.  We have applied to list our ordinary shares on the NASDAQ Global Market under the symbol “SGOC.”

Investing in our ordinary shares involves certain risks. See “Risk Factors” beginning on page 10 for a discussion of information that should be considered in connection with an investment in our ordinary shares.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to SGOCO	$	$

(1)
This amount does not include a non-accountable expense allowance in the amount of 2% of the gross proceeds, or $__________ ($________ per share) payable to I-Bankers Securities, Inc.  In connection with this offering, we have agreed to issue to I-Bankers Securities, Inc., as the representative of the underwriters, for $100, warrants to purchase an aggregate number of our common shares equal to 5% of the ordinary shares sold in this offering at an exercise price of 120% of the offering price of the ordinary shares sold in this offering.

The underwriters may also purchase up to an additional 200,000 ordinary shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any.

The ordinary shares will be ready for delivery on or about _____________, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

I-Bankers Securities, Inc.

The date of this prospectus is ___________, 2010.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
OFFERING SUMMARY	6
SUMMARY CONSOLIDATED FINANCIAL DATA	8
RISK FACTORS	10
FORWARD-LOOKING STATEMENTS	26
USE OF PROCEEDS	28
DIVIDEND POLICY	29
CAPITALIZATION	30
DILUTION	31
ENFORCEABILITY OF CIVIL LIABILITIES	32
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	33
MARKET PRICE INFORMATION	35
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
BUSINESS	49
CORPORATE HISTORY AND ORGANIZATION	59
MANAGEMENT	62
PRINCIPAL SHAREHOLDERS	68
RELATED PARTY TRANSACTIONS	69
DESCRIPTION OF SHARE CAPITAL	70
MEMORANDUM AND ARTICLES OF ASSOCIATION	72
TAXATION	76
UNDERWRITING	84
EXPENSES RELATING TO THIS OFFERING	89
LEGAL MATTERS	89
EXPERTS	89
WHERE YOU CAN FIND MORE INFORMATION	89

You should rely only on the information contained in this prospectus and in any free writing prospectus we may authorize to be delivered or made available to you. We and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

CONVENTIONS USED IN THIS PROSPECTUS

Unless otherwise indicated in this prospectus:

•
“SGOCO”, “we,” “us,” “our,” or the “our company” refers to SGOCO Group, Ltd., a company organized under the laws of the Cayman Islands.  SGOCO Group, Ltd. was previously named SGOCO Technology, Ltd., and prior to the Acquisition described below, the company was named Hambrecht Asia Acquisition Corp.

•
“Honesty Group” refers to Honesty Group Holdings Limited, a Hong Kong limited company and wholly owned subsidiary of SGOCO, which was acquired in the Acquisition described below, and the entity through which the subsidiaries described below and operating business are held.

•	“Guanke” refers to Guanke (Fujian) Electron Technological Industry Co. Ltd., a company with limited liability incorporated in China and a wholly owned subsidiary of Honesty Group.

•	“Guanwei” refers to Guanwei (Fujian) Electron Technological Co. Limited, a company with limited liability incorporated in China and a wholly owned subsidiary of Honesty Group.

•	“Guancheng” refers to Guancheng (Fujian) Electron Technological Co. Limited, a company with limited liability incorporated in China and a wholly owned subsidiary of Honesty Group.

•	“Jinjiang Guanke” refers to Jinjiang Guanke Electron Co. Ltd., a company with limited liability incorporated in China and a wholly owned subsidiary of Guanke.

•
“Acquisition” refers to the business combination transaction consummated on March 12, 2010, as provided by the Share Exchange Agreement, dated as of February 12, 2010, by and among our company, Honesty Group and each of the shareholders signatories thereto, as amended by Amendment No. 1 to Share Exchange Agreement, dated March 11, 2010.

•	“PRC” or “China” refers to the People’s Republic of China.

•	All references to “U.S. dollars,” “US$,” “dollars” and “$” are to the legal currency of the United States. All references to “RMB” and “Renminbi” refer to the legal currency of China.

•
In this prospectus, Tier 1 cities refer to the business centers in China including, without limitation, Beijing, Shanghai and Guangzhou; Tier 3 cities refer to middle-scale cities in China; and Tier 4 city refer to small cities in China.

•
Under the laws of the Cayman Islands and our Amended and Restated Memorandum of Association and Articles of Association as currently in effect, we are authorized to issue ordinary shares and holders of our ordinary shares are referred to as “members” rather than “shareholders.”  In this prospectus, references that would otherwise be to members are made to shareholders, which term is more familiar to investors on the NASDAQ Global Market, which is where we have applied to list our shares.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and our consolidated financial statements and related notes included elsewhere in this prospectus.  You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto, before making an investment decision.

Our Business

We are a liquid crystal display solution branded distributor, designer, and manufacturer in China.  We engage in the design, manufacture and distribution of LCD consumer products, including LCD PC monitors, LCD TV and application-specific products, and are focused on providing high quality, branded electronics at affordable prices to the emerging Chinese consumer.  Our vision is to offer high quality LCD products under brands that we control such as “SGOCO” and “Edge 10,” at reasonable prices to consumers residing in China’s Tier 3 and Tier 4 cities. We believe that end-users in our target markets are less brand-conscious and more price sensitive than consumers typically found in China’s Tier 1 cities.  We currently sell our products via multiple channels including computer stores, distributors and specialty retailers, but are focused on developing a more vertically integrated system, via a strategy referred to as SGOCO Clubs.

Our Strategy

We believe that LCD products, in general, are subject to rapid technological obsolescence. This is because new technologies and features are constantly introduced into the marketplace by international brands. However, these new technologies and features are typically marketed first to Tier 1 cities, where we believe brand recognition is the key driver to sales. Our goal is to offer our branded products with similar features at affordable pricing points and establish a dominant market position in selected Tier 3 and Tier 4 cities before competitor brands reach these markets.

In 2009, we initiated an effort to convert select specialty retailers and large end-customers into “SGOCO Club” members. We believe our SGOCO Clubs strategy will allow us to (a) rapidly build a brand presence in multiple markets; and (b) allow operators of SGOCO Clubs to offer differentiated branded products at reasonable prices where they enjoy higher gross margins. SGOCO Club members are encouraged to build and manage their own business to sell products carrying SGOCO brands. We believe a network of SGOCO Club members is an effective way to distribute products in dispersed markets because the SGOCO Club members engage in localized person-to-person product education and after-sales servicing, which is not readily available through traditional distribution channels.

We believe that this personal touch enhances end users’ awareness of the benefits and value of SGOCO products. Additionally, we believe that our approach through our SGOCO Club model appeals to a cross-section of potential partners, such as entrepreneurial operators of specialty retailers (mom-and-pop retail stores) who may want a differentiated branded retail presence, and internet café operators who may already use a large number of LCD products in their business, and who may be seeking to supplement their income by selling products. We consider our high-quality products, compact product lines, and higher potential gross margins to be attractive components of the SGOCO Club marketing system.

During the first three quarters of 2010, we significantly expanded the “SGOCO Club” network increasing the total number of retailers within the network to over 400 as of September 30, 2010, up from 70 as of December 31, 2009. We believe expanding the SGOCO Club network will be a solid foundation for our continued growth. The SGOCO Club model helps business owners with initial setup costs. In the future, we intend to provide our SGOCO Club members with incentives based on meeting sales quotas. We believe our SGOCO Club model will provide incentives for the business owners to promote the brand in local regions. We provide not only multiple branded product lines, but also sales, marketing and management assistance to help local operators succeed.

Risks and Challenges

Some of the primary risks and challenges we face include:

•
We have a limited operating history upon which to judge our operations.  We were formed in 2005 and commenced our business in the fourth quarter of 2006.  In addition, we have grown rapidly in recent years, and may not be successful in managing any future growth.

•
As discussed above, in 2009, we started distributing our LCD products through our “SGOCO Club” network of retail distributors. If this strategic move cannot be successfully implemented, our future growth may be significantly affected.

•
We derive a significant portion of our sales from several large distributors. For 2007, 2008 and 2009, sales to our top three customers accounted for approximately 69%, 66%, and 64%, respectively, of total revenue and, for the nine months ended September 30, 2010, sales to our top three customers accounted for approximately 22%, 14%, and 11%, respectively.

•
We pay significant advances to certain vendors for inventory purchases which amounted to $11,950,074, $4,357,239 and $178,798 as of December 31, 2009, 2008 and 2007, respectively, and $17,246,462 at September 30, 2010. We negotiate the amount of the advance with our vendors. These advance payments require a substantial commitment of our working capital. In the future, suppliers may demand higher levels of advances for future purchases as demand grows for LCD panels.

•
We will need to raise additional financing in excess of our currently available bank financing during the next 12 months in order to continue to invest in property and equipment for our SGOCO Technology Park and to grow our SGOCO Club membership.  The failure to raise such financing will require us to, among other items, tighten credit terms, hold less inventory, reduce advances to suppliers and slow investment in plant and machinery, which would result in slower growth in revenues and profits.

•	We do not currently have a full-time chief financial officer with experience as a chief financial officer of a United States publicly traded company.

•
We rely on short-term credit facilities that mature at various dates within one year to fund our operations. Although in the past we have been able to renew these facilities, there is no assurance that we will be able to renew these facilities in the future.  If we are unable to renew these facilities in the future, we will need to raise financing from alternative sources for which we have no commitments.

Historical Structure and Acquisition of Honesty Group

We were a blank check corporation organized under the laws of the Cayman Islands on July 18, 2007.  We were originally incorporated as “Hambrecht Asia Acquisition Corp.”  We were originally formed for the purpose of acquiring one or more operating businesses in China through a merger, stock exchange, asset acquisition or similar business combination or control through contractual arrangements.

Pursuant to our charter documents, we were required to enter into a business combination transaction to acquire control of a business with its primary operation in the PRC with a fair market value of at least 80% of the trust account established at the time of our IPO, or the Trust Account, (excluding certain deferred underwriting commissions) prior to March 12, 2010, or dissolve and liquidate.  The approval of the business combination transaction required the approval of a majority of the outstanding shares and was conditioned, among other matters, on not more than 30% of the outstanding shares being properly tendered for redemption under our charter documents.  Each ordinary share issued in our IPO was entitled to be redeemed if it was voted against the business combination transaction at a price equal to the amount in the Trust Account divided by the number of shares issued in the IPO outstanding at the time, estimated to be approximately $7.98 as of February 17, 2010.  We entered into various forward purchase agreements with various hedge funds and other institutions for us to repurchase a total of 2,147,493 shares for an aggregate purchase price of $17,285,811 immediately after the closing of the business combination.

On March 12, 2010, we acquired all of the outstanding shares of Honesty Group.  In addition, at the meeting to approve the acquisition, the holders of our outstanding warrants approved an amendment to the warrant agreement under which the warrants were issued to increase the exercise price per share of the warrants from $5.00 to $8.00 and to extend by one year the exercise period, or until March 7, 2014, and to provide for the redemption of the publicly-held warrants, at the option of the holder, for $0.50 per warrant upon the closing of the acquisition.  We may redeem the warrants at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption if, and only if, the last sale price of our ordinary share equals or exceeds $11.50 per share (subject to adjustment for splits, dividends, recapitalization and other similar events) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

After payment of various fees and expenses, the redemption prices of shares and warrants and the forward purchase contracts, the balance of approximately $5.4 million in the Trust Account was released to us upon consummation of the acquisition of Honesty Group.  After the closing of the Acquisition and the settlement of related transactions, we had outstanding 16,094,756 ordinary shares, of which 859,668 shares were initially issued in our IPO, and warrants to purchase 1,816,027 shares at a price of $8.00 per share, of which 1,566,027 were initially issued in our IPO.

Corporate Structure

Following the consummation of the Acquisition, Honesty Group became the only wholly-owned subsidiary of SGOCO.  Honesty Group is a limited liability company registered in Hong Kong on September 13, 2005.  Honesty Group owns 100% of Guanke, Guanwei, and Guancheng. Guanke, Guanwei and Guancheng are limited liability companies established in Jinjiang City, Fujian Province under the corporate laws of the PRC and have business operating licenses.  All three companies qualify as wholly foreign-owned enterprises under PRC law.  Jinjiang Guanke is a limited liability company established in Jinjiang City, Fujian Province under the corporate laws of the PRC and has a business operating license, and is a subsidiary of Guanke. In order to create business synergies in line with our strategic goals two subsidiaries in addition to Guanke were established. We formed Guancheng to manufacture injection molded products and other related items.  Guanwei was formed to manufacture electronic components.  Both companies are expected to sell their products to Guanke and to other outside customers.  Guancheng began operations from June 2010.  Guanwei and Jinjiang Guanke have no operations as of the date of this prospectus.

The following diagram sets forth our corporate structure as of the date of this prospectus:

(1)	The officers of Honesty Group are Tin Man Or and Burnette Or. The director of Honesty Group is Sun Zone Investments Limited.

(2)
Guanke is SGOCO’s operational subsidiary in the PRC and holds certain land use rights for the SGOCO Technology Park.  The officers are Burnette Or, Robert Lu, and Zhongsheng Lv.  The directors of Guanke are Tin Man Or, Burnette Or, and Shangguan Weiwei.

(3)
Guancheng holds certain land use rights for the SGOCO Technology Park.  Guancheng began operations in the second fiscal quarter of 2010.  The officer of Guangcheng is Burnette Or.  The directors of Guancheng are Burnette Or, Tin Man Or, and Guoxiong Ding.

(4)
Guanwei holds certain land use rights for the SGOCO Technology Park.  Guanwei has no operations.  The officer of  Guanwei is Burnette Or.  The  directors of Guanwei are Burnette Or, Tin Man Or, and Guoxiong Ding.

(5)	Jinjiang Guanke has no operations. The officer and director of Jinjiang Guanke is Mr. Wen Pu Or.

Recent Events

On November 17, 2010, we held an extraordinary meeting of shareholders at which our shareholders voted to approve a name change of our company to “SGOCO Group, Ltd.” and voted to adopt our 2010 Equity Compensation Plan.

SGOCO’s Offices

Our principal executive offices are located at SGOCO Technology Park, Luoshan, Jinjiang City, Fujian, China 362200 and our telephone number is 086-595-8200-5598. Our website address is www.sgocogroup.com.  The information on, or that can be accessed through, our website is not part of this prospectus.

OFFERING SUMMARY

Ordinary shares offered	1,333,333 shares at a purchase price of $6.75 per share, the midpoint of the estimated range of the public offering price set forth on the cover of this prospectus.

Ordinary shares outstanding before this offering	16,094,756 shares

Ordinary shares to be outstanding after this offering	17,428,089 shares

Over-allotment option
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 200,000 ordinary shares, at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions, solely for the purpose of covering over-allotments, if any.

Use of proceeds
We estimate that we will receive net proceeds of approximately $7.7 million from this offering (or approximately $8.9 million assuming the underwriters exercise their option to purchase additional ordinary shares in full), assuming a public offering price of $6.75 per ordinary share. For the purposes of estimating net proceeds, we are assuming a public offering price of $6.75 per ordinary share, the midpoint of the estimated range of the public offering price set forth on the cover of this prospectus.  We intend to use the net proceeds from this offering for general corporate purposes and working capital.

Listing	We have applied to list our ordinary shares on the NASDAQ Global Market under the symbol “SGOC.”

Lock-up agreements
We, our executive officers and directors and our major shareholders have agreed, with limited exceptions, not to sell or transfer any ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with ordinary shares, for 180 days after the date of this prospectus. See the section titled “Underwriting.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in our ordinary shares.

Unless stated otherwise, the information in this prospectus assumes a public offering price of $6.75 per ordinary share, the midpoint of the estimated range of the public offering price set forth on the cover of this prospectus and no exercise of the underwriters’ option to purchase up to 200,000 additional ordinary shares from us to cover over-allotments.

The number of our ordinary shares outstanding following this offering is based on 16,094,756 including 6,566,823 shares in escrow of our ordinary shares outstanding as of November 15, 2010. This number does not include:

•	warrants to purchase 1,816,027 shares at a price of $8.00 per share; and

•
280,000 ordinary shares and an additional 280,000 ordinary shares underlying warrants comprising units subject to a purchase option issued to the underwriter in our IPO, which purchase option permits that underwriter to purchase the units at $10.00 per unit.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

The summary consolidated statement of income data presented below for the years ended December 31, 2007, 2008 and 2009 and the summary consolidated balance sheet data as of December 31, 2008 and 2009 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The audited consolidated financial statements have been prepared and presented in accordance with U.S. GAAP.

The summary consolidated financial data for the nine months ended September 30, 2009 and 2010 and the summary consolidated balance sheet data as of September 30, 2010 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial data. The unaudited financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the periods presented. In addition, our unaudited results for the nine months ended September 30, 2010 may not be indicative of the results for the full year ending December 31, 2010.

	For the Years Ended December 31			For the nine months ended September 30
	2009	2008	2007	2010	2009
Consolidated Statement of Income				(Unaudited)	(Unaudited)
Net revenues	67,874,304	43,790,842	10,482,997	134,087,699	33,128,434
Cost of goods sold	(57,764,335)	(37,709,028)	(9,507,978)	(114,775,444)	(28,098,577)
Gross profit	10,109,969	6,081,814	975,019	19,312,255	5,029,857
Selling expenses	(116,918)	(211,198)	(34,230)	(366,347)	(76,677)
General and administrative expenses	(889,481)	(562,265)	(326,274)	(3,034,763)	(515,049)
Total operating expenses	(1,006,399)	(773,463)	(360,504)	(3,401,110)	(591,726)
Income from operations	9,103,570	5,308,351	614,515	15,911,145	4,438,131
Interest income	7,221	4,640	2,658	63,184	3,618
Interest expense	(841,613)	(70,108)	(62,367)	(660,319)	(576,378)
Other income (expense), net	(75,893)	(18,438)	(68,911)	(563,901)	6,037
Change in fair value of warrant derivative liability	-	-	-	(813,748)	-
Income before provision for income taxes	8,193,285	5,224,445	485,895	13,936,361	3,871,408
Provision for income taxes	(1,034,212)	-	-	(2,021,024)	(493,170)
Net income	7,159,073	5,224,445	485,895	11,915,337	3,378,238

Income per share:
Basic-ordinary share	0.84	0.61	0.06	1.29	0.40
Diluted-ordinary share	0.84	0.61	0.06	1.28	0.40
Weighted average shares used in calculating net income per share:
Basic	8,500,000	8,500,000	8,500,000	9,260,594	8,500,000
Diluted	8,500,000	8,500,000	8,500,000	9,278,054	8,500,000

Consolidated Balance Sheet Data

			As of September 30,
	As of December 31,		2010
	2009	2008	(unaudited)
Total assets	79,472,678	40,461,169	136,798,748
Total liabilities	47,470,026	18,680,726	90,144,381
Total shareholders’ equity	32,002,652	21,780,443	46,654,367

RISK FACTORS

If you purchase our ordinary shares, you will assume a high degree of risk. In deciding whether to invest, you should carefully consider the following risk factors, as well as the other information contained elsewhere in this prospectus. Any of the following risks, as well as other risks and uncertainties discussed in this prospectus, could have a material adverse effect on our business, financial condition, results of operations or prospects and cause the value of our shares to decline, which could cause you to lose all or part of your investment.

Risks Relating to Our Business and Industry

We have a limited operating history in making, developing and selling LCD products, and we have recently commenced a new distribution strategy, which may not provide an adequate basis to judge our future prospects and results of operations.

We have a limited operating history.  Honesty Group was formed in 2005 and commenced its business in the fourth quarter of 2006 and has expanded its operations substantially in recent years principally through Guanke, Honesty Group’s primary Chinese operating subsidiary. In 2009, Guanke started distributing its LCD products principally through its “SGOCO Club” network of retail distributors. If this strategic move cannot be successfully implemented, our future growth will be significantly affected. In addition, the historical results of Honesty Group may not provide a meaningful basis for you to evaluate our business, financial performance, and prospects due, in part, to the strategic marketing and distribution change.

Competition in our industry is intense and, if we are unable to compete effectively, we may lose customers and our financial results will be negatively affected.

The LCD products industry in China is highly competitive, and we expect competition to persist and intensify.  We face competition from distributors and LCD manufacturers that use their extensive brand-name value, manufacturing and marketing size, and in-house sales forces and exclusive sales agents to distribute their products.  We compete for customers on the basis of, among other things, our product offerings, customer service and reputation.  Some of our competitors may have greater financial, research and development, and design, marketing, distribution, management or other resources.  Our results of operations could be affected by a number of competitive factors, including entry by new competitors into our current markets, expansion by existing competitors, better marketing and advertising leading to stronger brand equity for our competitors, and competition with other companies for the production capacity of contract manufacturers. Our results of operations and market position may be adversely impacted by these competitive pressures.

There can be no assurance that our strategies will remain competitive or that we will continue to be successful in the future. Increased competition could result in a loss of market share. In particular, if our competitors adopt aggressive pricing policies, we may be forced to adjust the pricing of our products to level their competitiveness. This could adversely affect our profitability and financial results.

If we are unable to respond in a timely and cost-effective manner to rapid technological changes in the LCD products industry, our business and results of operations may be adversely affected.

The rate of technological change in the consumer electronics industry generally, and in the LCD products industry specifically, is rapid, with frequent new product and service introductions and evolving industry standards. For example, LED (light-emitting diode) displays were only recently commercially marketable, but Samsung reported selling 2.6 million devices in 2009. LED back-lit devices purport to be thinner, more power-efficient and produce better images than LCD products.  We believe that our future success will depend on our ability to continue to anticipate technological changes and to offer additional product and service opportunities that meet evolving standards on a timely and cost-effective basis. There is a risk that we may not successfully identify new product and service opportunities or develop and introduce these opportunities in a timely and cost-effective manner. In addition, product and service opportunities that our competitors develop or introduce may render our products and services noncompetitive. As a result, we cannot assure you that technological changes that may affect our industry in the future will not have a material adverse effect on our business and results of operations.

Honesty Group has unfulfilled registered capital obligation for its two subsidiaries, Guanwei and Guancheng.

Two of Honesty Group’s subsidiaries, Guanwei and Guancheng, were formed on June 22, 2007, with registered capital of $11,880,000 and $7,800,000. Under PRC law, the registered capital of a company is regarded as corporate property, and it is the shareholder’s obligation to fulfill its subscribed capital contribution according to the provisions of PRC law and the PRC company’s charter documents. The charter document for each PRC company, which consists of the company’s articles of association, is the agreement that sets forth the amount of registered capital required to be paid. Honesty Group has the obligation to fulfill the registered capital obligations of Guanwei and Guancheng.

As of September 30, 2010, $3,130,000 and $4,969,970 had been invested by Honesty Group in the above subsidiaries. According to an agreement reached with the local government agency, the Jinjiang Bureau of China’s State Administration of Industry and Commerce, or SAIC, the remaining registered capital of $8,750,000 and $2,830,030 must be contributed by the end of 2010. The SAIC provided Honesty Group with additional time to make the registered capital payments because Honesty Group is in the process of investing in infrastructure in the region through its investment in the SGOCO Technology Park. If Honesty Group is unable to make the registered capital payments during 2010, it believes it will be able to reach agreement with the SAIC to further defer its obligation to pay the remaining registered capital for an additional 12 months, provided that the SAIC believes Honesty Group is progressing with the timetable for making its infrastructure investments in the SGOCO Technology Park. Honesty Group does not have a specific timetable for paying these obligations, and does not presently know when it will pay these obligations. If it fails to reach such an agreement for deferral, Honesty Group would have an obligation to fund these two subsidiaries or to apply for a reduction in the remaining registered capital, which may not be granted. If Honesty Group fails to contribute the registered capital, it may be penalized with fines of 5-15% over the amount of unpaid capital, and, in certain cases, the business licenses for Guanwei and Guancheng may be revoked, which would result in the inability of Guanwei and Guancheng to conduct business in China. If Honesty Group is required to fund the remaining registered capital, Honesty Group will need to raise external financing, and there is no assurance that sufficient external financing could be raised to fund the registered capital amount.

Honesty Group has not informed the SAIC of the change in its ownership due to the Acquisition because such disclosure is not required by applicable law.  SGOCO does not believe that the change in ownership will impact any future deferrals or reduction applications it may receive from the SAIC with respect to Honesty Group’s registered capital commitments.  Furthermore, if the business license of Guanwei or Guancheng was revoked due to Honesty Group’s failure to pay the required registered capital, the individuals that serve as the legal representatives of Guanwei or Guangcheng would not be subject to penalties for such failures.

We have generated a significant percentage of our revenues from related parties.

In the past, we have generated a significant percentage of our revenues from related parties.  During the nine months ended September 30, 2010, related parties represented 9.4% of our revenues.  For the years ended December 31, 2009, 2008 and 2007, related parties represented 9.1%, 22.2% and 18.4% of our revenues, respectively. We can provide no assurance that we will be able to continue to generate revenues from related parties in the future.  If we are unable to generate revenues from related parties in the future, or if we are unable to replace any lost revenues from related parties in the future, our operating results may be adversely affected.

We sell most of our products through a few customers with which we do not have long-term agreements, and, accordingly, we may have risks from our level of customer concentration.

We derive a significant portion of our sales from several large distributors. For 2007, 2008 and 2009, sales to our top three customers accounted for approximately 69%, 66%, and 64%, respectively, of our total revenue and, for the nine months ended September 30, 2010, sales to our top three customers accounted for approximately 22%, 14%, and 11%, respectively, of our total revenue.

The identity of our large customers has generally changed from period to period, such that only one of the customers that represented greater than 10% of our revenue during the nine month period ended September 30, 2010, represented greater than 10% of our revenue during the year ended December 31, 2009.  The table below shows the changing nature of our customers that represented at least 10% of SGOCO’s revenues during the relevant period:

	For nine months ended September 30, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008	For the year ended December 31, 2007
Customer A*	14%	10%
Customer B	22%
Customer C	11%
Customer D**			22%	18%
Customer E		21%
Customer F		27%	27%
Customer G		16%
Customer H			17%
Customer I			13%
Customer J			11%	28%
Customer K**				23%

*    Fujian Huamao Trading Co., Ltd.

** This customer is a related party and is separately disclosed on the Consolidated Statements of Income and Other Comprehensive Income in the consolidated financial statements.

For the nine month period ended September 30, 2010, our customers that represented greater than 10% of our revenue during the period consisted of two distributors (Customers A and B above), and one OEM customer (Customer C).  Customers A and B are Chinese companies, and Customer C is a Hong Kong company.

The main reason for the increase in revenue from these customers is reduction in OEM revenue beginning in 2008. As a part of our strategy, production capacity is primarily focused on our own brand products. Because of demand for our own branded products, we could not take on any OEM contracts in 2009. While we expect current distributors to have similar or larger volume in 2010, our revenue mix will begin to change in 2010.  As we completed a move to a new production facility in 2009 with increased production capacity, we expect that 2010 will have additional revenue from OEM customers. We also expect revenue to grow from sales to SGOCO Club members. Nonetheless, any substantial reduction in purchases from our top distributors, or any failure to renew their agreements with us, may result in a significant loss of sales and our business, financial condition and results of operation may be materially adversely affected. None of these customers have long-term contracts with us and they each order as needed based on purchase orders.  Sales to customers are entered into based on individual purchase orders.

We are exposed to the credit risks of our customers.

Our accounts receivable aging period typically ranges from 30 to 60 days. Our financial position and profitability is dependent on the creditworthiness of our customers.  Thus, we are exposed to the credit risks of our customers, and this risk increases the larger the orders are. The table below shows the number of customers that represented at least 10% of SGOCO’s accounts receivable as of relevant period:

	As of September 30, 2010	As of December 31, 2009	As of December 31, 2008	As of December 31, 2007
Customer A	15%	40%
Customer B	47%
Customer D			50%	49%
Customer E		18%
Customer G		16%
Customer H			10%
Customer J			20%	40%

Although there has not been any material collection problem for trade receivables or bad debts in the last three fiscal years, there is no assurance that we will not encounter doubtful or bad debts in the future. If we were to experience any unexpected delay or difficulty in collections from our customers, our cash flows and financial results may be adversely affected.

We may experience pressure from panel manufacturers to make greater prepayments for our inventory.

We pay advances to vendors for inventory purchases, which amounted to $12.0 million, $4.4 million and $0.2 million as of December 31, 2009, 2008 and 2007, respectively, and $17.2 million at September 30, 2010. The amount of the advance is negotiated with the vendor. These advance payments require a substantial commitment of our working capital. In the future, suppliers may demand higher levels of advances for future purchases as demand grows for LCD panels.

The table below shows the number of suppliers that represented at least 10% of advances to suppliers, including related parties, as of the relevant period:

	As of September 30, 2010	As of December 31, 2009	As of December 31, 2008	As of December 31, 2007
Supplier A		25%
Supplier B*		43%	71%	40%
Supplier C	32%	15%
Supplier D			16%
Supplier E*				41%
Supplier F	17%
Supplier G	15%
Supplier H	14%
Supplier I	11%

* This supplier is a related party and is separately disclosed in the Related Party Transactions footnote in the consolidated financial statements.

Our successful operation relies upon an adequate supply of LCD panels, at acceptable prices and quantity, in a timely manner.

We have no production capability to manufacture LCD panels, and our operations are significantly dependent on the sufficient supply of LCD panels obtained at reasonable prices. We currently source LCD panels from multiple distributors. We are exposed to the market risk of availability and price fluctuations for LCD panels. The price and availability of LCD panels may vary significantly from year to year due to factors such as global demand from end users, China’s import restrictions, producer capacity, market conditions and costs of raw materials. We do not have long-term contracts with our suppliers or guarantees of supply or price. If the prices of LCD panels rise too high or the supply of LCD panels becomes scarce, our profit margins may decline and we may be unable to fulfill order contracts placed prior to production. We are currently in negotiation directly with additional LCD panel suppliers as a strategy to diversify supply risks and reduce material costs.

We face increasing labor costs and other costs of production in the PRC, which could reduce our profitability.

Labor costs in China have been increasing in recent years and labor costs in the PRC could continue to increase in the future. If labor costs in the PRC continue to increase, production costs will likely increase. This may in turn affect the selling prices of our products, which may then affect the demand of such products and thereby adversely affect our sales, financial condition and results of operations. We are actively reviewing manufacturing processes to continue to simplify our production processes and to continue to control and build more of our components internally.

We may not be able to retain, recruit and train adequate management, sales and marketing personnel, and our inability to attract and retain qualified personnel may limit our development.

Our success is dependent to a large extent on our ability to retain the services of our executive management personnel, who have contributed to our growth and expansion and also to recruit talented executives to lead new initiatives. The industry experience, entrepreneurial skills and contributions of our executive directors and other members of our senior management are essential to our continuing success. Our future success will depend on the continued service of our senior management. In particular, Mr. Burnette Or, Chairman of the Board and President, has over 10 years’ experience in the consumer electronics industry and is responsible for the overall corporate strategy, planning and business development of Honesty Group. His experience and leadership is critical to our operations and financial performance. If we lose the services of Mr. Or, or any of our key executive personnel, and cannot replace them in a timely manner, such loss may reduce our competitiveness, and may adversely affect our financial condition, operating results and future prospects. In addition, our retail expansion plan and SGOCO Club model are dependent upon our ability to identify and recruit an adequate sales force in China. Given the current rate of economic growth in China, competition for qualified personnel will be substantial.

We do not currently have a full-time chief financial officer with experience as a chief financial officer of a United States publicly traded company.

Mr. Lv Zhongsheng is currently SGOCO’s Treasurer, chief accountant and acting chief financial officer. We are seeking a chief financial officer with substantial experience in U.S. GAAP and public company reporting requirements and the ability to speak Mandarin Chinese fluently. The pool of candidates meeting our criteria is small. We have entered into discussions with a small number of candidates to assume the chief financial officer position, but have not finalized an agreement with a candidate and can provide no assurance that we will do so in a timely manner. The delay in obtaining the services of qualified chief financial officer may hinder our ability to timely comply with our reporting requirements as a U.S. public company.

We may not be able to manage our growth effectively and our growth may slow down in the future.

We have been expanding our business rapidly and expect to continue to do so either through organic growth or through acquisitions and investments in related businesses as we deem appropriate. Such expansion may place a significant strain on our managerial, operational and financial resources. We will need to manage our growth effectively, which may entail devising and implementing business plans, training and managing a growing workforce, managing costs and implementing adequate control and reporting systems in a timely manner. There can be no assurance that our personnel, procedures and controls will be managed effectively to support future growth adequately. Failure to manage expansion effectively may affect our success in executing our business plan and adversely affect our business, financial condition and results of operation. In addition, our growth in percentage terms may slow in the future. Accordingly, you should not rely on our historic growth rate as an indicator for our future growth.

SGOCO Technology Park is subject to a purchase option that may limit our ability to fully realize on our plans to develop SGOCO Technology Park for our benefit.

As a condition to the execution of the share exchange agreement we entered into as part of the Acquisition, Honesty Group entered into a purchase option in favor of SGOCO’s President, Mr. Burnette Or, which allows Mr. Or, or a company designated by him, to purchase the SGOCO Technology Park for cost at any time prior to March 18, 2011, and also allows Honesty Group to put the property to Mr. Or if he fails to exercise his option by such date. The option may be extended by one year at the request of Mr. Or. Mr. Or’s exercise of the purchase option is conditioned on Mr. Or, or the designated company, agreeing with Guanke for a long-term lease of the property at the prevailing market price. Our ability to fully develop the SGOCO Technology Park and benefit from that development may be limited if this option is exercised by Mr. Or.

We rely on short-term credit facilities and loans to fund our operations, and the failure to renew these facilities on a regular basis may adversely effect our ability to operate our business.

We fund much of our operations from short term credit facilities and loans with various PRC banks. As of September 30, 2010, our notes and letters of credit totaled approximately $21.7 million and our short term bank loans totaled $22.2 million.

We have written credit facilities with four banks pursuant to which we issued a portion of the amounts discussed above. We have a facility with the Bank of Communications that expires in August 2011. We have several facilities with the Agricultural Bank of China that expire in January 2011 and March 2011, respectively. We have a facility with the Industrial and Commercial Bank of China that was renewed in September 2010 for a one-year period.  The remainder of our short-term borrowings are with Industrial Bank Co., Ltd., and consist of short-term loans.

All of our borrowings mature at various dates within one year. We have been making these types of arrangements since our inception, and, in the past, we have been able to renew these facilities and repay the loans and borrow again from the same banks.  However, there is no assurance that we will be able to renew these facilities in the future.  If we are unable to renew these facilities in the future, we will need to raise financing from alternative sources for which we have no commitments.

The SGOCO Technology Park and our equipment located at the SGOCO Technology Park are subject to mortgages with our lenders.

We have several credit facilities with the Agricultural Bank of China in the total amount of RMB 76 million, of which we are currently permitted to utilize RMB 68 million. In connection with the credit facility for RMB 58 million, which expires March 3, 2011, the Agricultural Bank of China has a mortgage on our land use rights for the SGOCO Technology Park.   This mortgage secures all credit extensions under this facility from March 4, 2009 until March 3, 2011.  The Agricultural Bank of China also has a mortgage on our machinery equipment located at the SGOCO Technology Park pursuant to a credit facility for RMB 18 million, which expires January 26, 2011.  This mortgage secures all credit extensions under this facility from January 27, 2011 until January 26, 2011.  Both of these credit facilities are short-term.  Although in the past, we have been able to renew these facilities, there is no assurance that we will be able to renew these facilities in the future.  In the event that we are not able to renew the facilities upon the expiration of their terms, or we cannot pay off the amounts borrowed under the facilities, both our land use rights for the SGOCO Technology Park and the machinery equipment located at the SGOCO Technology Park would be subject to foreclosure.

We currently enjoy certain preferential tax treatment in China, which may not continue in future periods.

Pursuant to the PRC Income Tax Laws, prior to January 1, 2008, Chinese companies were subject to Enterprise Income Taxes, or EIT, at a statutory rate of 33%. Beginning January 1, 2008, the new EIT law replaced the existing laws for Domestic Enterprises and Foreign Invested Enterprises, or FIEs. The new standard EIT rate of 25% replaced the 33% rate, except for “High Tech” companies, which pay a reduced rate of 15%. Companies established before March 16, 2007 were able to continue to enjoy tax holiday treatment approved by the local government for a grace period of the five years or until the tax holiday term is completed, whichever is sooner.

Guanke was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above.  Guanke was granted an income tax exemption for two years commencing from January 1, 2007, and is subject to 50% of the 25% EIT tax rate, or 12.5%, from January 1, 2009 through December 31, 2011.  Guanke is currently applying for the High Technology company status.  If qualification as a High Technology company is achieved, Guanke will be entitled to preferential tax treatment and enjoy the benefit of a reduced income tax rate at 15% starting 2012.  Guanwei is in the development stage. Guancheng began its operations in June 2010. Guanwei and Guancheng had no taxable income for the years ended December 31, 2009, 2008 and 2007. Future changes in Chinese tax law could change existing or future tax benefits or rates. Such changes could adversely affect our results.

As all of our operations are in China, we may face risks related to health epidemics and other outbreaks in China, which could adversely affect our operations.

Our business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome or another epidemic. From time to time, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, severe acute respiratory syndrome or other adverse public health developments in China or elsewhere in Asia may have a material and adverse effect on our business operations.

Our operations may be disrupted and our business, financial condition and/or results of operations may be adversely affected by a failure in our facilities or our suppliers’ facilities for reasons beyond our control.

Our manufacturing operations, or that of our LCD panel suppliers, could be disrupted for reasons beyond our control. The causes of disruptions may include extreme weather conditions, landslides, earthquakes, fires, natural catastrophes, raw material supply disruptions, equipment and system failures, labor force shortages, energy shortages, workforce actions or environmental issues. Any significant disruption to our or our major suppliers’ operations could adversely affect our ability to make and sell products. In addition, the occurrence of any of these events could have a material adverse effect on the productivity and profitability of any of our manufacturing facilities and on our business, financial condition or results of operations.

Changes in existing laws and regulations or additional or stricter laws and regulations on environmental protection in the PRC may cause us to incur additional capital expenditures.

Our production facility is located in Jinjiang City, Fujian province and is subject to PRC environmental protection laws and regulations. These laws and regulations require enterprises engaged in manufacturing that may generate industrial waste to adopt effective measures to control and properly dispose of such waste. The relevant administrative department for environmental protection can levy fines for any violations of such environmental laws or regulations. For material violations, the PRC government may suspend or close any or all of our operations. Upon completion of construction of our facilities, an environmental report was prepared and approved by the Jinjiang Municipal Environment Protection Bureau, but there is no assurance that the local municipal or central PRC government will not change the existing laws or regulations or impose additional or stricter laws or regulation. Compliance with any of these additional or stricter laws or regulations may cause us to incur additional capital expenditures, which we may be unable to pass on to our customers through higher prices for our products.

Our current insurance coverage may not be sufficient to cover the risks related to our operations.

Our operations are subject to hazards and risks normally associated with manufacturing operations, which may cause damage to persons or property. Currently, we maintain insurance policies for damage to real property and for employer liability for personal injury of employees. We are not required under PRC law to maintain, and we do not maintain, any product liability insurance. If we were found liable for any product liability claim, we may be required to pay substantial damages. Even if we were successful in defending such a claim, we may incur substantial financial and other resources in defending such a claim. Under such circumstances, our financial results will be adversely affected. Depending on the outcome of any such claim, the reputation of our brands may also be adversely affected. Further, we do not maintain business interruption insurance or third party liability insurance against claims for property damage, personal injury and environmental liabilities. The occurrence of any of these events may result in interruption of our operations and subject us to significant losses or liabilities. Any losses or liabilities that are not covered by our current insurance policies may have a material adverse effect on our business, financial condition and results of operations.

Our risk management and internal control systems improvements may not be adequate or effective, which could adversely affect our business, financial condition and results of operations.

We have established risk management and internal control systems consisting of establishing an organizational framework, and implementing policies, procedures and risk management methods that we believe are appropriate for our business operations, and we seek to continue to improve such risk management and internal control systems from time to time. However, as a small company with few non-production/sales employees and due to the inherent limitations in the design and implementation of risk management and internal control systems, there can be no assurance that our risk management and internal control systems will be sufficiently effective in identifying and preventing all such risks.

In addition, as some of our risk management and internal control policies and procedures are relatively new, we may need to establish and implement additional risk management and internal control policies and procedures to further improve our systems from time to time.  Since our risk management and internal control systems also depend on their implementation by our employees, there can be no assurance that such implementation will not involve any human errors or mistakes. If we fail to timely adopt and implement risk management and internal control policies and procedures, our business, results of operations and financial condition could be materially adversely affected.

Our market is subject to rapidly changing consumer preferences and we may not be able to predict or meet consumer preferences or demand accurately.

We derive a significant amount of revenue from the LCD products that are subject to rapidly changing consumer preferences. Our sales and profits are sensitive to these changing preferences and our success depends on our ability to identify, originate and define product and fashion trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. All of our products are subject to changing consumer preferences that we cannot predict with certainty. If we fail to anticipate accurately and respond to trends and shifts in consumer preferences, we could experience lower sales, excess inventories and lower profit margins, any of which could have an adverse effect on our results of operations and financial condition.

Guanke, our principal operating subsidiary, failed to pay social insurance premiums with respect to approximately two-thirds of its employees and it may be liable for past due social insurance premiums and penalties.

We have been advised that under PRC law Guanke should have paid social insurance premiums for its employees covering endowment insurance, unemployment insurance, and medical insurance with respect to its employees. Guanke may be required to pay the administrative authority of labor and social security the unpaid premiums plus a surcharge of 2% of the overdue premiums. There may also be a fine levied against the employee of Guanke who was responsible for the filings. We plan to make necessary payments and do not consider the liability material.

Following the Acquisition, we did not receive sufficient amounts from the Trust Account to fully fund our operations and execute our business plan.

Of the funds in the Trust Account, a substantial portion were used for repurchases of ordinary shares pursuant to forward purchase contracts, to redeem the ordinary shares of shareholders who elected to exercise their redemption rights, to redeem the warrants of warrantholders who elected to exchange their warrants for cash, or to pay other transaction expenses. We received approximated $5.4 million from the Trust Account. In order to fund our operations and grow our business, we may require additional working capital which the Trust Account did not provide. If we do not obtain equity or debt financing, we may not be able to operate our business or execute our business plan as expected.

We may not be able to secure financing needed for future operating needs on favorable terms, or on any terms at all.

From time to time, we may seek additional financing to provide the capital required to maintain our business if cash flow from operations is insufficient to do so.  We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired, and our results of operations may be adversely affected. If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and our ability to grow. If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect on our current shareholders.

We may qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares and warrants.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our ordinary shares, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Our actual PFIC status for our 2010 taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance as to our status as a PFIC for our 2010 taxable year or any future taxable year. U.S. holders of our ordinary shares are urged to consult their own tax advisors regarding the possible application of the PFIC rules.

Honesty Group did not operate as a public company prior to the Acquisition. Fulfilling our obligations incident to reporting as a “foreign private issuer” will be expensive and time consuming.

Hambrecht Asia Acquisition Corporation was not an operating company prior to the Acquisition of Honesty Group, which was a private company. Since the Acquisition, we have maintained a relatively small finance, accounting and internal auditing staff and, prior to the Acquisition, we were not required to maintain and establish disclosure controls and procedures and internal control over our financial reporting as required for a public company trading in the United States. Under the Sarbanes Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, or SEC, we have begun to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations requires significant management time, places significant additional demands on our finance and accounting staff and on our financial, accounting and information systems, and increases our insurance, legal and financial compliance costs. We have engaged consultants and added additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Being a foreign private issuer exempts us from certain SEC requirements that provide shareholders the protection of information that must be made available to shareholders of United States public companies.

We are a foreign private issuer within the meaning of the rules promulgated under the Securities Exchange Act of 1934, or Exchange Act. As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short swing” trading transactions (i.e., a purchase and sale, or a sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, our shareholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

Expansion of our business may put added pressure on our management, which may impede our ability to meet any increased demand for our products and adversely affect our results of operations.

Our business plan is to significantly grow our operations. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges, including:

•	the continued acceptance of our LCD and LED products by consumers;

•	our ability to successfully and rapidly expand our “SGOCO Club” locations to reach potential customers in response to potentially increasing demand;

•	the costs associated with such growth, which are difficult to quantify, but could be significant;

•	the competition from larger, better capitalized and well-known competitors and effect of rapid technological change;

•	the highly competitive nature of our industry; and

•	the continued availability and favorable pricing of the raw materials and components used in our products.

If we are successful growing our SGOCO Club participants, we may be required to provide a large amount of financial support to potential members and deliver LCD products to customers on a timely basis at a reasonable cost to those customers. Such demands would require more capital than we currently have available and we may be unable to meet the needs of our customers, which could adversely affect our relationships with our customers and results of operations.

Under the EIT Law, SGOCO may be classified as a “resident enterprise” of the PRC. Such classification could result in adverse tax consequences to SGOCO and its non-PRC resident shareholders.

Under the new EIT Law and the Implementing Rules, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will be subject to PRC income tax on its global income. According to the Implementing Rules, “de facto management bodies” refer to “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” Accordingly, our holding company, SGOCO Group, Ltd., may be considered a resident enterprise and may therefore be subject to PRC income tax on our global income. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those invested in by individuals or foreign enterprises like SGOCO, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by individuals or foreign enterprises. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, such PRC income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. Since the EIT Law became effective in 2008, SGOCO has not been treated as a “ resident enterprise.”

If the PRC tax authorities determine that SGOCO is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, SGOCO may be subject to enterprise income tax at a rate of 25% on SGOCO’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if both SGOCO and Honesty Group are treated as PRC “resident enterprises,” all dividends from the PRC operating subsidiaries to Honesty Group and from Honesty Group to SGOCO would be exempt from PRC tax.

If SGOCO were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that SGOCO receives from its PRC operating subsidiaries (assuming such dividends were considered sourced within the PRC) (1) may be subject to a 5% PRC withholding tax, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC-Hong Kong Tax Treaty”) were applicable, or (2) if such treaty does not apply (i.e., because the PRC tax authorities may deem Honesty Group to be a conduit not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, SGOCO could pay to its shareholders.

Finally, the new “resident enterprise” classification could result in a situation in which a 10% PRC tax is imposed on dividends SGOCO pays to its non-PRC shareholders that are not PRC tax “resident enterprises” and gains derived by them from transferring SGOCO’s ordinary shares, if such income is considered PRC-sourced income by the relevant PRC authorities. In such event, SGOCO may be required to withhold the 10% PRC tax on any dividends paid to its non-PRC resident shareholders. SGOCO’s non-PRC resident shareholders also may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of ordinary shares in certain circumstances. SGOCO would not, however, have an obligation to withhold PRC tax with respect to such gain. If any such PRC taxes apply, a non-PRC resident shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

Intercompany loans from SGOCO to its operating subsidiary must be made in compliance with PRC law.

Any loans we make to our Chinese subsidiaries, which are treated as foreign-invested enterprises under Chinese law, cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Under applicable Chinese law, the Chinese regulators must approve the amount of a foreign-invested enterprise’s registered capital, which represents shareholders’ equity investments over a defined period of time, and the foreign-invested enterprise’s total investment, which represents the total of the company’s registered capital plus permitted loans. The registered capital/total investment ratio cannot be lower than the minimum statutory requirement and the excess of the total investment over the registered capital represents the maximum amount of borrowings that a foreign invested enterprise is permitted to have under Chinese law. If we were to advance funds to our Chinese subsidiaries in the form of loans and such funds exceed the maximum amount of borrowings of the subsidiary, we would have to apply to the relevant government authorities for an increase in their permitted total investment amounts. The various applications could be time consuming and their outcomes would be uncertain. Concurrently with the loans, we might have to make capital contributions to the subsidiary in order to maintain the statutory minimum registered capital/total investment ratio, and such capital contributions involve uncertainties of their own, as discussed below. Furthermore, even if we make loans to our Chinese subsidiaries that do not exceed their current maximum amount of borrowings, we will have to register each loan with SAFE or its local counterpart within 15 days after the signing of the relevant loan agreement. Subject to the conditions stipulated by SAFE, SAFE or its local counterpart will issue a registration certificate of foreign debts within 20 days after reviewing and accepting its application. In practice, it may take longer to complete such SAFE registration process.

We cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our Chinese subsidiaries or affiliated entities or with respect to future capital contributions by us to our Chinese subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use such future loans or capital contributions to capitalize or otherwise fund our Chinese operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and adversely affect our competitive position.

 Our business operations will continue to be conducted in China, and a substantial portion of our sales will continue to be made in China. Accordingly, our business, financial condition, results of operations and prospects will be affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the amount of government involvement;

•	the level of development;

•	the growth rate;

•	the control of foreign exchange; and

•	the allocation of resources.

While the Chinese economy has experienced significant growth in the past 30 years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a positive or negative effect on us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, the Chinese government still owns a substantial portion of the productive assets in China. The continued control of these assets and other aspects of the national economy by the Chinese government could adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.  Any adverse change in the economic conditions or government policies in China could have a material adverse effect on overall economic growth in China, which in turn could lead to a reduction in demand for our products.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on U.S. judgments against us or our subsidiaries, affiliates, officers, directors and shareholders.

Substantially all of our assets are located outside of the U.S. and most of our directors and executive officers reside outside of the U.S. As a result, it may not be possible for investors in the U.S. to effect service of process within the U.S. or elsewhere outside China on us, our subsidiaries, officers, directors and shareholders, and others, including with respect to matters arising under U.S. federal or state securities laws. China does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the U.S. and many other countries. As a result, recognition and enforcement in China of these judgments in relation to any matter, including U.S. securities laws and the laws of the Cayman Islands, may be difficult or impossible. Furthermore, an original action may be brought in China against our assets or our subsidiaries, officers, directors, shareholders and advisors only if the actions are not required to be arbitrated by Chinese law and the facts alleged in the complaint give rise to a cause of action under Chinese law and the actions satisfy certain prerequisite conditions prescribed by Chinese law. In connection with such an original action, a Chinese court may award civil liabilities, including monetary damages.  Notwithstanding the ability to bring original actions, we believe it is unlikely that the courts in China would entertain original actions brought in China against us or our directors or officers predicated upon the securities laws of the United States or any state or territory within the United States.

Future changes in laws, regulations or enforcement policies in China could adversely affect our business.

Laws, regulations or enforcement policies in China are evolving and subject to future changes. Future changes in laws, regulations or administrative interpretations, or stricter enforcement policies by the Chinese government, could impose more stringent requirements on us, including fines or other penalties. Changes in applicable laws and regulations may also affect our operating costs. Compliance with these requirements could impose substantial additional costs or otherwise adversely affect our future growth. These changes may relax some requirements, which could be beneficial to our competitors or could lower market entry barriers and increase competition. In addition, any litigation or governmental investigation or enforcement proceedings in China may be protracted and result in substantial costs and diversion of resources and management attention.

Changes in Chinese tax laws could adversely affect our results.

Our Chinese subsidiaries are governed by the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws.  Beginning January 1, 2008, the new EIT law replaced the previous laws for Domestic Enterprises and FIEs. The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both Domestic Enterprises and FIEs. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner. Guanke was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Guanke was granted an income tax exemption for two years commencing from January 1, 2007, and is subject to 50% of the 25% EIT tax rate, or 12.5% from January 1, 2009, through December 31, 2011. Guancheng was established before March 16, 2007 and is subject to 25% EIT tax rate on its taxable income. Guancheng started operations in June 2010 and had a net loss for the nine months ended September 30, 2010. Accordingly, no provision was made in the periods. Guancheng was under development stage and had no taxable income for the years ended December 31, 2009, 2008 and 2007. Future changes in Chinese tax law could change existing or future tax benefits or rates. Such changes could adversely affect our results.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us.

The Chinese legal system is a civil law system based on written statutes. Unlike in the common law system, prior court decisions may be cited for reference, but have limited precedential authority in China. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. We conduct all of our business through our subsidiaries, which are established in China. As a result, we will be subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. However, since the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we or our subsidiaries enjoy either by law or contract. Since Chinese administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we would enjoy in more developed legal systems. These uncertainties may impede our ability to enforce contracts or other rights. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the U.S. or other countries. Accordingly, we cannot predict the effect of future developments in the Chinese legal system including the promulgation of new laws, changes to existing laws or the interpretation or enforcement of these laws, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and our shareholders. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

The Chinese government exerts substantial influence over the manner in which we will conduct our business activities.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation, state ownership or otherwise. Our ability to operate in China may be harmed by changes in its laws, regulations and policies of the Chinese government. We believe that our operations in China will be in material compliance with all applicable legal and regulatory requirements. However, the central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support economic and other reforms or regional or local variations in the implementation of economic and other policies, could have a significant effect on economic and social conditions in China or particular regions thereof, and could have an adverse effect on the manner in which we conduct our business.

The Chinese central government has a policy of aggressively subsidizing both consumption of domestic manufactured electronics and infrastructure building in smaller cities. A plan that went into effect nationwide in February 2009 targets rural area consumers through a rural subsidy scheme. The Chinese government program encourages consumer spending on technology in rural areas by offering a 13% subsidy of the purchase price of designated home appliances (up to a capped price), which subsidy is split 80% / 20% between the central and local government. The PRC Ministry of Finance announced in March 2009 that the 2009 budget from the central government for this subsidy plan was RMB 20 billion, which would help increase household appliance sales by more than RMB 100 billion. Changes in their policies to reduce subsidies or promote competing technologies could negatively impact our operations.

If China imposes restrictions to reduce inflation, future economic growth in China could be curtailed which could adversely affect our business and results of operation.

While the economy of China has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. In order to control inflation, the Chinese government may impose controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. If similar restrictions are imposed, it may lead to a slowing of economic growth and decrease the interest in our LCD products leading to a decline in our profitability.

We may have difficulty establishing and maintaining adequate management, legal, and financial controls in the PRC.

Prior to the Acquisition, our Chinese subsidiaries were operated as privately-held companies. As a result, we may experience difficulty in establishing and maintaining management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet the required U.S. regulatory and financial reporting standards.

Changes in foreign exchange regulations in China may affect our operating subsidiary’s ability to pay dividends in foreign currency or conduct other foreign exchange business.

RMB is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside China or to make dividends or other payments in U.S. dollars. In China, SAFE regulates the conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in China have significantly reduced the government’s control over routine foreign exchange transactions under current accounts (e.g., remittance of foreign currencies for payment of dividends, etc.). However, conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, is still subject to the approval of the SAFE. Under China’s existing foreign exchange regulations, Honesty Group’s Chinese primary operating subsidiary, Guanke, is able to pay dividends in foreign currencies, without prior approval from the SAFE, by complying with certain procedural requirements. However, we cannot assure you that the Chinese government will not take measures in the future to restrict access to foreign currencies for current account transactions.

Fluctuation in the value of the Renminbi (RMB) may reduce our profitability.

The change in value of the RMB against U.S. dollars, Euro and other currencies is affected by, among other things, changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its policy of pegging the RMB to U.S. dollars. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the Chinese government to adopt an even more flexible currency policy, which could result in significant fluctuation of the RMB against U.S. dollars. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive into RMB for our operations, appreciation of the RMB against U.S. dollars would reduce the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of U.S. dollars against the RMB would reduce the U.S. dollar amount available to us.

Exchange controls that exist in China may limit our ability to use our cash flows effectively.

Most of our revenues and expenses are denominated in Renminbi. We may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends, if any, in respect of our shares. Under China’s existing foreign exchange regulations, we are able to purchase foreign exchange for settlement of current account transactions, including payment of dividends in foreign currencies, without prior approval from SAFE by complying with certain procedural requirements. However, we cannot assure you that the Chinese government will not take further measures in the future to restrict access to foreign currencies for current account transactions.  Any future restrictions on currency exchanges may limit our ability to use cash flows for the distribution of dividends to our shareholders or to fund operations we may have outside of China.

Foreign exchange transactions continue to be subject to significant foreign exchange controls and require the approval of or registration with the Chinese governmental authorities, including SAFE. In particular, if Honesty Group borrows foreign currency loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance Honesty Group by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce or its local counterparts. These limitations could affect the ability of Honesty Group to obtain additional foreign exchange through debt or equity financing.

Chinese government ownership of all real property may limit our ability to fully develop our licensed real estate.

Chinese laws prohibiting the private ownership of land and limiting “land use rights” may hamper our ability to maximize our subsidiaries’ property.  All land in the PRC is owned by the Chinese government. Guanke, Guancheng, and Guanwei have “land use rights” to use the land on which our SGOCO Technology Park is located for 50 years, beginning June 29, 2007. The Chinese government must not recall the land use right during the term of the land use agreement, unless it is for legitimate public interests with due process and compensation, including but not limited to compensation for the facilities on the land and the foreseeable losses to the holder in the remaining years. Once the land use right fee has been fully paid up, the holder is entitled to dispose of the land use right at its discretion, such as transferring, leasing, and mortgaging the land to others. One year before the expiration of the term, if the holder intends to extend the term, unless the land is required for then current public interests, the government is obliged to renew the land use right agreement upon re-negotiated terms and land use right fees.

Risks Relating to Our Shares

Prior to this offering, the former Honesty Group shareholders own approximately 89% of our ordinary shares, and this voting control may limit your ability to influence the outcome of matters requiring shareholder approval, including the election of our directors.

Prior to this offering, the former shareholders of Honesty Group will own over 89% of our voting shares. These shareholders can control substantially all matters requiring approval by our shareholders, including the election of directors and the approval of other business transactions. This concentration of ownership could have the effect of delaying or preventing a change in control of us or discouraging a potential acquirer from attempting to obtain control of us, which could prevent our shareholders from realizing a premium over the market price for their ordinary shares.

We do not expect to pay dividends, so our shareholders will only benefit from an investment in our shares if such shares appreciate in value.

We do not expect to pay dividends to our shareholders in the foreseeable future. The board of directors may determine to pay dividends in the future, depending upon results of operations, financial condition, contractual restrictions, including restrictions in credit agreements, imposed by applicable law, including the laws of China governing dividend payments, currency conversion and loans, and other factors our board of directors deems relevant. Accordingly, realization of a gain on shareholders’ investments will depend on the appreciation of the price of our shares. There is no guarantee that our shares will appreciate in value or even maintain the price at which shareholders purchased their shares.

Shares to be potentially issued may have an adverse effect on the market price of our shares.

As of November 15, 2010, we had 16,094,756 shares and 1,816,027 warrants outstanding. We also issued an option to purchase up to a total of 280,000 units at $10 per unit to the underwriters in our IPO, which, if exercised, will result in the issuance of 280,000 shares and 280,000 warrants. In addition, assuming certain net income targets are met, shares currently outstanding but held in escrow pursuant to the Share Exchange Agreement may be released to the former shareholders of Honesty Group and certain founders.

On November 17, 2010, our shareholders approved the adoption of a stock incentive plan that provides for the issuance of stock options, restricted stock or other awards up to 7% of the fully diluted outstanding shares to the employees, directors and consultants of SGOCO and its subsidiaries.

In addition, we have authorized capital stock under our charter of 50,000,000 ordinary shares and 1,000,000 preferred shares. Subject to any restrictions of a stock exchange on which our shares may be listed in the future, these shares may be issued without shareholder approval.

The sale, or even the possibility of sale, of the foregoing shares could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. Upon the issuance of the additional shares, you may experience dilution to your holdings.

Due to the lack of unrestricted ordinary shares available to be sold, there is severely limited liquidity for our ordinary shares.

As of November 15, 2010, we had 16,094,756 shares outstanding.  Of these shares, 859,668 shares are held by persons not affiliated with us and are freely eligible to be resold in the public market.  The remaining shares are either being held in escrow or are “restricted” securities not eligible to be resold in the public market.  As a result of the lack of unrestricted securities available to be resold in the public market, there is limited liquidity in our ordinary shares, which may limit your ability to sell our ordinary shares or reduce the price at which the shares may be sold.  In addition, the lack of a liquid market in our shares may make the listed market price of our shares less meaningful.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that represent our beliefs, projections and predictions about future events.  All statements other than statements of historical fact are “forward-looking statements,” including any projections of financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing.  Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results to differ materially from any future results, performance or achievements described in or implied by such statements.  Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

Important factors that could cause actual performance or results to differ materially from those contained in forward-looking statements include, but are not limited to, those factors discussed under the headings “Risk Factors,” including, among others:

•	requirements or changes adversely affecting the LCD market in China;

•	fluctuations in customer demand for LCD products generally;

•	our success in promoting our brand of LCD products in China and elsewhere;

•	our success in expanding our “SGOCO Club” model;

•	our success in manufacturing and distributing products under brands licensed from others;

•	management of rapid growth;

•	changes in government policy including policy regarding subsidies for purchase of consumer electronic products and local production of consumer goods in China;

•	the fluctuations in sales of LCD products in China;

•	China’s overall economic conditions and local market economic conditions;

•	our ability to expand through strategic acquisitions and establishment of new locations;

•	changing principles of generally accepted accounting principles;

•	compliance with government regulations;

•	legislation or regulatory environments, and

•	geopolitical events.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $7.7 million from this offering, or approximately $8.9 million assuming the underwriters exercise their option to purchase additional ordinary shares in full, after deducting estimated underwriting discounts, commissions and estimated offering expenses payable by us. For the purposes of estimating net proceeds, we are assuming a public offering price of $6.75 per ordinary share, which is the midpoint of the estimated range of the public offering price set forth on the cover of this prospectus.

We intend to use the net proceeds from this offering for general corporate purposes and working capital. We currently have no plans, agreements or commitments with respect to any material acquisitions or investments in other companies.

The amounts and timing of these expenditures may vary depending on our ability to expand our business, the amount of cash generated by our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant discretion in the allocation of the net proceeds we will receive for this offering. Depending on future events and other changes in the business climate, we may determine at a later time to use the net proceeds for different purposes.  Pending the use of the net proceeds, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

DIVIDEND POLICY

We do not currently have any plans to pay any cash dividends in the foreseeable future on our ordinary shares being sold in this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely on dividends paid by our Hong Kong and Chinese subsidiaries for our cash needs, including the funds necessary to pay dividends to the holders of our ordinary shares. The payment of dividends by entities organized in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Each of our Chinese subsidiaries is also required to set aside at least 10% of its after-tax profit based on China’s accounting standards each year to its general reserves until the cumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

The board of directors of each of our PRC subsidiaries, each of which is a wholly foreign owned enterprise, has the discretion to allocate a portion of its after-tax profits to its staff welfare and bonus funds, which is likewise not distributable to its equity owners except in the event of a liquidation of the foreign-invested enterprise. If we decide to pay dividends in the future, these restrictions may impede our ability to pay dividends. In addition, if any of these Chinese entities incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Our board of directors has discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010:

•	on an actual basis; and

•
on a pro forma as adjusted basis to give effect to the issuance and sale of 1,333,333 of our ordinary shares by us in this offering, assuming a public offering price of $6.75 per ordinary share, which is the midpoint of the estimated range of the public offering price set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us of approximately $1,310,000, assuming that the underwriters do not exercise their over-allotment option and there is no other change to the number of ordinary shares sold by us as set forth on the cover page of this prospectus.

You should read this table together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

	Actual	Pro forma as adjusted
DEBT
Bank overdraft	$1,476,136	$1,476,136
Notes payables	21,703,423	21,703,423
Short term loan	22,177,905	22,177,905
Total debt	45,357,464	45,357,464

OTHER LIABILITIES
Warrant derivative liability	1,908,698	1,908,698
Put option derivative liability	2,000,000	2,000,000
Total other liabilities	3,908,698	3,908,698

SHAREHOLDERS’ EQUITY
Preferred shares, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Ordinary shares, $0.001 par value, 50,000,000 shares authorized,16,094,756 outstanding	16,095	17,428
Paid-in capital	19,037,683	27,536,347
Statutory reserves	2,726,310	2,726,310
Retained earnings	21,870,055	21,870,055
Accumulated other comprehensive income	3,004,224	3,004,224
Total shareholders’ equity	46,654,367	55,154,364

Total capitalization	$95,920,529	104,420,526

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. The 16,094,756 ordinary shares outstanding, include 6,566,823 ordinary shares currently held in escrow.

Our net tangible book value as of September 30, 2010 was approximately $38.1million, or $2.37 per ordinary share including 6,566,823 shares in escrow. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per ordinary share, from the public offering price per ordinary share.

Without taking into account any other changes in net tangible book value after September 30, 2010, other than to give effect to our sale of the ordinary shares offered in this offering at the midpoint of the public offering price of $6.75 per ordinary share after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2010 would have been $46.6 million, or $2.67 per outstanding ordinary share. This represents an immediate increase in net tangible book value of $0.30 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of $1.71 per ordinary share, to investors purchasing ordinary shares in this offering. The following table illustrates such dilution:

Per Ordinary Share
Public offering price	$6.75
Net tangible book value as of September 30, 2010	$2.37
Pro forma net tangible book value after giving effect to this offering	$2.67
Amount of dilution in net tangible book value to new investors in the offering	$1.71

The following table summarizes, on a pro forma basis as of September 30, 2010, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and the estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ordinary shares issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share
	Number	Percent	Amount	Percent
	(in millions)
Existing shareholders	16,094,756	92.3%	$24.2	73%	$1.50
New investors	1,333,333	7.7	9.0	27	6.75
Total	1,7428,089	100.0%	$33.2	100.0%	1.76

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our ordinary shares and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of any outstanding warrants. As of the date of this prospectus, there were 2,096,027 ordinary shares issuable upon exercise of outstanding warrants at an exercise price of $8.00 per share.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws than the United States and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be submitted to arbitration.

All of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals and residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Corporation Service Company as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We believe that there is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of securities law of the United States or any state in the United States or entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities law of the United States or any state in the United States. The courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the Courts of the State of New York against us under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

The recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based on either treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests. As there is currently no treaty or other agreement of reciprocity between the PRC and the United States governing the recognition and enforcement of a judgment, there is uncertainty as to whether a PRC court would enforce a judgment rendered by a court in the United States.

You will have limited ability to bring an action in the Cayman Islands or in the PRC against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands and because we conduct substantially all of our business operations in the PRC. See “Risk Factors—Risks Relating to Doing Business in China.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected financial information should be read in connection with, and is qualified by reference to, our consolidated financial statements and their related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The consolidated statement of operations data for the three fiscal years ended December 31, 2009, 2008 and 2007 and the balance sheet data as of December 31, 2009 and 2008 are derived from audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 2010 and 2009 and the balance sheet data as of September 30, 2010 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. We started operating during the fourth quarter of 2006, and as such, there is no comparative information available for the year ended December 31, 2006. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	For the Years Ended December 31			For the nine months ended September 30
	2009	2008	2007	2010	2009
Consolidated Statement of Income				(Unaudited)	(Unaudited)
Net revenues	67,874,304	43,790,842	10,482,997	134,087,699	33,128,434
Cost of goods sold	(57,764,335)	(37,709,028)	(9,507,978)	(114,775,444)	(28,098,577)
Gross profit	10,109,969	6,081,814	975,019	19,312,255	5,029,857
Selling expenses	(116,918)	(211,198)	(34,230)	(366,347)	(76,677)
General and administrative expenses	(889,481)	(562,265)	(326,274)	(3,034,763)	(515,049)
Total operating expenses	(1,006,399)	(773,463)	(360,504)	(3,401,110)	(591,726)
Income from operations	9,103,570	5,308,351	614,515	15,911,145	4,438,131
Interest income	7,221	4,640	2,658	63,184	3,618
Interest expense	(841,613)	(70,108)	(62,367)	(660,319)	(576,378)
Other income (expense), net	(75,893)	(18,438)	(68,911)	(563,901)	6,037
Change in fair value of warrant derivative liability	-	-	-	(813,748)	-
Income before provision for income taxes	8,193,285	5,224,445	485,895	13,936,361	3,871,408
Provision for income taxes	(1,034,212)	-	-	(2,021,024)	(493,170)
Net income	7,159,073	5,224,445	485,895	11,915,337	3,378,238

Income per share:
Basic-ordinary share	0.84	0.61	0.06	1.29	0.40
Diluted-ordinary share	0.84	0.61	0.06	1.28	0.40
Weighted average shares used in calculating net income per share:
Basic	8,500,000	8,500,000	8,500,000	9,260,594	8,500,000
Diluted	8,500,000	8,50 0,000	8,500,000	9,278,054	8,500,000

Consolidated Balance Sheet Data

	As of December 31,		As of September 30,
	2009	2008	2010 (unaudited)
Total assets	79,472,678	40,461,169	136,798,748
Total liabilities	47,470,026	18,680,726	90,144,381
Total shareholders’ equity	32,002,652	21,780,443	46,654,367

MARKET PRICE INFORMATION

Our ordinary shares and warrants are quoted on OTC Bulletin Board under the symbols SGTLF and SGTWF, respectively.  Our ordinary shares, warrants, and units were previously traded on the OTC Bulletin Board under the symbols HMAQF.OB, HMAWF.OB, and HMAUF.OB, respectively.  Each of the foregoing units consisted of one ordinary share and one warrant.  Our ordinary shares and warrants commenced to trade separately from April 9, 2008.

The following table sets forth, for the calendar months, quarters and years indicated, the monthly, quarterly and annual high and low bid information prices for our ordinary shares, warrants and units as reported on the OTC Bulletin Board.  Over the counter market quotations on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Units				Ordinary Shares		Warrants
Annual Highs and Lows	High		Low		High	Low	High	Low
2009		$9.50		$7.00	$7.98	$7.00	$0.65	$0.05
2008		$8.15		$6.50	$7.37	$6.12	$0.85	$0.13
Quarterly Highs and Lows	High		Low		High	Low	High	Low
2010
Third Quarter	$	N/A	$	N/A	$8.00	$6.25	$1.00	$0.59
Second Quarter	$	N/A	$	N/A	$8.00	$6.25	$1.15	$0.59
First Quarter		$9.25		$7.00	$8.00	$6.25	$1.02	$0.34
2009
Fourth Quarter		$9.50		$7. 805	$7.82	$7.56	$0.75	$0.15
Third Quarter		$7.65		$7.52	$7.98	$7.58	$0.16	$0.11
Second Quarter		$7.25		$7.25	$7.65	$7.35	$0.55	$0.05
First Quarter		$7.90		$7.00	$7.49	$7.00	$0.20	$0.05
2008
Fourth Quarter		$7.15		$6.50	$7.00	$6.12	$0.42	$0.13
Third Quarter		$7.90		$7.60	$7.37	$6.85	$0.73	$0.50
Second Quarter		$7.90		$7.60	$7.16	$6.95	$0.85	$0.60
First Quarter		$8.15		$7.85	$-	$-	$-	$-
Monthly Highs and Lows	High		Low		High	Low	High	Low
October 2010	$	N/A	$	N/A	$8.00	$6.25	$1.00	$0.59
September 2010	$	N/A	$	N/A	$8.00	$6.25	$1.00	$0.59
August 2010	$	N/A	$	N/A	$8.00	$6.25	$1.00	$0.59
July 2010	$	N/A	$	N/A	$8.00	$6.25	$1.00	$0.59
June 2010	$	N/A	$	N/A	$8.00	$6.25	$1.00	$0.59
May 2010	$	N/A	$	N/A	$6.25	$6.25	$1.00	$0.18

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in this prospectus.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Our financial statements are prepared in US$ and in accordance with accounting principles generally accepted in the United States. See “Foreign Exchange Risk” below for information concerning the exchanges rates at which Renminbi were translated into US$ at various pertinent dates and for pertinent periods.

Overview

We are a Cayman Islands company that designs, manufactures and distributes LCD-related products, including LCD monitors, LCD TVs, LED back-light modules and application-specific LCD systems. Our focus is on providing high-quality, branded LCD products at affordable prices to consumers in China’s emerging middle class.

Our strategy is to manufacture high quality, lower cost, branded products and sell them through wholesale and retail channels focused on Tier 3 and 4 cities in China and their adjoining rural areas. We believe these smaller, less sophisticated, more price-sensitive markets are under-served by the large global consumer electronics brands. Our goal is to establish a dominant position in LCD electronics products within these markets based upon cost-efficiency, rapid response to changing demand, our knowledge of the Chinese middle-class consumer’s price and performance requirements, and localized distribution channels that most effectively serve this consumer.

Our business model is marketing-driven with multiple channels and multiple brands. We have three principal elements:

•	a unique distribution channel in the form of a national network of independent retail outlets operating under the “SGOCO Club” name;

•	an actively-managed portfolio of brands that have strong local appeal; and

•	a world-class manufacturing, design engineering, and product development capability to support our distribution channel and brand portfolio.

By integrating these three elements, we believe we are able to leverage opportunities across the entire value chain and create a competitive advantage for ourselves. Most of our competitors that are also focused on emerging domestic markets are relatively unsophisticated and typically have one or two of these elements in their business model, based upon whether their core competency is distribution/logistics, sales and marketing, or manufacturing/engineering. We believe that integration of these three elements requires a level of managerial capability that few of the companies in our market segment have and that our vertically integrated business model can be effectively used to address the requirements of early-stage consumers in other emerging markets outside China, thus creating a pathway for future international expansion. Compared to 2008 and 2007, our export sales decreased in 2009. We believe this was a result of the global financial crisis.  As international markets recover, we expect export orders to increase. While we have focused our marketing and sales efforts on the Chinese market, we are open to opportunistic export orders.

Our PRC subsidiaries, Guanke, Guanwei, Guancheng, and Jinjiang Guanke, maintain their books and records in Renminbi, the lawful currency of China. In general, for consolidation purposes, we translate the subsidiaries’ assets and liabilities into US$ using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of the subsidiaries’ financial statements are recorded as accumulated other comprehensive income.

The exchange rates used to translate amounts in RMB into US$ for the purposes of preparing the consolidated financial statements or otherwise stated in this prospectus were as follows:

•
The balance sheet amounts with the exception of equity were translated 6.68 RMB and 6.82 RMB to $1.00 at September 30, 2010 and December 31, 2009, respectively. The equity accounts were stated at their historical exchange rates. The average translation rates applied to the income and cash flow statement amounts for the nine months ended September 30, 2010 and 2009 were 6.80 RMB and 6.82 RMB to $1.00, respectively.

•
The balance sheet amounts with the exception of equity were translated 6.82 RMB, 6.82 RMB and 7.29 RMB to $1.00 at December 31, 2009, 2008 and 2007, respectively. The equity accounts were stated at their historical exchange rates. The average translation rates applied to the income and cash flow statement amounts for the years ended December 31, 2009, 2008 and 2007 were 6.82 RMB, 6.94 RMB and 7.59 RMB to $1.00, respectively.

 Critical Accounting Estimates

Our plan of operation is based in part upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of financial statements in accordance with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of expenses during the periods covered. A summary of accounting policies that have been applied to the historical financial statements can be found in the notes to the consolidated financial statements.

 Our management evaluates our estimates on an on-going basis. The most significant estimates relate to collectability of receivables and the fair value of financial instruments. We base our estimates on our historical and industry experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.

 The following is a brief discussion of these critical accounting policies and methods, and the judgments and estimates used by us in their application:

Accounts receivable and other receivables

Our management reviews the composition of receivables and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable, known bad debts are written off against allowance for doubtful accounts when identified.  As we continue to expand our business, we may loosen credit terms with customers with long term relationships.  We also perform credit checks on new customers to ensure new customers have strong financial conditions.  Further, as a part of the allowance assessment, our management reviews payment history.  The aforementioned procedures all rely on historical performance; however, historical results are not indicative of future collection performance, which may expose us to adjustments that could have material impact.

 Fair value of financial instruments

 We generally do not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks. However, certain financial instruments, such as warrants, which are indexed to our common stock, are classified as liabilities.  Determining the fair value on derivative financial instruments involves judgment and the use of certain relevant assumptions including, but not limited to, interest rate risk, credit risk, and equivalent volatility.  The use of different assumptions could have a material effect on the estimated fair value amounts.

Analysis of Operations Results

Comparison of Nine Months Ended September 30, 2010 and 2009

Revenue

Revenue for the nine months ended September 30, 2010 was $134.1 million, up 304.8% from $33.1 million for the nine months of 2009.  The significant increase in sales was due to several factors.  In mid 2009, we relocated to a new manufacturing facility thereby expanding our production capacity.  We benefited from a broadening of our sales base with the addition of new customers as well as an increase in export sales.  Finally, we believe that the improved economy of 2010 following the economic crisis has led to stronger sales compared to the first nine months of 2009.

The percentage of SGOCO brand sales, non-SGOCO brand and OEM manufacturing sales and the sale of other electronic components for the nine months ended September 30, 2010 and 2009 are as follows:

	For nine months	For nine months
	ended	ended
	September 30,	September 30,
	2010	2009

SGOCO brand sales	65.7%	83.1%
Non-SGOCO brand and OEM manufacturing	27.1%	12.0%
Other (electronic components)	7.2%	4.9%

The number of SGOCO Club retailers increased substantially since the establishment of the first club in the fourth quarter of 2009.  We have utilized our numerous distributor relationships to assist us in locating suitable candidates to become SGOCO Club members, which has allowed us to rapidly increase the number of SGOCO Club members in recent periods.  When we enter into new arrangements with SGOCO Club members, our primary initial costs are supplying a showcase with SGOCO’s logo for the retailers to use in their stores.   We do not incur any other material upfront costs when we add a SGOCO Club member.  We also provide our SGOCO Club members in future periods with marketing materials and/or storefront improvements. The cost related to SGOCO club was $0.3 million for the nine months ended September 30, 2010. We did not incur any costs during the nine months ended September 30, 2009, as the SGOCO Club model was established in the fourth quarter of 2006.

Our largest customers have generally changed from period to period, such that no customers that represented greater than 10% of our revenue during the nine month period ended September 30, 2010, represented greater than 10% of our revenue during the nine months ended September 30, 2009.  Our largest customers have changed from previous periods primarily as a result of our limited operating history and rapid growth, coupled with a broadening of our customer base.  In addition, we sell our products to the customers with whom we have been able to negotiate the most favorable terms thereby resulting in changes from period to period.

During the nine months ended September 30, 2010, 9.4% of our revenues were generated from sales to BORO and Mosview.  For the years ended December 31, 2009, 2008 and 2007, BORO and Mosview represented 9.1%, 22.2% and 18.4% of our revenues, respectively. In addition, we purchased panels from Mosview.  Sun Zone Investments Limited, which is controlled by Mr. Tin Man Or, was the parent company of Mosview and BORO. Sun Zone Investments Limited no longer owns an interest in Mosview or BORO.

As we continue to grow, we expect to expand our customer base, which may lessen our reliance on related party revenue in the future.  We believe that the panel purchases we made from Mosview were at fair market value, and as such, we believe that we will be able to purchase panels from third parties at similar prices. Therefore, we do not believe the loss of Mosview as a supplier of panels would adversely affect our business.

In June 2010, we entered into a three-year brand usage agreement with TCL Business System Technology (Huizhou) Co. Ltd., a Chinese television manufacturer and distributor, pursuant to which we will manufacture TCL branded LCD monitors from July 1, 2010 to June 30, 2013.  There are no minimum purchase requirements in the agreement, and, as such, the future impact of the agreement is unknown.

Gross Margins

As a percentage of total sales, the overall gross margin was 14.4% for the nine months ended September 30, 2010, compared to 15.2% for the nine months ended September 30, 2009.  The slight decline in gross margin followed increased sales of electronic components recorded in Other Operating Income.  These components are low margin but offered an opportunity for additional profits.  The costs related to our SGOCO Club were $0.3 million for the nine months ended September 30, 2010.  We did not incur any costs during the nine months ended September 30, 2009, as the SGOCO Club model was established in the fourth quarter of 2009.

Selling, General and Administrative Expenses

Selling expense  amounted to approximately $0.4 million for the nine months ended September 30, 2010, an increase of $0.3 million, or 377.8% compared to approximately $ 0.1 million in the nine months ended September 30, 2009. With our business expansion and increased sales, our selling expenses increased accordingly.

General and administrative expenses amounted to approximately $3.0 million for the nine months ended September 30, 2010, an increase of approximately $2.5 million, or 489.2% compared to approximately $0.5 million in the nine months ended September 30, 2009. $1.0 million was due to costs related to our reverse merger in March 2010, and $0.6 million was due to cost related to professional fees including audit, legal and consulting fees associated with being a public company.

Income taxes

The amount of income tax was $2.0 million for the nine months ended September 30, 2010 compared with $0.5 million in income taxes during the nine months ended September 30, 2009.  The increase in income taxes resulted from our greater profits.

Net Income

Net income for the nine months of 2010 was $11.9 million, up 252.7% from $3.4 million recorded for the same period last year.  Fully Diluted EPS was $1.28 as compared to $0.40, up by 220.0%.

Comparison of Three Months Ended September 30, 2010 and 2009

Revenue

Revenue for the third quarter ended September 30, 2010 was $71.7 million, an increase of 295.0% from $18.2 million in the third quarter of 2009. We saw strong sales growth as we expanded our sales base with new customers. Additionally, the improved economic environment and strong growth in exports supported the trend.

Gross Margin

The gross margin as a percent of sales was 13.6% for the three months ended September 30, 2010, compared to 24.4% for the three months ended September 30, 2009. The gross margin in the third quarter 2009 was exceptionally high due to a firming of average selling prices while at the same time we sold inventory that had been acquired at depressed prices during the financial crisis.  The costs related to SGOCO Club were $0.3 million for the three months ended September 30, 2010. We did not incur any costs during the three months ended September 30, 2009, as the SGOCO Club model was established in the fourth quarter of 2009.

Net Income and EPS

Net income for the third quarter of 2010 was $7.5 million, compared to $3.5 million recorded for the same period last year. Non-GAAP net income which excludes changes in fair value related to warrant derivative liability was $7.3 million, compared to $3.5 million a year ago. Diluted EPS was $0.79 in the third quarter of 2010, compared to $0.42 in the third quarter of 2009. Non-GAAP diluted EPS, which excludes changes in fair value of warrant derivative liability, was $0.77 in the third quarter of 2010, compared to $0.42 in the third quarter of 2009.

Operating Expenses

Selling, general and administrative expenses amounted to approximately $0.9 million for the three months ended September 30, 2010, an increase of approximately $0.6 million, or 202. 2% compared to $0.3 million for the three months ended September 30, 2009. As our sales increased, selling expenses increased accordingly.  The increase in general and administrative expenses was mainly due to: (i) additional costs related to professional fees including audit and legal fees associated with being a public company as we completed our reverse merger in March 2010 and (ii) increase of headcounts to meet production growth and hiring of new officers.

Provision for Income Taxes

Income tax was $1.1 million for the three months ended September 30, 2010 compared to $0.5 million, during the three months ended September 30, 2009. The increase in income taxes resulted from our greater profits.

Cash and Working Capital

As of September 30, 2010, we had cash and cash equivalents of $11.8 million and working capital of $24.8 million, compared to $5.8 million and $7.9 million, respectively, as of December 31, 2009. The Current Ratio was 1.29 as of September 30, 2010 compared to 1.17 as of December 31, 2009.

Comparison of Fiscal Years Ended December 31, 2009 and 2008

Revenue

Our sales increased by $24.08 million, or 55.0%, to $67.87 million in the year ended December 31, 2009, from $43.79 million in the year ended December 31, 2008. The significant increase in sales was due to our growth during the year.

The percentage of SGOCO brand sales, non-SGOCO brand and OEM manufacturing sales and other sales of electronic components for the years ended December 31, 2009 and 2008 are as follows:

	For the year ended December 31, 2009	For the year ended December 31, 2008

SGOCO brand sales	79.2%	69.6%
Non-SGOCO brand and OEM manufacturing	10.4%	22.6%
Other (electronic components)	10.4%	7.8%

The identity of our largest customers has generally changed from period to period.  During the year ended December 31, 2009, 47% of our revenues were generated from three customers that were not material customers during 2008.  Further, during 2009, we lost three material customers that comprised 41% of our revenues during fiscal 2008. Our largest customers have changed from previous periods primarily as a result of our rapid growth, coupled with a broadening customer base, which decreased the significance of these customers.  In addition, we sell our products to the customers with whom we have been able to negotiate the most favorable terms, as a result, our customer base can change from period to period.

Cost of goods sold

Cost of goods sold increased by $20.05 million, or 53.2%, to $57.76 million in the year ended December 31, 2009 from $37.71 million in the year ended December 31, 2008. The cost of LCD sales is primarily composed of the cost of direct raw materials, direct labor and other overhead expenses. The increase in cost of goods sold was mainly due to the increase in sales volume and a corresponding increase in cost of raw materials to manufacture products.

Our main production materials are LCD panels, main boards, plastic parts, speakers, packing materials, metal parts and cables.

Gross margin

As a percentage of total sales, our overall gross margin was 14.9% for the year ended December 31, 2009, compared to 13.9% for the same period the previous year. The one percentage point increase in gross margin was primarily due to more efficient cost control and greater pricing power in the distribution channel.

Selling expenses

During the year ended December 31, 2009, selling expenses were approximately $0.12 million, a decrease of $0.09 million, or 44.6%, from $0.21 million the year before. The decrease was due to reduced export business expenses, such as customs fees, docking fees and other export related expenses offset by increased sales and distribution expenses.

General and administrative expenses

General and administrative expenses amounted to approximately $0.89 million for the year ended December 31, 2009, an increase of approximately $0.33 million, or 58.2%, compared to approximately $0.56 million the previous year. The increase also reflected the increase in employee benefits to $0.25 million in fiscal 2009 from $0.20 million in fiscal 2008, a net increase of 25.0%.

Interest expense

Net interest expense was approximately $0.83 million, an increase of $0.77 million, from $0.06 million the year before. The increase was due to the increase in debt necessary to support sales growth and investment in new production capacity.

Income before income taxes

 As a result of the foregoing factors, income before tax increased by $2.97 million, or 56.9%, to $8.19 million in the year ended December 31, 2009, compared with $5.22 million for fiscal 2008.

Income taxes

Income tax was $1.03 million in fiscal 2009 compared with none for fiscal 2008 due to an income tax holiday.  Guanke was granted income tax exemption for two years commencing from January 1, 2007, and is subject to 50% of the 25% EIT tax rate, or 12.5%, from January 1, 2009 through December 31, 2011.

Net income

Net income increased $1.93 million, or 37.2%, to $7.16 million in fiscal year 2009 from $5.22 million in fiscal year 2008, as a result of the various factors described above. The net income margins were 10.6% and 11.9% for the fiscal years ended December 31, 2009 and 2008, respectively. The lower margin in 2009 was attributable to income taxes from which we were exempt in 2008; without the income tax effect, the comparable margin (pre-tax income) in 2009 was 12.1%.

Comparison of Fiscal Years Ended December 31, 2008 and 2007

Revenue

Our sales increased by $33.3 million, or 317.7%, to $43.8 million in the year ended December 31, 2008, from $10.5 million in the year ended December 31, 2007. We were established in 2006, and did not start operations until the fourth quarter of 2006.  As we began to establish ourselves in the marketplace, our sales dramatically increased from 2007 to 2008.

The percentage of SGOCO brand sales, non-SGOCO brand and OEM manufacturing sales and other sales of electronic components for the years ended December 31, 2008 and 2007 are as follows:

	For the year ended December 31, 2008	For the year ended December 31, 2007

SGOCO brand sales	69.6%	51.0%
Non-SGOCO brand and OEM manufacturing	22.6%	49.0%
Other (electronic components)	7.8%	-

The identity of our largest customers has generally changed from period to period.  During the year ended 2008, 58% of our revenues were generated from three customers that were not material customers during 2007.  Further, during 2008, we lost one material customer that comprised 23% of our revenues during fiscal 2007. Our largest customers have changed from previous periods primarily as a result of our rapid growth, coupled with a broadening customer base.

Cost of goods sold

Cost of goods sold increased by $28.2 million, or 296.6%, to $37.7 million in the year ended December 31, 2008 from $9.5 million in the year ended December 31, 2007. The cost of LCD sales is primarily composed of the cost of direct raw materials, direct labor and other overhead expenses. The increase in cost of goods sold was mainly due to the increase in sales volume and a corresponding increase in cost of raw materials to manufacture products.

Our main production materials are LCD panels, main boards, plastic parts, speakers, packing materials, metal parts and cables.

Gross margin

As a percentage of total sales, our overall gross margin was 13.9 % for the year ended December 31, 2008, compared to 9.3% for the same period the previous year. As the company’s sales increased it was able to realize increased economies of scale resulting in higher gross margins over the previous year.

Selling expenses

During the year ended December 31, 2008, selling expenses were approximately $0.2 million, an increase of $0.17 million, or 517.0%, from $0.03 million the year before.

General and administrative expenses

General and administrative expenses amounted to approximately $0.6 million for the year ended December 31, 2008, an increase of approximately $0.3 million, or 72.3%, compared to approximately $0.3 million the previous year. The increase was due to an increase in headcount as the company expanded to meet increased demand.

Interest expense

Net interest expense was approximately $0.07 million, an increase of $0.01 million, from $0.06 million the year before.

Income taxes

Guanke, our sole operating subsidiary in 2007 and 2008, was granted income tax exemption for two years from January 1, 2007 to December 31, 2008. Therefore we incurred no income tax expenses for 2007 and 2008.

Net income

Net income increased $4.7 million, or 975.2%, to $5.2 million in fiscal year 2008 from $0.5 million in fiscal year 2007, as a result of the various factors described above. The net income margins were 11.9% and 4.6% for the fiscal years ended December 31, 2008 and 2007, respectively.

Analysis of Financial Condition

Comparison as of September 30, 2010 and December 31, 2009

 Advances to suppliers increased to $17,246,462 as of September 30, 2010 from $11,950,074 as of December 31, 2009. The significant increase in advances to suppliers was due to increased production capacity.  During the third quarter of 2010, we built additional production lines to produce 42-inch LCD TVs and 60-inch LCD TVs. In addition to capacity, we have increased production output in order to ensure we have sufficient inventory for any increased future sales.

 We expect future advances to suppliers to stabilize once the new capacity is available. Advances are made based on future projections and will fluctuate throughout the year. We evaluate new suppliers prior to conducting business. We have not experienced a situation where suppliers were not able to fulfill their obligations or where we were unable to recover the advances from the suppliers.

 As of September 30, 2010, we had $11.8 million in unrestricted cash and $24.8 million in working capital.  As of December 31, 2009, we had $5.8 million in unrestricted cash and $7.8 million in working capital.  The current ratios were 1.29 as of September 30, 2010 and 1.17 as of December 31, 2009.

	September 30, 2010		December 31, 2009
Cash including restricted cash	US$	18.2 million	US$	11.4 million
Working Capital		24.8 million		7.8 million
Current Ratio (Current assets/Current liabilities)		1.29		1.17

Comparison of Fiscal Years Ended December 31, 2009 and 2008

Compared to 2008, Honesty Group experienced a slight weakening in capitalization and liquidity measures in 2009 due to its rapid sales growth, newly developing retail distribution channels, and capital investment program. These business factors led Honesty Group to extend its receivables payment terms, make significant cash investments in long-term productive assets, and take on more debt.

	FY 2009	FY 2008
Cash (including restricted cash)	$11.4 million	$0.5 million
Current Ratio (Current assets/Current liabilities)	1.16	1.70
Operating Leverage (non-current assets/Total assets)	0.30	0.21
Debt	$38.6 million	$8.7 million
Net Debt (Debt less cash)	$27.2 million	$8.1 million
Debt Leverage (Debt/Equity)	1.21	0.40
Equity Gearing (Equity/Total assets)	0.40	0.54

The Company’s plan is to increase liquidity and equity capitalization during 2010 through continued profitability and through an increase in capital, by issuing capital stock, an acquisition or other transaction.

Product Development

In 2009, we initiated several product development initiatives aimed at meeting evolving market demand and at strengthening our position as a value-priced producer of branded LCD products:

•
Manufacturing plan for cost-efficient migration to larger screen sizes for LCD monitors and TVs up to a maximum of 52 inches. We expect SGOCO’s market’s “sweet-spot” to move for monitors from 19” to 22” in 2009, to 22” to 29” in 2010, and for televisions from 22” to 26” in 2009, to 28” to 32” in 2010.

•
Design engineering and testing on several new products for future introduction based on market demand: All-In-One PC (PC integrated into LCD monitor); Internet TV (LCD TV with web browsing capability); Mobile Internet Devices such as Netbooks; Multi-Touch Screen Monitors; E-Readers; 3D LCD TVs; LED-backlit monitors; Large-scale, multi-screen Display Systems for advertising, public announcement, and other institutional uses.

•
Prototyping its own LED backlight module to replace conventional CFL backlights in a new family of thin LCD monitors. We also began work on developing a module design suitable for mass production on our existing tools.

We have historically outsourced a significant portion of our product development to third-party design houses working on a project basis. This has allowed us to control engineering expenses while we increased revenues to a larger base. In 2010 and going forward, we anticipate bringing more of these critical engineering functions in-house.

The amount of research and development spending in recent periods are as follow:

For nine months ended September 30, 2010	For nine months ended September 30, 2009	For the year ended December 31, 2009	For the year ended December 31, 2008
$ 40,866	$ 23,165	$31,606	$29,244

Liquidity and Capital Resources

 In 2009, our aggressive sales and distribution expansion activities, coupled with our investment in a new manufacturing facility within SGOCO Technology Park, resulted in a significant increase in expenses. We met these requirements through a combination of additional capital contributions, bank financing, and government subsidies.

The 55% increase in revenues in 2009 was accompanied by a material slowing of accounts receivable turnover to 5.1x (or a 71-day average collection period, or ACP) from 10.4x (or a 35-day ACP) in 2008. This was the result of modifying the previous years’ policy of requiring payment from customers at the time we shipped them products. In 2009, as a means of encouraging more sales, we began allowing certain customers to defer payment until products were delivered to them. However, we maintained control over the credit quality of our customers and, consequently, we were able to significantly increase sales without experiencing any losses on our accounts receivables.

Our 2009 inventory turnover rate improved significantly to 9.6x (or 38 days on hand, or DOH) from 6.4x (or 57 DOH) in 2008. This was the result of better coordination between our sales and manufacturing departments and a revamping of our logistics system. The overall cash conversion cycle in 2009 was 109 days (ACP plus DOH). Our goal is to manage our accounts receivable and inventory within a tighter 90 to 100 days conversion cycle in the future.

Accounts payable turnover in 2009 was relatively stable at about 20.7x (or 18 days average payment period) compared to the previous year. The relative speed with which we pay our vendors is largely a function of our desire to maintain continued, timely access to quality supplies of LCD panels, the critical component in all our products. To further ensure LCD panel supply, we secure allocations of future production by paying advances to key LCD panel suppliers, directly as well as through related entities that serve as our purchasing agents.

Our working capital requirement in 2009 was approximately $6.6 million, broken out as follows:

Increase in accounts receivable (including with related parties)	$11.2 million
Advances to suppliers (including through related parties)	5.7 million
Less: Increase in accounts payable	(1.4) million
Less: Increase in customer deposits (including through related parties)	(0.7) million
Less: Increase in taxes payable	(3.9) million
Less: Decrease in inventory	(4.3) million
Net working capital requirement in 2009	$6.6 million

Also in 2009, we undertook a significant scale-up of our manufacturing capacity in order to support future growth. This required heavy investment in equipment, building, and the acquisition of land use rights for SGOCO Technology Park. The cash required by this investment program in 2009 was approximately $19.5 million broken out as follows:

Equipment purchases	$5.5 million
Building construction	$8.0 million
Land rights acquisition	$6.0 million
Total investment requirement in 2009	$19.5 million

We had sufficient capital resources, both internal and external, to cover our working capital and investment requirements. In addition to operating profits, we relied upon (a) additional equity contributions from shareholders, (b) a subsidy from the Jinjiang City Government to support technology development and manufacturing; and (c) various short-term lines of credit and trade finance facilities from several commercial banks.

Internal Capital
Net Income	$7.2 million
Depreciation and amortization	0.6 million
External Capital
Equity Contribution	3.1 million
Government Subsidy	3.4 million
Bank Financing (net of Repayments and Cash Collateral Requirements, and including bank financing through Related Parties)	$15.9 million
Total Capital Resources	$30.2 million
Less: Working Capital & Investment Requirement	$(26.1) million
Increase in Company Cash	$4.1 million

As of September 30, 2010, we had $0.4 million remaining under our multi-year technology and manufacturing grant from Jinjiang City.  Because of our record of growth, profitability, and technology-based manufacturing, we believe that the Jinjiang City government and its banking group may continue to support us with needed capital resources in the future, although there is no assurance that we will receive such support.

Our principal source of liquidity has been cash generated by our operations, borrowings and the net proceeds received from the business combination we completed in March 2010.  In the past, we have received interest-free working capital loans from related parties, and have provided such loans to related parties.  As of September 30, 2010, we held $11.8 million in unrestricted cash and had working capital of $24.8 million. Our unrestricted cash consists of cash on hand and demand deposits in accounts maintained with financial institutions or state owned banks within the PRC and Hong Kong.

Our principal uses of cash have been to fund working capital requirements and to scale-up our manufacturing capacity through investments in equipment, construction and land use rights. Our principal sources of cash have been from the credit facilities discussed in more detail in the section titled “Debt” below. As described below, we have in the past been able to renew our credit facilities. We renewed one credit facility with Bank of Communications in August 2010 and other credit facilities with Industrial and Commercial Bank of China and Agricultural Bank of China in September 2010. We have been making these types of credit arrangements since our inception and expect to be able to renew these facilities in the future. Based on our current expectations, we believe the amounts available to us from our credit facilities will be sufficient to fund our operations during the next twelve months. The foregoing assumes that we are able to renew these facilities when they expire, that our accounts receivables are converted to cash on a timely basis and that we do not encounter any unforeseen costs or expenses. The expiration dates of our facilities are discussed in more detail in the section titled “Debt” below, and range from August 2011 to December 2011. Although, we have in the past been able to renew these facilities and repay the loans and borrow again from the same banks, there is no assurance that we will be able to renew these facilities in the future.  If we are unable to renew these facilities in the future, we will need to raise financing from alternative sources for which we have no commitments during the next twelve months. During this period, we also expect to continue to invest funds in the development of the Technology Park and the expansion of the SGOCO Club model. In order to make these investments, we will require additional external financing. Although we have committed to investing not less than $50 million in development of the Technology Park, there is no compulsory schedule or deadline by which SGOCO must complete its investment commitment. As of September 30, 2010, we had already invested in excess of $34.7 million in the SGOCO Technology Park. The investment includes $8.6 million of costs to acquire the land and $26.1 million of building infrastructure and equipment, which includes grants received from the PRC municipal government of $6.7 million. In addition to the investments we expect to make in the development of the Technology Park during the next 12 months, if we are able to maintain our current rate of growth for 3 to 5 years, we anticipate needing to construct additional production facilities or partnering with other manufacturers interested in locating in the SGOCO Technology Park.  The amount and timing of any future investments in the SGOCO Technology Park will be based on our future growth.  Based on our current growth rate, we expect to invest between $3.0-5.0 million during the next 12 months in the SGOCO Technology Park. This amount may be increased if our operations expand more rapidly than expected, or it may be decreased if our operations do not increase at its current rate or if we are is unable to fund such additional investments.  We may require external financing to fund these additional investments, and the failure to obtain such financing may limit our ability to make the foregoing investments.  We believe that the investments we have previously made in the Technology Park and the investments we intend to make in the Technology Park in the future will enable us to reach agreement with the SAIC to further defer Honesty Group’s obligation to pay the remaining registered capital for Guanwei and Guancheng for at least an additional 12 months.

 In order to raise additional financing, we may sell additional equity or debt securities or borrow from lending institutions. Financing may be unavailable in the amounts we need or on terms acceptable to us. The sale of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and ability to pay dividends to shareholders, among other restrictions. If we cannot obtain additional equity or debt financing as required, we will, among other items, be required to tighten credit terms, hold less inventory, reduce advances to suppliers and slow investment in plant and machinery, which would result in slower growth in revenues and profits.

 In addition, if we are required to fund the remaining registered capital commitments for our Chinese subsidiaries during 2010, as discussed in more detail in the section titled “Registered Capital Commitments” below, we will require additional cash for which we currently have no commitments. We intend to use the funds from any registered capital to continue the development of the SGOCO Technology Park.

Debt

We fund much of our operations from short term notes drawn upon lines of credit, as well as short term bank loans, with various PRC banks.  As of September 30, 2010, our notes and letters of credit totaled approximately $21.7 million and our short term bank loans totaled $22.1 million.

When purchasing raw materials, we often issue a short term note payable to the vendor funded with draws on the lines of credit. These short term notes are guaranteed by the bank for its complete face value through a letter of credit and usually mature within three to six months of issuance. The banks either charge interest or require us to deposit a certain amount of cash at the bank as a guarantee deposit which is classified on the balance sheet as restricted cash.  As of September 30, 2010, $6.3 million of restricted cash was collateral for the $21.7 million in notes payable.  The notes payable are also secured by a pledge of our operating equipment.

Our bank loans represent amounts due to various banks and are normally due within one year and can be renewed with the banks.  As of September 30, 2010, approximately $16.3 million of the bank loans are secured with our land use rights, and $22.1 million of the bank loans are guaranteed by Messrs. Burnette Or and Tin Man Or.

We have written credit facilities with four banks pursuant to which we issued a portion of the notes payable and bank loans discussed above. We have:

•	a facility with the Bank of Communications in the amount of $16.2 million (RMB 108.3 million) with an expiration date of August 6, 2011;

•	a facility with the Agricultural Bank of China in the aggregate amount of $10.2 million (RMB 68 million) with an expiration date of September 1, 2011;

•	a facility with Industrial and Commercial Bank of China in the amount of $15.0 million (RMB 100 million) with an expiration date of December 31, 2011; and

•	a facility with Industrial Bank Co. Ltd. in the aggregate amount of $5.1 million (RMB 34 million).

The renewal term of these facilities is one year and does not contain any requirement for the maintenance of financial covenants, although we are required to maintain certain amounts of restricted cash against these credit facilities. As of September 30, 2010, we had approximately RMB 1.4 million (or $0.2 million based on the exchange rate as of September 30, 2010) available to us with Agricultural Bank of China, RMB 6.1 million (or $0.9 million based on the exchange rate as of September 30, 2010) available under our facility with Bank of Communications, and RMB 34.7 million (or $5.2 million based on the exchange rate as of September 30, 2010) availability with Industrial and Commercial Bank of China.

The remainder of our short-term borrowings are with Industrial Bank Co., Ltd., and consist of short-term loans, each of which is represented by a written note agreement. All of our borrowings mature at various dates within one year. The renewal term of the facilities is generally one year and generally do not contain any requirement for the maintenance of financial covenants. In the past, we have been able to pay off the loans on the due dates and borrow again from the same banks. We have been making these types of loan arrangements since our inception. These types of financing arrangements are very similar to revolving lines of credit in the United States and are common practice in China. Amounts outstanding under these short term notes, lines of credit and bank loans are presented in our financial statements as short term loans.

 Intercompany Loans and Capital Contributions

We may make loans or additional capital contributions to our PRC subsidiaries to finance their operations.  Any loans or capital contributions to our PRC operating subsidiaries are subject to restrictions or approvals under PRC laws, rules and regulations. For example, loans by us to our operating subsidiaries in China, which are foreign-invested enterprises, to finance their activities may not exceed statutory limits and must be registered with the local SAFE branch.  We may also decide to finance our PRC operating subsidiaries by making additional capital contributions to such entities. The PRC Ministry of Commerce or its local counterparts must approve these capital contributions. Although we have been able to obtain these government approvals in the past, we cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to any such loans or capital contributions.  If we fail to receive such approvals, our ability to use the proceeds of any equity or debt offerings to capitalize our PRC operations may be negatively affected, which could adversely affect our ability to fund and expand our business.

Registered Capital Commitments

Two of Honesty Group’s subsidiaries, Guanwei and Guancheng, have registered capital of $11,880,000 and $7,800,000.  As of September 30, 2010, $3,130,000 and $4,969,970 had been invested by Honesty Group in the above subsidiaries.  According to an agreement reached with the local government agency, the Jinjiang Bureau of China’s State Administration of Industry and Commerce, or SAIC, the remaining registered capital of $8,750,000 and $2,830,030 must be contributed by the end of 2010.  The SAIC provided Honesty Group with this additional time to make the registered capital payments because Honesty Group is in the process of investing in infrastructure in the region through its investment in the SGOCO Technology Park.  If Honesty Group is unable to make the registered capital payments during 2010, it believes it will be able to reach agreement with the SAIC to further defer its obligation to pay the remaining registered capital, provided that the SAIC believes Honesty Group is progressing with the timetable for making its infrastructure investments in the Technology Park. If it fails to reach such an agreement for deferral, Honesty Group would have an obligation to fund these two subsidiaries or to apply for a reduction in the remaining registered capital, which may not be granted.  If Honesty Group fails to contribute their registered capital, they may be penalized with fines of 5-15% over the amount of unpaid capital, and, in certain cases, the subsidiaries business licenses may be revoked, which may result in the companies inability to conduct business in China.  If Honesty Group is required to fund the remaining registered capital in full, SGOCO or Honesty Group will need to raise external financing, for which they have no commitments.

Related Party Transactions

 In the past, we and BORO have provided working capital loans to each other.  The loans were all interest-free demand loans and were not formalized in written documents.  We utilized loans from BORO rather than banking institutions because the approval process was faster and the loans were interest free.  We provided BORO with such loans in prior periods as BORO was a significant customer.

During the nine month period ended September 30, 2010, the largest loan amount outstanding from BORO for the benefit of SGOCO was $2.9 million, and the largest loan amount outstanding from SGOCO for the benefit of BORO was $4.8 million.  During the years ended December 31, 2009, 2008 and 2007, the largest loan amounts outstanding from BORO for the benefit of SGOCO were $2.3 million, $2.8 million and $38,000, respectively, and the largest loan amounts outstanding from SGOCO for the benefit of BORO were $2.8 million, $733 and $0, respectively.  As of the date hereof, no amounts remained outstanding from either party. Sun Zone no longer holds an interest in BORO.

Based on current expectations, we believe the amounts available to us from credit facilities with banking institutions will be sufficient to fund our operations during the next twelve months.  We do not believe we will require future working capital loans from related parties, although we may engage in future related party borrowings if we believe such borrowings will be beneficial.  To the extent that we engage in any future related party loan transactions, we intend to enter into formal written documentation for such transactions.

 Off-balance Sheet Arrangements

We do not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts. In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements for other contractually narrow or limited purposes.

Contractual Obligations

We entered into a SGOCO Technology Park Investment Agreement with the Municipal Government of Jinjiang City on March 31, 2006, as amended on July 7, 2006. Pursuant to this investment agreement, the government was responsible for providing infrastructure such as water, power, and roads available for construction and development. We are committed to investing not less than $50 million in development of the Technology Park. As of September 30, 2010, the Company has already invested in excess of $34.7 million in the SGOCO Technology Park.  The investment includes $8.6 million of costs to acquire the land and $26.1 million of building infrastructure and equipment, which includes grants received from the PRC municipal government of $6.7 million.  There is no compulsory schedule or deadline by which we must complete its investment commitment.

Two of Honesty Group’s subsidiaries, Guanwei and Guancheng, were formed on June 22, 2007, with registered capital of $11,880,000 and $7,800,000.  Under PRC law, the registered capital of a company is regarded as corporate property, and it is the shareholder’s obligation to fulfill its subscribed capital contribution according to the provisions of PRC law and the PRC company’s charter documents.  As of September 30, 2010, $3,130,000 and $4,969,970 had been invested by Honesty Group in the above subsidiaries.  According to an agreement reached with the SAIC, the remaining registered capital of $8,750,000 and $2,830,030 must be contributed by the end of 2010.  The SAIC provided Honesty Group with additional time to make the registered capital payments because Honesty Group is in the process of investing in infrastructure in the region.  If Honesty Group is unable to make the registered capital payments during 2010, it believes it will be able to reach agreement with the SAIC to further defer the obligation the shareholders of the subsidiaries to pay the remaining registered capital, provided that the SAIC believes Honesty Group is progressing with the timetable for making its infrastructure investments.

Except as discussed above, we do not have any long term debt, capital lease obligations, operating lease obligations, purchase obligations or other long term liabilities.

Quantitative and Qualitative Market Risks

Interest Rate Risk

We are exposed to interest rate risk due primarily to our short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. We monitor interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in order to reduce exposure to interest rate risk.

Foreign Exchange Risk

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has no longer been pegged to the dollar. Although the People’s Bank of China, China’s central bank, regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of our earnings and cash assets are denominated in RMB, but our reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

Very limited hedging transactions are available in China to reduce exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in order to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge its exposure at all. In addition, foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Inflation

Inflationary factors, such as increases in the cost of raw materials and components and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of revenue if the selling prices of our products do not increase with these increased costs.

BUSINESS

Our Business

We are a liquid crystal display solution branded distributor, designer, and manufacturer in China.  We engage in the design, manufacture and distribution of LCD consumer products, including LCD PC monitors, LCD TV and application-specific products, and are focused on providing high quality, branded electronics at affordable prices to the emerging Chinese consumer.  Our vision is to offer high quality LCD products under brands that we control such as “SGOCO” and “Edge 10,” at reasonable prices to consumers residing in China’s Tier 3 and Tier 4 cities. We believe that end-users in our target markets are less brand-conscious and more price sensitive than consumers typically found in China’s Tier 1 cities.  We currently sell our products via multiple channels including computer stores, distributors and specialty retailers, but are focused on developing a more vertically integrated system, via a strategy referred to as SGOCO Clubs.

We believe that LCD products, in general, are subject to rapid technological obsolescence. This is because new technologies and features are constantly introduced into the marketplace by international brands. However, these new technologies and features are typically marketed first to Tier 1 cities, where brand recognition is the key driver to sales. China classifies its cities based upon population size, income and GDP. While Tier 1 cities include metropolitan cities like Beijing, Shanghai, Guangzhou and Shenzhen, which are currently major points of demand, we believe the market opportunities and sales growth potentials in Tier 3 and Tier 4 cities are significant. In particular, the 3rd and 4th tier cities and their adjoining rural areas, which we believe are largely ignored by the international brands due to the high overhead cost and target opportunities.  Our goal is to offer our branded products with similar features at affordable pricing points and establish a dominant market position to selected Tier 3 and Tier 4 cities before competitor brands reach these markets.

Our principal objective is to be a leading developer and distributor of LCD products and to create a network of SGOCO Clubs in Tier 3 and Tier 4 cities and their adjoining rural areas in China to distribute our products. The strategy is to capitalize on our operating strengths, which include:

•	a product development program;

•	in-house manufacturing capability;

•	value priced, feature rich products marketed under brands SGOCO controls;

•	an attractive marketing plan for SGOCO Club members;

•	a scalable business model; and

•	an experienced management team.

With this vision in mind, from 2007 to 2008, we focused on building world-class manufacturing facilities and enhancing design engineering expertise to foster stronger product development and lower production costs for the readily expandable production capacity. We believe our vertically integrated business model enables us to capture advantages from the entire value chain and to manufacture with flexibility and cost efficiency.

We differentiate ourselves by providing branded value products, where “value” equates to higher quality at affordable price points reasonably less than foreign labels, and “brand” equates to products with reputations for consistent and reliable qualities. Therefore, even as competitors introduce new features, we believe we are still poised to build up market share by fulfilling demand of value-preferred customers with consistent high quality.

In 2009, we initiated an effort to convert select specialty retailers and large end-customers into “SGOCO Club” members. We believe our SGOCO Club model will allow us to (a) rapidly build a brand presence in multiple markets; and (b) allow operators of SGOCO Clubs to offer differentiated branded products at reasonable prices where they can enjoy higher gross margins. Through this national chain of independent retail outlets licensed under the name “SGOCO Club,” we are able to reach the end consumer and provide consumer satisfaction. As of September 30, 2010, we had approximately 403 retail stores with a network covering the following 13 municipalities and provinces in China: Shaanxi, Heilongjiang, Hunan, Guangxi, Shandong, Beijing, Henan, Hubei, Anhui, Sichuan, Inner Mongolia, Guangdong and Zhejiang, with retailing floor space ranging from 10 square meters to 30 square meters.

While our primary focus is to manufacture in support of our own brands, when manufacturing capacity allows, we will temporarily use spare capacity for OEM customers. For example, in 2007, approximately 50% of our revenue was derived from OEM customers such as Haier, G-tech, Benteq, Cruise, Hyundai MultiCAV and Brimax. In 2008 and 2009, OEM revenue decreased to less than 10% of total revenue because the production focus had switched to our own brands. In 2009, we moved all of the production to the newly built facility in SGOCO Technology Park. Due to this expansion in production capacity, we expect our OEM revenue to increase in 2010.

Our Industry

China’s Economy

Large, Fast Growing Chinese Economy.  China is the world’s most populous country, with a population of 1.3 billion as of the end of 2008 according to the Census Bureau of China. China’s gross domestic product, or GDP, grew from $1.8 trillion in 2003 to $4.3 trillion in 2008, representing a compound annual growth rate, or CAGR, of 19.0%. Despite the recessionary environment in the global economy, the Chinese economy’s pace of expansion reached double-digits (10.7% year-in-year) in the last quarter of 2009.

Demographics Fueling Consumption Growth.  The Chinese central government has a policy of aggressively subsidizing both consumption of domestic manufactured electronics and infrastructure building in smaller cities. The most recent plan is targeting rural area consumers through its rural subsidy scheme, which went into effect nationwide in February 2009. The Chinese government program encourages consumer spending on technology in rural areas by offering a 13% subsidy of the purchase price of designated home appliances (up to a capped price), which subsidy is split 80% / 20% between the central and local government. The PRC Ministry of Finance announced in March 2009 that the 2009 budget from the central government for this subsidy plan was RMB 20 billion, which would help increase household appliance sales by more than RMB 100 billion. According to a rural home appliance consumer survey published by Sunning Appliance, one of the largest home appliance retail stores in China, TV is still the most popular home appliance in rural China with 43.6% of surveyed households intending to make a purchase.

Urbanization Trend.  China has witnessed a growing trend toward urbanization in the past decade. According to the China Statistical Yearbook, the urban population represented approximately 45% of the overall population in China as of December 31, 2008 compared to approximately 20% in the early 1980s. Furthermore, according to an article by Xinhau News Agency, the official press agency of China, the urban population will represent approximately 50% of China’s total population by the end of 2020.

Increasing Consumption.  China has recently overtaken Germany to become the world’s third largest economy behind the U.S. and Japan but is ranked the fifth in terms of consumer spending. Private consumption in China currently accounts for 36% of total GDP, the lowest percentage of any major economy of the world. Consumption is expected to grow over 8% annually over the next 15 years and is expected to become the world’s third-largest consumer market by 2020 according to an estimate by McKinsey Global Institution. According to a January 2010 report released by Credit Suisse, China’s consumer market is expected to rise from US$1.72 trillion in 2009 to US$15.94 trillion in 2020, and the share of global consumption to rise from 5.2% in 2009 to 23.1% in 2020, overtaking the US as the largest consumer market in the world. The Credit Suisse survey also observed a rising interest in LCD televisions.

Global LCD Industry

In 2008, the global LCD industry was negatively impacted by the global economic crisis. In 2009, unit shipments of LCD monitors were up by 3.8%, and global LCD monitor shipments rose to 176.5 million units in 2009, up from 170.1 million in 2008.  Global LCD TV shipments reached 146 million units in 2009, and flat panel TV technologies like LCD enjoyed better growth in 2009 on a unit basis than during 2008, rising 37% vs. 34%, respectively.  The global TV market is expected to reach 228 million units in 2010, up from the previous forecast of 218 million units, due to the rapid transition to flat panel technologies in emerging markets, the robust level of growth even in mature markets and the positive influence of new technology introductions such as 3D and LED, according to DisplaySearch.  According to DisplaySearch, LCD TVs are now projected to exceed 180 million units in 2010, a 24% increase over 2009, such growth to be helped by the introduction of new technologies like 3D, as well as the expansion of newer features like LED backlights and internet connectivity.  DisplaySearch also noted that price erosion was the major factor contributing to the excellent growth in 2009, with LCD TV average prices falling 24% from 2008, much more than any preceding year.

The global PC market grew 22.4% in the second quarter of 2010, according to IDC. The factors leading to the growth include an aging commercial installed base, a proliferation of low-cost media-centric PCs, and low PC penetration through much of the world, which will remain to be key drivers going forward.

China’s LCD Industry

DisplaySearch forecasts the Europe, the Middle East and Africa region, which is currently the top LCD monitor market, will continue to dominate in the years to come, but by 2011 China is expected to pass the United States as the largest market after the Europe, the Middle East and Africa region and hold over 21% of the market.  China's share in the LCD monitor market is expected to grow from 18.4% in 2008 to 21.1% in 2011 and 22.1% in 2012.

We believe the demand for PCs and LCD monitors is accelerating due to increasing popularity of the Internet. According to China Daily, as of June 2010, the population of China's Internet users climbed to 420 million, 36 million more than the end of 2009. The penetration rate of Internet users rose to 31.8%, as compared to more than 70% in mature markets. It was 28.9% at the end of 2009.

Government Subsidy for Consumer Electronics in Rural Area

The Chinese central government has a policy of aggressively subsidizing both consumption of domestic manufactured electronics and infrastructure building in Tier 3 cities. The most recent plan is targeting rural area consumers through its rural subsidy scheme, which went into effect nationwide in February 2009. The Chinese government program encourages consumer spending on technology in rural areas by offering a 13% subsidy of the purchase price of designated home appliances (up to a capped price), which subsidy is split 80% / 20% between the central and local government. The PRC Ministry of Finance announced in March 2009 that the 2009 budget from the central government for this subsidy plan was RMB 20 billion, which would help increase household appliance sales by more than RMB 100 billion. According to a rural home appliance consumer survey published by Sunning Appliance, one of the largest home appliance retail stores in China, TV is still the most popular home appliance in rural China with 43.6% of surveyed households intending to make a purchase.

SGOCO Products

We offer a wide range of LCD products with designs and feature sets primarily targeting retail and commercial customers in the China market. Our current product line includes:

•	LCD monitors with a full range of screen sizes up to 32 inches;

•	LCD TVs with screen sizes up to 60 inches; and

•	LCD Monitor-DVD combination products in sizes ranging from mini 9” portable to 32” full-size multi media monitors.

Additionally, we also provide custom manufacturing for application-specific LCD monitors, such as rotating screens (self-adjusting on a horizontal-vertical axis), CCTV monitors for security systems, billboard monitors for advertising and public notice systems and touch screens for non-keyed entries, ideal for retail applications.

We currently sell products from two primary branded product lines: SGOCO, which includes high-quality, feature rich LCD products, and Edge 10, a unique line of products currently aimed at the educational marketplace in the U.K. During the nine months ending September 30, 2010, sales of our product lines represented 65.7% of total sales.

Through our research and development group, our engineers are developing new all-in-one e-reader notebook and mobile internet device product lines and provide LCD systems solutions for industry clients, such as medical centers, educational institutions, government complexes, public emergency response systems, and corporate offices. These are customized hardware and software solutions for turnkey delivery to industry clients.

Our products (including custom systems) are subject to statutory warranty obligations. Generally, these requirements obligate us to a one-year repair or replace obligation. Products returned within seven days of the invoice date must be refunded, repaired or replaced at the customer’s option. Products returned after the first week but within the 15-days following the invoice date must be repaired. If the product cannot be repaired after two attempts during the one-year warranty period, the manufacturer must offer the customer a replacement or refund. In addition to statutory warranties, we provide additional contractual warranties for our products.

Properties and Manufacturing Facility

Our principal manufacturing operations and headquarters are located at the recently constructed SGOCO Technology Park, Jinjiang City, Fujian Province, China. SGOCO Technology Park has a total area of over 242,811 square meters (approximately 60 acres), strategically located in Jinjiang’s new city center, 10 km away from the Jinjiang airport. We entered into a SGOCO Technology Park Investment Agreement with the Municipal Government of Jinjiang City on March 31, 2006, as amended on July 7, 2006. Pursuant to this investment agreement, the government was responsible for providing infrastructure, such as water, power, and roads available for construction and development. We committed to investing not less than US$50 million in development of the Technology Park. As of September 30, 2010, we had already invested in excess of $34.7 million in the SGOCO Technology Park.  The investment includes $8.6 million of costs to acquire the land and $26.1 million of building infrastructure and equipment, which includes grants received from the PRC municipal government of $6.7 million.  There is no compulsory schedule or deadline by which we must complete our investment commitment.

The property consists of three parcels, occupying 204,113 square meters in total. The industrial land use rights of the property were purchased by Guanke, Guancheng, and Guanwei, respectively. Pursuant to PRC laws, the land use rights are renewable upon expiration at a renegotiated reasonable compensation. Guanke, Guanwei, and Guancheng intend to apply before the Municipal Government of Jinjiang City to renew the land use right one year prior to the expiration date. The Municipal Government of Jinjiang City is expected to agree to renew the land use rights unless there are legitimate public interest considerations that weigh against renewal at that time. Unlike the land use rights, Guanke own the facilities constructed on the land and can dispose of them at their sole discretion. If Guanke, Guancheng, and Guanwei decide not to renew their land use rights, or their application is denied by the Municipal Government of Jinjiang City, they are entitled to a claim to the fair monetary value of the facilities from the Municipal Government of Jinjiang City.

Guanke purchased a 50-year land use right of a 65,331 square meter parcel of land for RMB12,631,748 on June 30, 2007. Guanke paid the purchase price for this land use right on July 11, 2008.  The Municipal Government of Jinjiang City issued a land use right certificate for this land on October 14, 2008.

Guancheng purchased a 50-year land use right for a 68,002 square meter parcel of land for RMB13,148,187 on June 30, 2007. Guancheng paid the purchase price for this land use right in full on April 20, 2009. The Municipal Government of Jinjiang City issued a Land Use Right Certificate for this land on April 24, 2009.

Guanwei purchased a 50-year land use right for a 70,780 square meter parcel of land for RMB13,685,313 on June 30, 2007. Guanwei paid the purchase price for this land use right in full on February 5, 2009. The Municipal Government of Jinjiang City issued Guanwei’s Land Use Right Certificate on February 6, 2009.

Guanwei purchased a 50-year land use right for a 28,688 square meter parcel of land for RMB5,546,825 on June 30, 2007. Guanwei paid the purchase price for this land use right in full on November 12, 2009. The Municipal Government of Jinjiang City issued Guanwei’s Land Use Right Certificate on November 20, 2009.

The land use rights have been mortgaged to various lenders as security for various loans.

In addition to the above land use rights obtained from the Municipal Government of Jinjiang City, Guanke also reached agreements regarding the development plan and land reservation matters with the government for its future expansion. Guanke entered into an agreement for reserving the land use right of a 210,793.30 square meter parcel of land immediately on the west side of SGOCO Technology Park on May 24, 2006. The terms and conditions of the future purchase of this reserve land are subject to the then-current negotiation between Jinjiang Land Reservation Center and Guanke. The land plan for construction on this parcel of land was approved by the Planning, Construction, and Real Estate Management Bureau of Jinjiang City on May 19, 2006.  Guanke is not required to purchase the land use right.  If it reaches agreement on price with the JinJiang Land Reservation Center and purchases the right, that right would not be subject to the current agreement granting Mr. Or a purchase option on the land described below.

As of September 30, 2010, we had already invested in excess of $34.7 million in the SGOCO Technology Park.  The investment includes $8.6 million of costs to acquire the land and $26.1 million of building infrastructure and equipment, which includes grants received from the PRC municipal government of $6.7 million.  We intend to continue to construct, maintain and operate additional facilities to meet our increasing production capacity.   In addition, we plan to include developing the parcels with supply chain partners (such as LCD upstream suppliers of glass, backlights, polarizers, and lamps), at our own cost or share such costs with those partners, in order to provide just on time delivery of components to our manufacturing facilities, reducing our inventory and overhead costs. Once suppliers co-locate at SGOCO Technology Park, we expect to achieve synergies with reduced transportation costs and time and additional contract manufacturing capabilities to provide increased economies of scale. In the meantime, as owner of the facility, we may also collect rents for leasing such facilities to our partners.

In May 2009, Guanke moved its existing production lines to the new factory at SGOCO Technology Park. SGOCO Technology Park currently contains one manufacturing building and two dormitories occupying 19,948 square meters of land. The current manufacturing building has four production lines with maximum capacity for eight production lines. The current manufacturing building has two monitor production lines with maximum annual capacity of three million units, two television production lines with maximum annual capacity of two million units, and one SMT production line with maximum annual capacity of 22 million print points. Upon full utilization of the current manufacturing building, we expect to be able to double our current production capacity.

SGOCO Technology Park is subject to an option to Mr. Burnette Or to purchase the land-use rights and the facilities at any time prior to March 18, 2011, subject to entering into a long-term fair market value lease to Guanke for the entire facility. The purchase price for the option will be the sum of all our costs and expenses to acquire the land use rights plus all costs and expenses relating to the building of structures on the land.  As of September 30, 2010 the costs to acquire the land were $8.6 million and the total expenses related to buildings and improvements were $16.1 million, which includes a government subsidy of $6.0 million. The terms of such lease will be negotiated at the time, if any, that the option is exercised, which terms will address the party responsible for the continued development of the land and facilities.  The option may be extended by one year at the request of Mr. Or. The option does not include the land use right for the 210,793.30 square meter parcel of land immediately on the west side of SGOCO Technology Park that Guanke has an agreement to acquire.

As an incentive to the development of SGOCO Technology Park, the Fujian provincial government built a 110kW transformer substation on site at a cost of US$5 million, which provides power supply for the SGOCO Technology Park.

Research and Development

As a result of our internal product development and in-house manufacturing capabilities, we have developed a focused and compact line of high-quality LCD-based electronic products. We focus our research and development in appearance design, utilities, and major components such as mother boards and high voltage switchboards. In order to have a more cost efficient R&D process, we currently outsource certain non-core R&D projects, such as plate driver and circuit board research, to local R&D design houses.  We then purchase those parts developed by outsourced design houses upon qualifying the products to meet our standards.  In order to strengthen product development capabilities, we expect to further invest in industrial production lines for LED lighting equipment, digital audio/video recording devices, and advanced digital camcorders.

Manufacturing

The new manufacturing facility at SGOCO Technology Park has been certified to meet ISO 9001-2000 standards. Its environmental management meets ISO 14001-2004 standards. Workflow, parts, inventory and costs are managed through an ERP system. Other than the LCD panels and flat panel glass, the major components, such as electronic boards, main boards, monitor casings, LED backlights on certain LCD products, high voltage switchboards, power cords, and transformers are manufactured and assembled by us.

We procure LCD panels from reputable third party suppliers (independent distributors of LCD panels manufacturer) located in Fujian Province. The contract value ordered by us from our top ten LCD panels supplier ranged from US$133,377 to US$1,165,527 during 2008 and 2009.   Historically, the raw material prices for our products have not been volatile.  In the past, we have been able to procure sufficient flat panel glass for our LCD related products manufacture at market prices.

Our Printed Circuit Board Assembly factory has a Surface Mounting Technology (“SMT”) production line, which produces main board, display card, key-press board, set-top boxes, as well as cameras, cell phone boards, and other components. The SMT production system is equipped with high-speed SMT production lines, lead-free wave soldering, plug-in, repair welding, assembly lines, and other facilities. The SMT production line has a capacity of 22 million print points per year. We produce plastic and metal frames in our molding factory, where injection, stamping, plastic painting, and printing are processed. To make our products more cost efficient, we purchase some cables (signal cables, power cables, and audio and video cables) from local suppliers.

We believe that our ability to manufacture our own products is a significant competitive advantage for the following reasons:

•	we have better control over the quality of finished products;

•	we have better management of the underlying costs associated with manufacturing our products;

•	we have better control over production schedules to increase the likelihood of maintaining an uninterrupted supply of products for our customers; and

•	we are able to manufacture most development phase prototypes in-house to expedite product commercialization period.

Marketing and Distribution

While we initially utilized a network of distributors that sold to retailers without our involvement, since 2009, we have been building a model, which we call SGOCO Clubs, as we enter new markets that more directly connects us to the retailers that sell our products. Under the SGOCO Club model, we convert existing small specialty retailers (mom-and-pop stores) into retailers of SGOCO-owned brands. The conversion entails the re-decoration of the retail space or a portion within existing stores based upon our specification. We provide the retail stores a selective line of products (of different screen size and features) under one or multiple brands owned by us. Through regular interaction with SGOCO Club operators, our management is able to better understand the needs of end-consumers in the market place and is able to respond quicker to market demands. We then endeavor to quickly design and add new features to our future product offerings. The SGOCO Club model is designed to:

•	take advantage of existing sales networks that specialty retailers already have;

•	ensure value and competitively priced products to end-consumers in Tier 3 and Tier 4 cities in China; and

•	obtain end-consumer feedback on product features to ensure that our products meet the needs of this rapidly developing marketplace.

As of September 30, 2010, we had over 400 retail stores covering 13 provinces and municipalities in China. We plan to reach approximately 600 and 1,000 SGOCO Club locations in 2010 and 2011, respectively.

SGOCO Clubs are currently classified into 3 different types:

•
Type A stores are exclusive (with respect to our products) flagship stores to promote branding, with larger retail space and location requirement of within the first to second floor of electronic malls.

•	Type B stores are non-exclusive dealerships for shops within the first to third floor of technology malls with minimum 10 square meter retail space.

•	Type C stores are non-exclusive dealerships for shops within the first to third floor of technology malls with minimum 5 square meter retail space.

As of September 30, 2010, SGOCO has signed contracts for 403 stores, including 25 Type A stores, 176 Type B stores and 202 Type C stores.

We provide our SGOCO Club members with marketing materials and/or storefront improvements. The minimum term for our agreements with SGOCO Club members is one year. We believe that we will be able to expand quickly with the SGOCO Club model. The SGOCO Club model helps business owners with initial setup costs as we provide the store set-up materials. In the future, we intend to provide incentives based on meeting sales quotas. This ties personal success to that of a national brand portfolio and provides incentives for the business owners to promote our brand in local regions. We provide not only multiple branded product lines, but also sales, marketing and management assistance to help local operators succeed.

SGOCO Club members are encouraged to build and manage their own business to sell products carrying SGOCO brands. We believe a network of SGOCO Club members is an effective way to distribute products especially in Tier 3 and Tier 4 cities because the SGOCO Club members engage in localized person-to-person product education and after sales servicing, which is not readily available through traditional distribution channels. Additionally, we believe that our approach through our SGOCO Club model appeals to a cross-section of potential partners, such as entrepreneurial operators of specialty retailers (mom-and-pop retail stores) who may want a differentiated branded retail presence, or internet café operators who may already use a large number of LCD products in their business, and who may be seeking to supplement their income by selling products. We consider our high-quality products, compact product lines, and higher potential gross margins to be attractive components of our SGOCO Club marketing system.

We believe the SGOCO Club model will help create brand identity and trust relationships that can be leveraged in the future to sell other consumer electronics with the ability to provide better sales and service support in an efficient and timely manner. The SGOCO Club model also provides valuable and timely intelligence on shifting consumer tastes and demands and allows us to have a faster response to the market. We believe our retail presence will also become a marketing vehicle to increase awareness of our brand in China’s emerging consumer market.

Competition

The LCD industry has evolved through rapid innovation and evolved over the last decade to enable the commercialization of LCD products. Because of increasingly affordable prices, we believe the industry is at an inflection point at which the growth of consumer applications can take-off exponentially, especially in the emerging China market.

We compete in this increasingly dynamic and demanding market along with international players and numerous Chinese LCD products companies. Among those companies, many of them are panel makers, equipment vendors, application developers, and product distributors. Companies who directly compete with us should be system integrators that have their own distribution channel and focus on providing quality branded products. Most Chinese companies such as the largest LCD display manufacturer, TPV technology, are more focused on producing high volume OEM products, which have lower margin, higher fixed cost and are more vulnerable to fluctuations in key material cost changes.

Our current major competitors include:

•	KTC Computer Tech is a LCD monitor and LCD TV manufacturer. It is primarily a contract manufacturer for OEMs. It is starting to sell products in the domestic China market.

•	HKC Electronics manufactures PC components and accessories for low-end OEMs serving emerging markets worldwide.

•	Huipu Science manufactures plasma display panels primarily under contract to Samsung for international markets.

Recently, large LCD panel makers from Japan and South Korea have announced plans to build manufacturing plants in China. Sharp Corporation announced a preliminary agreement with China Electronics Nanjing for an eighth generation fabrication plant, and LG Display signed a preliminary agreement with the Guangzhou government to build an LCD manufacturing plant. Samsung Electronics Co, the largest LCD maker by revenue has indicated an interest in building a manufacturing plant in China. Although previously prohibited by Taiwanese government regulation from technology investments in China, Taiwanese companies have recently reported possible easing of restrictions on bans on setting up manufacturing plants in China. AU Optronics Corporation, the world’s third-largest flat panel maker by revenue after Samsung and LG Display Co, announced that it would apply to set up a flat panel plant in China to be nearer to its assembly plants in China’s Suzhou, Xiamen, Shanghai and Sichuan Provinces as soon as the Taiwan government allowed such investments.

Intellectual Property

 We do not own any patents. Mr. Or Wenpu (no relation to Burnett or Tin Man Or), SGOCO’s vice president of business affairs, has five appearance design patent applications and four utilities patent applications before the State Intellectual Property Office. To date, all of the foregoing applications are pending. Or Wenpu has orally committed to transfer such patents to SGOCO once the applications are approved.

We own the trademarks “SGOCO” and “Guanke.” In a Letter of Authorization dated February 1, 2008, BORO authorized Guanke to print the following trademarks on its products from February 1, 2008, to January 31, 2017: (1) “edge10”; (2) a mark comprised of two Chinese characters which together mean “warrior”; and (3) a mark comprised of three Chinese characters which together are pronounced “si ke te.”  In a Letter of Authorization dated May 1, 2008, Mosview authorized Guanke to print the following trademarks on its products from January 1, 2008, to December 31, 2017: (1) “SGOCO” (this mark was later transferred to Guanke on June 8, 2009); (2) a figurative mark which is a circle with a number “10” in the middle; and (3) “OPTIC10.”  We do not pay any royalties to the owners of these marks. These trade mark licenses are in the process of being filed with the Trade Mark Office of State Administration of Industry and Commerce.

In 2009, we entered into a non-binding term sheet to license the Buick Tri-Shield and Buick Vintage emblems for sales of LCD products in China from General Motors Corporation. General Motors, selling vehicles under the Buick, Chevrolet, Opel and Cadillac names, is the best-selling foreign automaker in China. The Buick brand is especially strong in China with a long history since the 1930s. General Motors and its local partners sold a record 1,826,424 vehicles in China in 2009, pushing the automaker’s market share in the country to 13.4 percent. Since 1999, a Chinese version of the Buick Century/Regal has been produced and sold in China by Shanghai GM and has proven to be popular among upscale, professional families, establishing Buick as one of the most popular vehicle brands in China with 447,011 vehicles sold in 2009.  Pursuant to the non-binding term sheet, we have tentatively agreed upon an exclusive license with the General Motors Corporation to use the Buick Tri-Shield and Buick Vintage emblems for use on LCD related consumer electronic products in China.  The term sheet contemplates that SGOCO would pay royalties based on the net sales of certain products sold under the brand with annual minimum royalties.  The negotiations over the license have been substantially delayed due to General Motors bankruptcy and reorganization, and its current intentions to raise capital in the equity markets.  The exact terms of the license remain subject to negotiation.

There are no legal disputes currently pending or threatened against us for any claimed intellectual property infringement.

Employees

We have approximately 500 employees as of September 30, 2010.

Regulatory

Chinese government subsidies

Guanke has been granted subsidies by the Municipal Government of Jinjiang City due to its operation in the high and new technology business sector. For the nine months ended September 30, 2010 and 2009, we received grants of approximately $748,500 (RMB 5,000,000) and $3,574,000 (RMB 23,000,000), respectively, from the PRC municipal government. The grants were based on a research and development agreement between the Science & Technology Bureau of Jinjiang City and Guanke. Pursuant to the agreement, Guanke must use the grant to research and develop certain technologies applicable to LCD products. To date, the governmental agency has reviewed and accepted those technologies, and confirmed Guanke’s due performance of the agreement and proper use of the grant. The work-out technologies will be deemed as state-owned assets; however, Guanke has the right to use and operate them.

Fujian Province, in which Guanke is located, has been supportive of LCD related industries by granting public financial grants to companies, universities, and academies. From 1991 to 2008, the Fujian provincial government approved twelve such grants to the LCD monitor related industry, and eight of those grants have gone to companies.

Environmental

Guanke obtained approval from Jinjiang Environmental Protection Bureau on the environmental impact evaluations for its current facilities in SGOCO Technology Park on September 25, 2009.  The approvals concluded that (1) Guanke’s project is in accordance with the national industrial policies; and (2) by proper operation, management, and supervision, the construction and normal operation of the project will not incur material negative impact on environment.

Guancheng and Guanwei engaged Xiamen New Green Environment Development Co., Ltd. to conduct construction project environmental impact evaluations on May 3, 2007, and May 5, 2007, respectively. The evaluation reports were approved by Jinjiang Environment Protection Bureau on June 20, 2007. The approval concluded that the construction and operations in SGOCO Technology Park were acceptable from an environmental protection perspective.

CORPORATE HISTORY AND ORGANIZATION

Corporate History

Honesty Group, a limited liability company registered in Hong Kong, was incorporated on September 13, 2005.  Honesty Group owns 100% of the equity interests of three subsidiaries: Guanke, Guanwei, and Guancheng.  Guanke, Guanwei, and Guancheng are limited liability companies established in Jinjiang City, Fujian Province under the corporate laws of the PRC.  All three companies qualify as wholly foreign-owned enterprises under PRC law and have business operating licenses.  Jinjiang Guanke is a limited liability company established in Jinjiang City, Fujian Province under the corporate laws of the PRC and has a business operating license, and is a subsidiary of Guanke.  Guanke was formed on January 16, 2006, with a registered capital of $11,880,000.  Guanwei and Guancheng were formed on June 22, 2007, with registered capital of $11,880,000 and $7,800,000, respectively, of which $3,130,000 and $4,969,970, respectively, had been invested by Honesty Group as of September 30, 2010.  According to an agreement reached with the SAIC, the remaining registered capital of $8,750,000 and $2,830,030 must be fulfilled by end of 2010.  The SAIC provided Honesty Group with additional time to make the registered capital payments because Honesty Group is in the process of investing in infrastructure in the region.  If Honesty Group is unable to make the registered capital payments during 2010, it believes it will be able to reach agreement with the SAIC to further defer its obligation to pay the remaining registered capital, provided that the SAIC believes Honesty Group is progressing with the timetable for making its infrastructure investments. If it fails to reach such an agreement for deferral, Honesty Group would have an obligation to fund these two subsidiaries or to apply for a reduction in the remaining registered capital, which may not be granted.  If Honesty Group fails to contribute their registered capital, they may be penalized with fines of 5-15% over the amount of unpaid capital, and, in certain cases, the subsidiaries business licenses may be revoked, which may result in the inability of the subsidiaries to conduct business in China.  If Honesty Group is required to fund the remaining registered capital in full, SGOCO or Honesty Group will need to raise external financing, for which they have no commitments. Guancheng began operations from June 2010. Guanwei has no operations as of September 30, 2010. These subsidiaries do, however, hold certain land use rights for SGOCO Technology Park in Fujian Province, China.  Jinjiang Guanke has no operations.

The Acquisition Transaction

On March 11, 2010, our shareholders approved the acquisition of all of the outstanding shares of Honesty Group.  Pursuant to the terms of our charter documents, public shareholders who voted against the transaction were entitled to elect to have their shares redeemed at $7.98 per share. Following the Acquisition, holders of 1,232,139 shares elected to have their shares redeemed for $7.98 per share.

In addition, on March 11, 2010, holders of our outstanding warrants to purchase ordinary shares approved an amendment to the warrant agreement under which the warrants were issued to: (a) increase the exercise price per share of the warrants from $5.00 to $8.00, (b) extend the exercise period by one year to March 7, 2014, and (c) provide for the redemption of the publicly-held warrants, at the option of the holder, for $0.50 per warrant upon the closing of the Acquisition.  Following the acquisition, holders of 2,673,273 of the 4,239,300 publicly held warrants elected to have their warrants redeemed at $0.50 each.  Holders of the remaining 1,566,027 publicly held warrants elected to retain their warrants, as amended, with the new exercise price of $8.00 per share and March 7, 2014 expiration date.

The Acquisition resulted in the issuance of: (a) 8,500,000 ordinary shares to the former shareholders of Honesty Group, and (b) 5,800,000 ordinary shares to the former shareholders of Honesty Group to be held in escrow and released if the following milestones are met by the combined company:

•
in the event “Income from Existing Operations” for the year ended December 31, 2010 is in excess of $15,000,000 (the “First Earn-Out Milestone”), the escrow agent will release 5,000,000 shares to the former shareholders of Honesty Group;

•
in the event “Income from Existing Operations” for the year ended December 31, 2011 is in excess of $20,000,000 (the “Second Earn-Out Milestone”), the escrow agent will release the remaining 800,000 shares to the former shareholders of Honesty Group; and

•	in the event the First Earn-Out Milestone is not met, but the Second Earn-Out Milestone is met, the escrow agent will release the full 5,800,000 shares to the former shareholders of Honesty Group.

In connection with the transactions, we entered into agreements to purchase 2,147,493 ordinary shares from the holders of such shares in a series of transactions for an aggregate price of approximately $17.3 million.  In addition, the original shareholders of the company who acquired ordinary shares prior to our initial public offering, we and the Honesty Shareholders entered into a Sponsor Agreement, dated as of February 12, 2010, which was amended by Amendment No. 1 to Sponsor Agreement, dated March 11, 2010, pursuant to which the original shareholders of the company agreed to forfeit 124,738 of their ordinary shares and 1,300,000 of their warrants to acquire ordinary shares.  The remaining 250,000 warrants acquired by the original shareholders of the company were transferred without consideration to Pope Investments II, LLC.  Concurrently, Mr. Burnette Or granted Pope Investments a put option, guaranteed by Messrs. Robert Eu (former Chairman of the Board of Hambrecht Asia and a current director) and John Wang (former Chief Executive Officer of Hambrecht Asia) to purchase 250,000 ordinary shares at $8.00 per share exercisable for a three month period commencing February 15, 2011.  In connection with the foregoing, Pope Investments agreed to purchase 250,000 shares, and on March 9-10, 2010, Pope Investments purchased 250,000 shares at an aggregate purchase price of $1,996,590. There is no relationship between Pope Investments and SGOCO or its affiliates, other than as described above.

In addition, 766,823 shares held by the original shareholders of the company were placed in escrow pending satisfaction of certain conditions.  Those conditions include our reaching the earn-out certain milestones discussed above, as well as: (i) Messrs. Robert Eu and John Wang providing 30 hours per month in services to us in connection with investor relations, listing on the Nasdaq Global Stock Market or Nasdaq Global Select Stock Market, introducing investors and advisors; (ii) listing of our shares on such stock markets if we act in good faith to obtain such a listing once the listing criteria are met; and (iii) providing the opportunity for us to raise an additional $15 million in equity subject to meeting certain prescribed pricing criteria.

In connection with the issuance of the 5,800,000 escrowed shares and the 766,823 escrowed shares, we, the original shareholders of the company, and the Honesty Shareholders entered into an escrow agreement with Grand Pacific Investment Limited as escrow agent, pursuant to which the escrow agent agreed to hold the foregoing shares pending satisfaction of certain conditions within the applicable time periods.  If the conditions are not met, some or all of the foregoing shares, will be delivered to us and canceled and returned to the status of authorized and unissued ordinary shares.

As a condition to the completion of the transactions, we entered into a Registration Rights Agreement, dated March 12, 2010, with the Honesty Shareholders pursuant to which we agreed to register for resale on request shares issued to the Honesty Shareholders.

The Trust Account established at the time of our IPO was released to us upon consummation of the acquisition of Honesty Group. Although the share exchange agreement required that at least $6.5 million remain in the Trust Account at the closing of the business combination, the Honesty Group shareholders waived this condition, and approximately $5.4 million from the Trust Account remained with SGOCO after shareholders and public warrantholders redeemed their securities.

Corporate Structure

The following diagram sets forth our corporate structure as of the date of this prospectus:

(1)	The officers of Honesty Group are Tin Man Or and Burnette Or. The director of Honesty Group is Sun Zone Investments Limited.

(2)
Guanke is SGOCO’s operational subsidiary in the PRC and holds certain land use rights for the SGOCO Technology Park.  The officers are Burnette Or, Robert Lu, and Zhongsheng Lv.  The directors of Guanke are Tin Man Or, Burnette Or, and Shangguan Weiwei.

(3)
Guancheng holds certain land use rights for the SGOCO Technology Park.  Guancheng began operations in the second fiscal quarter of 2010.  The officer of Guangcheng is Burnette Or.  The directors of Guancheng are Burnette Or, Tin Man Or, and Guoxiong Ding.

(4)
Guanwei holds certain land use rights for the SGOCO Technology Park.  Guanwei has no operations.  The officer of  Guanwei is Burnette Or.  The  directors of Guanwei are Burnette Or, Tin Man Or, and Guoxiong Ding.

(5)	Jinjiang Guanke has no operations. The officer and director of Jinjiang Guanke is Mr. Wen Pu Or.

MANAGEMENT

Executive Officers and Directors

 Our directors and executive officers  are set forth in the table below followed by a brief biography.

Name	Age	Position
Burnette Or	44	Chief Executive Officer, President and Director
Zhongsheng Lv	48	Treasurer
Xiaoling Xu	29	Corporate Secretary
Robert Lu	47	Chief Executive Officer of Guanke
William Krolicki	42	Vice President of Finance
Tin Man Or	68	Director
Weiwei Shangguan	37	Director
Frank Wu	39	Director
Robert Eu	48	Director
John Chen	38	Director
James C. Hu	37	Director

Burnette Or, Chief Executive Officer, President and Director. Mr. Or is a seasoned IT entrepreneur with experience in sales, marketing, business development and investment and finance in China and the U.S. Mr. Or started his career in the manufacturing division of Hewlett Packard where he worked from 1989 to 1997. From 1997 to 2005, Mr. Or served as Chief Representative of the China region for Chuntex Electronics Co. (Taiwan), maker of “CTX” brand of LCD monitors and was instrumental in establishing CTX as a top market participant in China.  He holds bachelor’s and master’s of science degrees in electrical engineering from Oregon State University in the United States. Mr. Burnette Or is the son of Tin Man Or.

Zhongsheng Lv, Treasurer of SGOCO.  Mr. Lv has acted as Treasurer for Guanke since September 2008. He is experienced in auditing and financial management. Mr. Lv served as Financial Director for Quanzhou ZhengYi Sports Utilities Co., Ltd. from 2006 to 2008 and for Quanzhou TongHai Auto Dealing & Services Co., Ltd. from 2003 to 2006.  Prior to that, Mr. Lv was the financial manager at Quanzhou WanGuo Auto Dealing & Services Co., Ltd. and Quazhou FengZeHuiHao Plastic Products Co., Ltd.  Mr. Lv started his career as financial manager and deputy director of Quanzhou Honglong Fire Resistant Materials Factory.  Mr. Lv holds a degree from the Vocational School of China Railway Corporation in financial management.

Xiaoling Xu, corporate secretary of SGOCO.  Ms. Xu joined SGOCO in April 2010.  Ms. Xu is a senior auditor with audit experience under US GAAP.  She served as an auditor in Deloitte Touche Tohmatsu CPA Ltd. Beijing Branch from 2005-2009. She started her career as an auditor in Pan-China CPA Ltd. firm and worked there from 2004 to 2005.  Ms. Xu obtained her bachelor of financial management from Renmin University of China in 2004.

Robert Lu, Chief Executive Officer of Guanke.  Mr. Lu, has been the Chief Executive Officer of Guanke since October 19, 2009. Mr. Lu has over 20 years experience in the display industry in China and North America. Prior to joining SGOCO in 2009, Mr. Lu served as vice general manager at TPV Technology Group China operations, responsible for AOC products sales, marketing, and OEM business development. Before 2004, Mr. Lu held various management positions at TPV Technology Group North America operations in executive staff, product development, customer service, field marketing, OEM, e-commerce business development and corporate marketing. From 1992 to 1994, Mr. Lu worked as the special assistant of VP at TPV China manufacturing facility in charge of product development and quality assurance. Mr. Lu earned a bachelor’s degree in Space Physics from National Wuhan University and a masters’ degree in Electrical Engineering from the City University of New York in the United States.

William Krolicki, Vice President of Finance of SGOCO.  Mr. Krolicki joined SGOCO in August 2010.  From 2002 until August 2010 Mr. Krolicki worked as an independent consultant advising companies on investments in China.  The scope of his work included mergers and acquisitions and foreign direct investment in China.  Mr. Krolicki holds an MBA from the Wharton Business School and is CFA candidate who has passed both the Level I and Level II certification examinations.

Tin Man Or, Director, Mr. Or has over 35 years of experience in the manufacturing industry. He was a teacher of Jinjiang Yinling Elementary School from 1963 to 1973. From 1974 to 1980, he served as engineer in a textile company in Hong Kong. After that, he worked as general managers in Hong Kong Dong Sheng Trading Co., Ltd., Hong Kong Di Gao Trading Co., Ltd., and Hong Kong Run Feng Group Co., Ltd. Mr. Or has served as general manager of Honesty Group since 2005. Mr. Tin Man Or owns Sun Zone Investments Limited, which owned 80% of the outstanding stock of Honesty Group prior to the Acquisition. Sun Zone Investments Limited is also the parent company of Mosview Technology Group Ltd., a PRC company that owns BORO (Fujian) Electronic Co., Ltd., a supplier to Guanke.

Weiwei Shangguan, Director. Ms. Shangguan worked with China Ping An Insurance Co., Ltd., Yichuang Branch as claim management manager from 1995 to 2000. She worked as deputy general manager with New China Life Insurance Co., Ltd. Wuhan Branch from 2000 to 2002. After leaving the insurance industry, she served as assistant to chairman of the board of Beijing Kangdi Pharmacy Eo., Ltd. for two years and, from 2004 to 2006, as deputy general manager and vice president of ADI Cheng Zhou Technology Co., Ltd., a leading monitor manufacturer. Ms. Shangguang holds a bachelor’s degree in accounting from Hubei University. Ms. Shangguang joined Honesty Group as director in 2006.

Frank Wu, Director. Mr. Wu is currently the director of the sales department for Massachusetts Mutual Life Insurance Co.  Prior to his current position, Mr. Wu served as the director of the accounting department for the Beijing Branch of Anbang Insurance Co. from 2005-2007. While with Anbang Insurance Co. Mr. Wu was responsible for managing Anbang’s financial affairs in the Beijing area. Mr. Wu holds a Bachelor of Arts degree in business management from Beifang Technology University.

Robert Eu, Director. Mr. Eu has been a director since our inception. He was our Secretary and Chief Financial Officer until September 4, 2009. Since 1998, Mr. Eu has served as a Managing Director for W.R. Hambrecht + Co., LLC (“WR Hambrecht + Co”) a San Francisco-based investment bank. Mr. Eu founded WR Hambrecht + Co’s investment banking practice in Asia in 2003. Prior to WR Hambrecht + Co, Mr. Eu was a Managing Director of H&Q Asia Pacific from 1992 until 1998, an affiliate of Hambrecht & Quist, where he co-founded its Hong Kong office and China investment practice. Mr. Eu has been a director of Eu Yang Sang (Hong Kong) Limited, a manufacturer and retailer of traditional Chinese medicine, since 1997 and became non-executive chairman of the Board on January 1, 2010. Mr. Eu has been a director and the Chairman of AEX Enterprises Limited (“AEX Enterprises”) since 2003. AEX Enterprises’ primary operating subsidiary is Boom Securities (H.K.) Limited (“Boom Securities”). Boom Securities is a licensed broker/dealer regulated by the Securities and Futures Commission (SFC) of Hong Kong and headquartered in Hong Kong. Mr. Eu worked for Citibank from 1987 until 1992 in the Private Banking Group in Hong Kong. Mr. Eu is a graduate of Northwestern University with a B.A. in History.

John Chen, Director.  Mr. Chen has been a director since November 2010.  Since May 2004, Mr. Chen has served as the Chief Financial Officer of General Steel Holdings, Inc., a NYSE listed company.  From October 1997 until May 2003, Mr. Chen served as a Senior Accountant at Frazer Frost, LLP.  Mr. Chen holds a Bachelor of Science degree in business administration and accounting from California State Polytechnic University, Pomona.

James C. Hu, Director.  Mr. Hu has been a director since November 2010.  Since 2006, Mr. Hu has served as Head of Credit Analysis at Standard Chartered Bank (China) Ltd.  From 2004 until 2006, Mr. Hu served as Senior Finance Manager of Anesiva, Inc.  From 1996 until 1999, Mr. Hu served as a Senior Auditor at Deloitte Touche Tohmatsu.  Mr. Hu holds a MBA from the Darden Graduate School of the University of Virginia and a Bachelor of Arts degree in economics from the University of California at Berkeley.

Board of Directors

Our Board of Directors currently has seven directors.  Under our amended and restated memorandum and articles of association, our Board of Directors may not consist of less than two directors with no maximum number. Our directors will be elected by the holders of our ordinary shares or by the directors. There are no agreements or understandings between any of our executive officers or directors and any other person pursuant to which such executive officer or director was selected to serve as a director or executive officer of our company. Subject to any provision to the contrary in the Articles, a Director may be removed by way of (i) an ordinary resolution of the Members at any time before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement), or (ii) a two-thirds vote of the Board of Directors if such removal is for cause at any time before the expiration of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement). The office of a Director shall be vacated if the Director (1) resigns his office by notice in writing delivered to the Company at the Office or tendered at a meeting of the Board; (2)becomes of unsound mind or dies; (3) without special leave of absence from the Board, is absent from meetings of the Board for six consecutive months and the Board resolves that his office be vacated; or (4) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors; (5) is prohibited by law from being a Director; or (6) ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles. No contract or transaction between the Company and 1 or more of its Directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which 1 or more of its Directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because any such Director's or officer's votes are counted for such purpose, if (1) the material facts as to the Director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to the Director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Shareholders; or (3) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board, a committee or the Shareholders. The board of directors may exercise all the powers of the company to borrow money, mortgage its undertakings, property and uncalled capital, and issue debentures, debenture stock and other securities whenever money is borrowed or pledged as security for any obligation of the company or of any third party.

Nasdaq Requirements for Director Independence

Under the Nasdaq Stock Market Marketplace Rules, or the Nasdaq rules, a majority of our directors must meet the definition of “independence” contained in those rules. Our Board has determined that Ms. Shangguan, Mr. Wu, Mr. Chen, and Mr. Hu meet the independence standards contained in the Nasdaq rules. We do not believe that any of these directors have any relationships that would preclude a finding of independence under these rules and, in reaching its determination, our Board determined that any other relationships that these directors have with us do not and would not impair their independence.

Committees of Our Board of Directors

We have established three committees of the Board of Directors: an audit committee, a compensation committee and a nominating committee. We have adopted a charter for each of the committees. Each committee's members and functions are described below.

Audit Committee. Our audit committee consists of Messrs. Chen (Chairperson), Hu and Wu.  Our board of directors has determined that all of the audit committee members satisfy the “independence” requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and Rule 5605 of Nasdaq rules. In addition, our board of directors has determined that Messrs. Chen and Hu are “audit committee financial experts,” as defined by Regulation S-K promulgated by the SEC. The audit committee will be responsible for, among other things:

•	selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	reviewing with the independent auditors any accounting, internal accounting control or audit problems or difficulties and management's response thereto;

•	meeting with general counsel or out side counsel to discuss legal matters that may have a significant impact on the financial statements;

•	reviewing and approving all proposed related party transactions;

•	discussing the annual audited financial statements with management and the independent auditors;

•	reviewing major issues as to the adequacy of internal controls; and

•	meeting separately and periodically with management and the independent auditors.

Compensation Committee. Our compensation committee consists of Messrs. Wu (Chairperson), Hu and Wu. We have determined that all of the compensation committee members satisfy the “independence” requirements of Rule 5605 of Nasdaq rules. The purpose of the compensation committee will be, among other things, to discharge the responsibilities of our board of directors relating to compensation of our directors, executive officers and other key employees, including reviewing and evaluating and, if necessary, revising the compensation plans, policies and programs of the company adopted by the management. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

•	reviewing and approving the total compensation package for our chief executive officer:

•	reviewing and recommending to the board with respect to the compensation of our directors, principal executives and other key employees; and

•	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements.

Nominating Committee. Our nominating committee consists of Ms. Shangguan (Chairperson), Mr. Wu and Mr. Hu. We have determined that all of the nominating committee members satisfy the “independence” requirements of Rule 5605 of Nasdaq rules. The nominating committee will assist our Board in selecting individuals qualified to become members of our Board and in determining the composition of our Board and its committees. The corporate governance and nominating committee will be responsible for, among other things:

•
identifying and recommending to the board qualified candidates to be nominated for the election or re-election to the board of directors and committees of the board of directors, or for appointment to fill any vacancy;

•	develop and recommend to the board of directors a set of Corporate Governance Guidelines, and periodically review and reassess the adequacy of such guidelines;

•
reviewing annually with the board of directors the current composition of the board of directors with regards to characteristics such as independence, age, skills, experience and availability of service to us, as; and

•
advising the board of directors periodically with regard to significant developments in the law and practice of corporate governance as well as our compliance with these laws and practices, and making recommendations to the board of directors on all matters of corporate governance and on any remedial actions to be taken, if needed.

Code of Ethics

We have adopted a Code of Ethics. The Code of Ethics is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the company files or submits to the SEC and others. Employees are prohibited from engaging in transactions that pose a conflict of interest with their duties to our company, taking corporate opportunities from our company, as well as other illegal activities, including insider trading and bribery. A copy of the Code of Ethics is included as Exhibit 99.1 to the registration statement of which this prospectus forms a part.

Compensation

None of Burnette Or or the officers or directors of SGOCO have received compensation from SGOCO, Honesty Group or Guanke for their service before April 1, 2010.

We entered into an employment agreement with Mr. Burnette Or on February 1, 2010, as amended on April 2, 2010, pursuant to which Mr. Or agreed to become the President and Chief Executive Officer of SGOCO with an annual gross salary of $350,000.  Mr. Or will be eligible to receive certain performance bonuses (to be determined at year end) and may be entitled to certain stock options (to be determined after a stock option plan is put in place).  Mr. Or is an at-will employee of SGOCO and either party may terminate the employment agreement at any time for any reason or no reason.  Mr. Or agreed to waive his base salary for the year 2010.

We entered into an employment agreement with Mr. Robert Lu on February 1, 2010, as amended on April 2, 2010, pursuant to which Mr. Lu agreed to become the Chief Executive Officer of Guanke with an annual gross salary of $100,000.  Mr. Lu will be eligible to receive performance bonuses up to 10% of his annual salary and may be entitled to certain stock options (to be determined after a stock option plan is put in place).  Mr. Lu is an at-will employee of SGOCO and either party may terminate the employment agreement at any time for any reason or no reason.

We entered into an employment agreement with Mr. William A. Krolicki effective as of July 31, 2010, pursuant to which Mr. Krolicki agreed to become the Vice President of Finance of SGOCO with a base salary of 60,000 RMB per month.  Mr. Krolicki will also receive 3,700 restricted stock shares, which shall be granted on and vest on January 1, 2011 and he will also be eligible to participate in SGOCO’s bonus program.  The initial term of Mr. Krolicki’s employment is for three years during which time he may only be terminated as set forth in the agreement, and his employment is at-will thereafter.  If we terminate Mr. Krolicki during the initial term as a result of death or disability or for cause (as defined in the employment agreement), or at any point after the initial term, he is entitled to his base salary through the date of termination and any benefits legally required to be paid to him.  If we terminate Mr. Krolicki during the first year of the initial term without cause, he is entitled to one month of his base salary; if we terminate during the second year, he is entitled to two months salary; and if we terminate during the third year, he is entitled to three months salary.

2010 Equity Incentive Plan

On September 27, 2010, our board of directors approved the 2010 Equity Incentive Plan, or 2010 Plan, subject to shareholder approval which occured on November 17, 2010.

Purpose. The purpose of the 2010 Plan is to promote our success and to increase shareholder value by providing an additional means through the grant of equity compensation awards to attract, motivate, retain and reward selected employees and other eligible persons of SGOCO.

Shares Subject to 2010 Plan. Subject to adjustments under certain conditions, the maximum number of shares that may be delivered pursuant to awards under the 2010 Plan is equal to 7% of the aggregate number of shares outstanding from time to time.

Administration. The 2010 Plan shall be administered by, and all equity compensation awards under the 2010 Plan shall be authorized by, the board or one or more committees appointed by the Board (the “Administrator”).  Any committee of the board that serves as the Administrator shall be comprised solely of one or more directors or such number of directors as may be required under applicable laws and may delegate some or all of its authority to another committee so constituted.  Unless otherwise provided in our Memorandum and Articles of Association or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

Eligibility. The Administrator may grant equity compensation awards under the 2010 Plan only to those persons that the Administrator determines to be either an officer, employee, director of SGOCO or a consultant or advisor of SGOCO (each of the foregoing, an “Eligible Person”); provided, however, that incentive stock options may only be granted to an Eligible Person who is an employee of SGOCO.  Notwithstanding the foregoing, a person who is otherwise an Eligible Person may participate in the 2010 Plan only if such participation would not compromise our ability to comply with applicable laws (including securities laws).  A participant may, if otherwise eligible, be granted additional equity compensation awards if the Administrator shall so determine.

Type and Form of Awards.  The Administrator shall determine the type or types of equity compensation award(s) to be made to each selected Eligible Person.  Under the 2010 Plan, the Administrator may grant options to purchase ordinary shares, share appreciation rights, restricted shares, and restricted share units.  Such awards may be granted singly, in combination or in tandem.  Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of SGOCO.

Performance-Based Awards. The Administrator may grant equity compensation awards as performance-based shares under the 2010 Plan.  Each such equity compensation award will have an initial value that is established by the Administrator on or before the date of grant.  The grant, vesting, exercisability or payment of performance-based equity compensation awards may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or a level using one or more of the business criteria (on an absolute or relative basis) for SGOCO on a consolidated basis or for one or more of SGOCO’s subsidiaries, segments, divisions or business units, or any combination of the foregoing.

Transfer Restrictions. Except as specifically provided in the 2010 Plan, (a) all equity compensation awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) equity compensation awards shall be exercised only by the relevant participant; and (c) amounts payable or shares issuable pursuant to any equity compensation award shall be delivered only to (or for the account of) the relevant participant.  The 2010 Plan provides that incentive share options may not be transferred except by will or the laws of descent and distribution. The Administrator has discretion to permit transfers of other awards where it concludes such transferability is appropriate and desirable.

Amendment and Termination. The 2010 Plan will continue in effect until the 10th anniversary of its approval by the shareholders, unless earlier terminated by our board. Our board may amend, suspend or terminate the 2010 Plan as it shall deem advisable, except that no amendment may adversely affect a grantee with respect to awards previously granted unless such amendments are in connection with compliance with applicable laws; provided that the board may not make any amendment in the 2010 Plan that would, if such amendment were not approved by the shareholders, cause the 2010 Plan to fail to comply with any requirement of applicable laws, unless and until shareholder approval is obtained. No award may be granted during any suspension of the 2010 Plan or after termination of the 2010 Plan.  No amendment, suspension or termination of the 2010 Plan or change affecting any outstanding equity compensation award shall, without written consent of the relevant participant, affect in any manner materially adverse to the relevant participant any rights or benefits of the relevant participant or obligations of SGOCO under any equity compensation award granted under the 2010 Plan prior to the effective date of such change.

PRINCIPAL SHAREHOLDERS

The following table sets forth information, as of November 15, 2010, with respect to the beneficial ownership of our ordinary shares by:

•	each director and executive officer; and

•	each person known by us to own beneficially more than 5.0% of our outstanding ordinary shares.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group and the number of ordinary shares such person or group has the right to acquire within 60 days after November 15, 2010 by the sum of (1) 16,094,756, being the number of ordinary shares outstanding as of November 15, 2010, plus (1) the number of ordinary shares such person or group has the right to acquire within 60 days after November 15, 2010. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of ordinary shares shown as beneficially owned by them. Our major shareholders do not have different voting rights than any other shareholder.

Percentage of ordinary shares beneficially owned after this offering further includes ordinary shares to be issued in this offering and assumes that the underwriters do not exercise their over-allotment option. The underwriters may choose to exercise the over-allotment options in full, in part or not at all.

Name	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Directors and Executive Officers	Number	Percent	Number	Percent
Tin Man Or (1)	11,440,000	71.1%	11,440,000	65.6%
Robert Eu (2)	230,818	1.4%	230,818	1.3%
Burnette Or	—	—	—	—
Zhongsheng Lv	—	—	—	—
Xiaoling Xu	—	—	—	—
Robert Lu	—	—	—	—
William Krolicki	—	—	—	—
Weiwei Shangguan	—	—	—	—
Frank Wu	—	—	—	—
John Chen	—	—	—	—
James C. Hu	—	—	—	—
Principal Shareholders
Sze Kit Tang	2,860,000	17.7%	2,860,000	16.4%

(1)
The shares listed in the table are held by Sun Zone Investments Limited, a British Virgin Islands corporation, formed for the purpose of holding stock in Honesty Group by Mr. Tin Man Or, father of Burnette Or. Of the shares listed, 4,640,000 shares owned by Sun Zone are held in escrow pursuant to an escrow agreement entered into in connection with the Acquisition and will only be released to the record owners if certain conditions are met.

(2)
Includes 77,937 shares held by AEX Enterprises Limited.  Mr. Eu is the Chairman and a director of AEX Enterprises Limited and has voting and dispositive power over the shares held by AEX Enterprises Limited.

RELATED PARTY TRANSACTIONS

Mr. Tin Man Or owns Sun Zone Investments Limited, a British Virgin Islands corporation, that owned 80% of the outstanding stock of Honesty Group prior to the Acquisition. Sun Zone Investments Limited was also the parent company of Mosview Technology Group Ltd., or Mosview, and BORO (Fujian) Electronic Co., Ltd., or BORO. Sun Zone no longer owns an interest in Mosview or BORO. Honesty Group has conducted business with Mosview and BORO in the ordinary course of business. Mosview is an electronics trading company.  We sell products to Mosview and purchases panels from Mosview.  BORO is a manufacturing enterprise and a wholesale trader.  We sell products to BORO, but do not purchase materials from BORO.  As of September 30, 2010, the only advances to related parties outstanding were to Mosview for $27,315.   In addition to information disclosed in Note 18 in the Notes to Consolidated Financial Statements, we had the following related party transactions related to sales and purchases for the years ended December 31:

Sales	For the year ended December 31,	For the year ended December 31,	For the year ended December 31,
Name of related parties	2009	2008	2007

BORO	$3,806,102	$-	$-
Mosview	$2,395,599	$9,704,467	$1,924,836
Revenues - Related Party	$6,201,701	$9,704,467	$1,924,836

Purchases	For the year ended December 31,	For the year ended December 31,	For the year ended December 31,
Name of related parties	2009	2008	2007

BORO	$—	$—	$—
Mosview	$5,585,445	$3,984,623	$924,339

  In the past, we and BORO have provided working capital loans to each other.  The loans were all interest-free demand loans and were not formalized in written documents.  We utilized loans from BORO rather than banking institutions because the approval process was faster and the loans were interest free.  We provided BORO with such loans in prior periods as BORO was a significant customer of SGOCO.

During the nine month period ended September 30, 2010, the largest loan amount outstanding from BORO for the benefit of SGOCO was $2.9 million, and the largest loan amount outstanding from SGOCO for the benefit of BORO was $4.8 million.  During the years ended December 31, 2009, 2008 and 2007, the largest loan amounts outstanding from BORO for the benefit of SGOCO were $2.3 million, $2.8 million and $38,000, respectively, and the largest loan amounts outstanding from SGOCO for the benefit of BORO were $2.8 million, $733 and $0, respectively.  As of the date hereof, no amounts remained outstanding from either party.

Mr. Tin Man Or and Mr. Burnette Or have guaranteed certain indebtedness of Guanke to various banks under lines of credit. In addition, Guanke borrowed $190,411 payable on demand without interest for working capital needs from Mr. Burnette Or as of December 31, 2009, none of which was outstanding at September 30, 2010.

Mr. Wen Pu Or, Guanke’s Vice President of Business Affairs, has granted Guanke an oral license to use certain patent pending technology and agreed to transfer the patents to Guanke without charge after the patent registration is complete.

In January 2010, we entered into promissory note agreements with two of our shareholders, Robert Eu and John Wang. Each loan was for a sum of $50,000, had a maturity date of July 1, 2010, which was extended to September 30, 2010, and bore interest at a rate of 5.25% per annum.  The notes were satisfied by September 30, 2010.

DESCRIPTION OF SHARE CAPITAL

General

Our authorized capital consists of 50,000,000 ordinary shares, $0.001 par value, and 1,000,000 shares of undesignated preferred shares, $0.001 par value.  We had 16,094,756 ordinary shares issued and outstanding as of September 30, 2010 and November 15, 2010. No preferred shares are issued and outstanding. The following description summarizes the material terms of our capital securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our amended and restated memorandum and articles of association, which is filed as an exhibit to our registration statement, and to the applicable provisions of Cayman Islands Law.

Ordinary Shares

As of November 15, 2010, there were 16,094,756 ordinary shares outstanding. Except for such voting rights that may be given to one or more series of preferred shares issued by the board of directors pursuant to the blank check power granted by our articles of association or required by law, holders of ordinary shares will have exclusive voting rights for all matters requiring shareholder action. Holders of ordinary shares are entitled to one vote per share on matters to be voted on by shareholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefore. Upon a dissolution, our shareholders will be entitled to receive, pro rata, all assets remaining available for distribution after payment of all liabilities and provision for the liquidation of any shares of preferred shares at the time outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The payment of dividends, if ever, on the ordinary shares will be subject to the prior payment of dividends on any outstanding preferred shares, of which there are currently none.

Preferred Shares

Our articles of association provide that preferred shares may be issued from time to time. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Warrants

We have outstanding a total of warrants to purchase 1,816,027 shares, of which 1,566,027 were initially issued in our IPO.  Each warrant entitles the registered holder to purchase one ordinary share at a price of $8.00 per share, and expires at 5:00 p.m. New York City time, on March 7, 2014 or earlier upon redemption.

Once the warrants become exercisable, we may redeem the outstanding warrants, including the warrants underlying the unit purchase option issued in our IPO if the unit purchase option has been exercised and the warrants are outstanding:

•	in whole but not in part,

•	at a price of $0.01 per warrant,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

We have established these redemption criteria to provide warrantholders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue notice of redemption of the warrants, each warrant holder shall be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, there can be no assurance that the price of the ordinary shares will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, and the related amendment to the Warrant Agreement for a complete description of the terms and conditions of the warrants.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, merger or consolidation. However, the exercise price and number of ordinary shares issuable on exercise of the warrants will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of ordinary shares, including voting rights, until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up the number of ordinary shares to be issued to the warrant holder to the nearest whole number of shares.

Underwriter’s Option to Purchase Units

In connection with our IPO, we issued the representative of our underwriters the option to acquire 280,000 units, each consisting of on ordinary share and one warrant. The ordinary shares and warrants which would be issued upon exercise of the option for the units have the same terms and conditions as the ordinary shares and warrants described above. The option is exercisable at $10.00 per Unit.

Nasdaq Stock Market Listing

We have applied to list our ordinary shares for quotation on the Nasdaq Global Market.

MEMORANDUM AND ARTICLES OF ASSOCIATION

 The following represents a summary of certain key provisions of our amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”).  The summary does not purport to be a summary of all of the provisions of our Amended and Restated Memorandum and Articles of Association or all relevant provisions of Cayman Islands law governing the management and regulation of Cayman Islands exempted companies.

Register

We are a company incorporated in the Cayman Islands on July 18, 2007, under the Companies Law of the Cayman Islands (the “Companies Law”) with company registration number 191444.  We are authorized to issue up to 50,000,000 ordinary shares, par value $0.001 per share, and 1,000,000 preferred shares, par value $0.001 per share.  Under the Company’s Amended and Restated Memorandum and Articles of Association, the Registered Office of the Company is at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands, telephone: (345) 949 1040, or at such other place as the directors may from time to time decide.

Objects and Purposes

Our Amended and Restated Memorandum and Articles of Association grants us full power and authority to carry out any objectives not prohibited by the Companies Law or any other law of the Cayman Islands.

Directors

No contract or transaction between the Company and 1 or more of its Directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which 1 or more of its Directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because any such Director's or officer's votes are counted for such purpose, if (1) the material facts as to the Director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to the Director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Shareholders; or (3) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board, a committee or the Shareholders.  Directors also may exercise their powers to borrow money, issue debt securities and to mortgage or charge any of the undertakings or property of SGOCO.  The Amended and Restated Memorandum and Articles of Association specify that a director is not required to hold any shares in SGOCO as a qualification to office.

Rights, Preferences and Restrictions Attaching to the Company’s Shares

Each ordinary share has the right to an equal share in any dividend as may be declared by the board of directors subject to the Companies Law, the right to one vote on all matters upon which the ordinary shares are entitled to vote, and the right to an equal share in the distribution of surplus in the event of liquidation.  Subject to the provisions of the Companies Law, we may issue shares on the terms that they are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as may be determined by special resolution.  The board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time that includes the place of payment.  The shares that have been called upon and remain unpaid are subject to forfeiture.

Alteration of Rights of Shareholders.

Shareholders may change the rights of their class of shares by passing a special resolution at a meeting of the shareholders of that class.

Meetings.

Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than 10 days’ notice in writing.  Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our Amended and Restated Memorandum and Articles of Association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to our directors and principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors, and may not be called by any other person.

If a meeting is called on less than 14 days’ prior notice, then, subject to applicable regulatory requirements, it will be deemed to have been duly called if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting, or (2) in the case of any other meeting, by a majority in number of our shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the ordinary shares giving that right.

A quorum required for a meeting of shareholders consists of at least two shareholders holding at least one-third of our outstanding voting shares, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative.

Limitations on the Right to Own Securities.

There are no limitations on the rights to own securities of SGOCO, or limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights on SGOCO’s securities, contained in the Amended and Restated Memorandum and Articles of Association.

Cayman Islands Company Considerations

Our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association and by the Companies Law (2010 Revision) and the common law of the Cayman Islands. The Companies Law of the Cayman Islands is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders. A brief discussion of the procedure for mergers and similar arrangements in the Cayman Islands also follows.

There have been few, if any, court cases interpreting the Companies Law in the Cayman Islands, and we cannot predict whether Cayman Islands courts would reach the same conclusions as U.S. courts. Therefore, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the Companies Law and the Delaware General Corporation Law relating to shareholders’ rights.

Cayman Islands	Delaware

Shareholders’ Meeting: • Held at a time and place as designated in the Articles of Association • May be held within or without the Cayman Islands
Shareholders’ Meeting:

• Held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors

• May be held within or without Delaware

Notice:

• Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

• A copy of the notice of any meeting shall be given personally or sent in the manner(s) designated in the Articles of Association

Notice:

• Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which shareholders may be deemed present at the meeting

• Written notice shall be given not less than 10 nor more than 60 days before the meeting

Cayman Islands	Delaware

Shareholders’ Voting Rights:

• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote if permitted by the Articles of Association

• Any person authorized to vote may authorize another person or persons to act for him by proxy if permitted by the Articles of Association

• Quorum is as designated in the Articles of Association.

• The Memorandum and Articles of Association may provide for cumulative voting in the election of directors

Shareholders’ Voting Rights:

• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by shareholders having the minimum number of shares required to take such action

• Any person authorized to vote may authorize another person or persons to act for him by proxy

• For stock corporations, certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

• The certificate of incorporation may provide for cumulative voting

Directors:

• Board must consist of at least one member

• Maximum number of directors can be changed by a resolution of members and/or an amendment to the Articles of Association.

• If the board is authorized to change the number of directors actually appointed, provided that the number still falls within the maximum and the minimum number of directors as set out in the Articles of Association, it can do so  provided that it complies with the procedure set out in the Articles of Association.

Directors:

• Board must consist of at least one member

• Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate.

Fiduciary duties:

In summary, directors and officers owe the following fiduciary duties:

• Duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;

• Duty to exercise powers for the purposes for which those powers were conferred;

• Duty to exercise powers fairly as between different groups of shareholders;

Fiduciary duties

• Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation as a whole.

• Directors and officers must refrain from self- dealing, usurping corporate opportunities and receiving improper personal benefits.

• Decisions made by directors and officers on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation will be protected by the “business judgment rule.”

• Duty not to put himself in a position of conflict; and • Duty to exercise independent judgment
• Decisions made by directors and officers on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation will be protected by the “business judgment rule.”

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person having both: the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company, and the general knowledge, skill and experience that that director has”.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self dealing, or to otherwise benefit as a result of his position. How ever, in some instances a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Articles of Association or alternatively by shareholder approval at general meetings.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the company or its shareholders levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Material PRC Income Tax Considerations

Under the new EIT Law and the Implementing Rules, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered as a resident enterprise and will be subject to a PRC income tax on its global income. According to the Implementing Rules, “de facto management bodies” refer to “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” Accordingly, our holding company, SGOCO Technologies Ltd., may be considered a resident enterprise and may therefore be subject to a PRC income tax on our global income. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those invested in by individuals or foreign enterprises like SGOCO, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or controlled by or invested in by individuals or foreign enterprises. If we are considered a resident enterprise and earn income other than dividends from our PRC subsidiary, such PRC income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. Since the EIT Law became effective in 2008, SGOCO has not been treated as a “ resident enterprise.”

If the PRC tax authorities determine that SGOCO is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow. First, SGOCO may be subject to enterprise income tax at a rate of 25% on SGOCO’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, dividends paid between “qualified resident enterprises” are exempt from enterprise income tax. As a result, if both SGOCO and Honesty Group are treated as PRC “resident enterprises,” all dividends from the PRC operating subsidiaries to Honesty Group and from Honesty Group to SGOCO would be exempt from PRC tax.

If SGOCO were treated as a PRC “non-resident enterprise” under the EIT Law, then dividends that SGOCO receives from its PRC operating subsidiaries (assuming such dividends were considered sourced within the PRC) (1) may be subject to a 5% PRC withholding tax, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “PRC-Hong Kong Tax Treaty”) were applicable, or (2) if such treaty does not apply (i.e., because the PRC tax authorities may deem Honesty Group to be a conduit not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, SGOCO could pay to its shareholders.

Finally, the new “resident enterprise” classification could result in a situation in which a 10% PRC tax is imposed on dividends SGOCO pays to its non-PRC shareholders that are not PRC tax “resident enterprises” and gains derived by them from transferring SGOCO’s ordinary shares or warrants, if such income is considered PRC-sourced income by the relevant PRC authorities. In such event, SGOCO may be required to withhold the 10% PRC tax on any dividends paid to its non-PRC resident shareholders. SGOCO’s non-PRC resident shareholders also may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of ordinary shares or warrants in certain circumstances. SGOCO would not, however, have an obligation to withhold PRC tax with respect to such gain. If any such PRC taxes apply, a non-PRC resident shareholder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such shareholder’s domestic income tax liability (subject to applicable conditions and limitations). Prospective investors should consult with their own tax advisors regarding the applicability of any such taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

U.S. Federal Income Taxation

Circular 230 Notice

THE FOLLOWING DESCRIPTION OF TAX CONSEQUENCES IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER.  THE DESCRIPTION HAS BEEN WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE ORDINARY SHARES.  PROSPECTIVE INVESTORS ARE STRONGLY URGED TO SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General

 The following is a summary of the material U.S. federal income tax consequences of owning and disposing of our ordinary shares.  The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable specifically to Non-U.S. Holders is described below under the heading “Tax Consequences to Non-U.S. Holders of Ordinary Shares.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to us or to any particular holder of our shares based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our shares as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of our voting shares;

•	persons that acquired our shares pursuant to the exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

•	persons that hold our shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of such shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service, or IRS, or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with one or more aspects of the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO SGOCO OR TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Tax Consequences to U.S. Holders of Ordinary Shares

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ordinary shares. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Any distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its ordinary shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate (see “— Taxation on the Disposition of Ordinary Shares” below) provided that (1) our ordinary shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a Chinese “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the “U.S.-PRC Tax Treaty,” (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the Nasdaq Stock Market but do not include the OTC Bulletin Board. Although we intend to file an application for listing on the Nasdaq Stock Market, prior to any such listing, or if we are unable to obtain such a listing, it is anticipated that our ordinary shares will be quoted and traded only on the OTC Bulletin Board, in which case any dividends paid on our ordinary shares would not qualify for the lower rate unless we are deemed to be a Chinese “resident enterprise” under the EIT Law and are eligible for the benefits of the U.S.-PRC Tax Treaty. Unless the special provisions described above, dealing with the taxation of qualified dividend income at the lower long-term capital gains rate, are extended, this favorable treatment will not apply to dividends in taxable years beginning on or after January 1, 2011.  U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any dividends paid with respect to our ordinary shares.

If PRC taxes apply to dividends paid to a U.S. Holder on our ordinary shares, such U.S. Holder may be entitled to a reduced rate of PRC tax under the U.S-PRC Tax Treaty. In addition, such PRC taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares.

Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2011 (and 20% thereafter). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. The deductibility of capital losses is subject to various limitations.

If PRC taxes would otherwise apply to any gain from the disposition of our ordinary shares by a U.S. Holder, such U.S. Holder may be entitled to a reduction in or elimination of such taxes under the U.S.-PRC Tax Treaty. Any PRC taxes that are paid by a U.S. Holder with respect to such gain may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations which could reduce or eliminate the available tax credit). U.S. Holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the composition of our assets during 2008 and 2009 (which largely consisted of cash and other investment assets), as well as the composition of our income in such periods (which largely consisted of interest), it is likely that we qualified as a PFIC with respect to our 2008 and 2009 taxable years. Based on our current composition and assets, we do not expect to be treated as a PFIC under the tax laws as enacted and construed at the present time.  Our actual PFIC status for our 2010 taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year.

If we are determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund, or QEF, election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares; and

•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year of the U.S. Holder.

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. There can be no assurance, however, that we will pay current dividends or make other distributions sufficient for a U.S. Holder who makes a QEF election to satisfy the tax liability attributable to income inclusions under the QEF rules, and the U.S. Holder may have to pay the resulting tax from its other assets.  A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares), any gain recognized on the appreciation of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of ours that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) shares in us and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we intend to file an application for listing on the Nasdaq Stock Market, prior to any such listing, or if we are unable to obtain such a listing, it is anticipated that our ordinary shares will continue to be quoted and traded only on the OTC Bulletin Board. If our ordinary shares were to be quoted and traded only on the OTC Bulletin Board, such shares may not currently qualify as marketable stock for purposes of the election. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower- tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Ordinary Shares

Dividends paid to a Non-U.S. Holder in respect to its ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ordinary shares, unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our ordinary shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our ordinary shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our ordinary shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.  Unless current individual income tax rates are extended, the backup withholding rate will increase to 31% for payments made on or after January 1, 2011.  A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

For taxable years beginning after March 18, 2010, individual U.S. Holders may be required to report ownership of our ordinary shares and certain related information on their individual federal income tax returns in certain circumstances. Generally, this reporting requirement will apply if (1) the ordinary shares are held in an account of the individual U.S. Holder maintained with a “foreign financial institution” or (2) the ordinary shares are not held in an account maintained with a “financial institution,” as such terms are defined in the Code. The reporting obligation will not apply to an individual, however, unless the total aggregate value of the individual’s foreign financial assets exceeds $50,000 during a taxable year. For avoidance of doubt, this reporting requirement should not apply to ordinary shares held in an account with a U.S. brokerage firm. Failure to comply with this reporting requirement, if it applies, will result in substantial penalties. In certain circumstances, additional tax and other reporting requirements may apply, and U.S. Holders of our ordinary shares are advised to consult with their own tax advisors concerning all such reporting requirements.

UNDERWRITING

We have entered into an underwriting agreement with I-Bankers Securities, Inc., who is acting as the representative of the underwriters.  The address of I-Bankers Securities, Inc. is 505 Park Avenue, 3rd Floor, New York, NY 10022.

The underwriting agreement provides for the purchase of a specific number of ordinary shares by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of ordinary shares, but is not responsible for the commitment of any other underwriter to purchase ordinary shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of ordinary shares set forth opposite its name below:

Underwriter	Number of Ordinary Shares

I-Bankers Securities, Inc.

Total

 The underwriters have agreed to purchase all of the ordinary shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase ordinary shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The ordinary shares should be ready for delivery on or about           against payment in immediately available funds. The underwriters are offering the ordinary shares subject to various conditions and may reject all or part of any order. The representative has advised us that the underwriters propose to offer the ordinary shares directly to the public at the public offering price that appears on the cover page of this prospectus.  In addition, the representatives may offer some of the ordinary shares to other securities dealers at such price less a concession of $      per ordinary shares. The underwriters may also allow, and such dealers may reallow, a concession not in excess of $      per ordinary shares to other dealers. After the ordinary shares hares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 200,000 additional ordinary shares from us to cover over-allotments, if any.  If the underwriters exercise all or part of this option, they will purchase ordinary shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount, but not the non-accountable expense allowance.  If this option is exercised in full, the total price to public will be $           and the total proceeds to us will be $          .  The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional ordinary shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount and allowance to be paid to the underwriters by us:

	Per Share	Total without Exercise of the Over-Allotment Option	Total with Full Exercise of Over-Allotment Option

Underwriting discounts and commissions	$	$	$
Non-accountable expense allowance(1)	$	$	$

(1)	The non-accountable expense allowance of 2% of the gross proceeds of this offering is payable to I-Bankers Securities, Inc. with respect to the ordinary shares sold on a firm commitment basis.

 We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $___.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We have agreed to issue to I-Bankers Securities, Inc., as the representative of the underwriters, for $100, warrants to purchase an aggregate number of our ordinary shares equal to 5% of the ordinary shares sold in this offering at an exercise price of 120% of the offering price of the ordinary shares sold in this offering.  Such warrants are exercisable commencing ____ days after the effective date of the registration statement related to this offering, and will expire ____ years from the effective date of the registration statement.

We, our officers and directors and certain shareholders have agreed to a 180 day “lock up” with respect to the ordinary shares and other of our securities that they beneficially own, including securities that are convertible into our ordinary shares and securities that are exchangeable or exercisable for our ordinary shares. This means that, for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of I-Bankers Securities, Inc.

If (i) during the last 17 days of the 180 day lock up period, we issue an earnings release or material news or a material event occurs or (ii) before the expiration of the 180 day lock up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the 180 day lock up period, the lock up restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The representative has informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the ordinary shares offered by this prospectus.

Our shares are quoted on the OTC Bulletin Board under the symbol “SGTLF”.  We have applied to list our ordinary shares on the NASDAQ Global Market under the symbol “SGOC”.   On November 15, 2010, the last report market price of our shares was $8.00  per share.  The public offering price of the shares has been determined by agreement between us and the underwriter.  Although quotations are an important factor in determining the public offering price, these quotations cannot be the sole factor in determining the public offering price because the trading market for the shares has been generally inactive and illiquid. Among the other factors considered in determining the public offering price of the shares, in addition to prevailing market conditions and our market price, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We cannot be sure that the public offering price will correspond to the price at which our ordinary shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase ordinary shares before the distribution of the ordinary shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•
Stabilizing transactions — The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotments and syndicate covering transactions — The underwriters may sell more ordinary shares in connection with this offering than the number of ordinary shares than they have committed to purchase. This over-allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional ordinary shares hares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing ordinary shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market, as compared to the price at which they may purchase ordinary shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the ordinary shares that could adversely affect investors who purchase ordinary shares in this offering.

•
Penalty bids — If the representatives purchase ordinary shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those ordinary shares as part of this offering.

•
Passive market making — Market makers in the ordinary shares who are underwriters or prospective underwriters may make bids for or purchases of ordinary shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

 Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales or to stabilize the market price of our ordinary shares may have the effect of raising or maintaining the market price of our ordinary shares or preventing or mitigating a decline in the market price of our ordinary shares.  As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the ordinary shares if it discourages resales of the ordinary shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the ordinary shares. These transactions may occur on NASDAQ Global Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Preliminary Prospectus:  A prospectus in electronic format may be delivered to potential investors by the underwriter participating in the offering.  The prospectus in electronic format will be identical to the paper version of such preliminary prospectus.  Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), and effective as of the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no Securities has been offered to the public in that Relevant Member State and brought to the attention of the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive. Notwithstanding the foregoing, an offer of Securities may be made effective as of the relevant Implementation Date to the public in that Relevant Member State at any time (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (iii) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this paragraph, the expression an “offer of Securities to the public” in relation to any Securities in any relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member States.

United Kingdom

This document does not constitute a prospectus for the purpose of the prospectus rules issued by the United Kingdom Financial Services Authority ("FSA") pursuant to section 84 of the Financial Services and Markets Act 2000 (as amended) ("FSMA") and has not been approved by or filed with the FSA. The Securities may not be offered or sold to the public in the United Kingdom within the meaning of section 102B of the FSMA, except to legal entities which have been authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus within the meaning of the prospectus rules of the FSA. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of any Offer Shares except in circumstances in which section 21(1) of FSMA does not apply to the Company.  This prospectus is directed only at (i) persons outside the United Kingdom; or (ii) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotions) order 2005 (as amended) ("FPO"); or (iii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in article 49 of the FPO or persons who fall within another exemption to the FPO.

Switzerland

The Securities may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland. Neither this document nor any other offering or marketing material relating to the Securities constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange Ltd., and neither this document nor any other offering or marketing material relating to the Securities may be publicly distributed or otherwise made publicly available in Switzerland.

Singapore

This Prospectus has not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore ("SFA").

Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly nor may the Shares, within a period of six months from the date of acquisition, be subsequently resold, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor), whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Shares pursuant to an offer made under Section 275 except:

(i)
to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further in accordance with the conditions specified in Section 275 of the SFA;

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law.

Italy

The offering of the Shares has not been registered pursuant to Italian securities legislation and accordingly, no Shares may be offered, sold or delivered, nor may copies of the Programme Memorandum, any Series Memorandum or any other document relating to the Shares be distributed in the Republic of Italy, except:

(a) to qualified investors (investitori qualificati) (“Qualified Investors”), as defined under Article 34-ter, paragraph 1, letter b) of Regulation No. 11971 issued by CONSOB (the Italian Securities Exchange Commission) on 14 May 1999, as amended (the "Regulation 11971/1999"); or

(b) in circumstances which are exempted from the rules on offers of securities to be made to the public pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and Article 34-ter, first paragraph, of Regulation 11971/1999.

Any offer, sale or delivery of the Shares or distribution of copies of the Programme Memorandum, any Series Memorandum or any other document relating to the Notes or Alternative Investments in the Republic of Italy under (a) or (b) above must be:

(i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of 27 October 2007 and Legislative Decree No. 385 of 1 September 1993, as amended; and

(ii) in compliance with any other applicable laws and regulations.

Please note that, in accordance with Article 100-bis of the Financial Services Act, where no exemption under (b) above applies, the subsequent distribution of the Shares on the secondary market in Italy must be made in compliance with the rules on offers of securities to be made to the public provided under the Financial Services Act and the Regulation 11971/1999.  Failure to comply with such rules may result, inter alia, in the sale of such Shares being declared null and void and in the liability of the intermediary transferring the Shares for any damages suffered by the investors.

France

Neither this prospectus nor any other offering material relating to the  Shares  described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The  Shares  have not been offered  or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the  Shares  has been or will be:

        •       released, issued, distributed or caused to be released, issued or distributed to the public in France; or

        •       used in connection with any offer for subscription or sale of the Shares  to the public in France.

Such offers, sales and distributions will be made in France only:

        •       to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier;

        •       to investment services providers authorized to engage in portfolio management on behalf of third parties; or

        •       in a transaction that, in accordance with article L.411-2-I-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (offre au public).

The  Shares may be resold directly or indirectly, only in compliance with articles L.411-2 and L.412-1, and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This offering has been made as private offer in Germany. As this prospectus does not comply with the requirements of the Prospectus Directive, the implementation ordinances or national measures implementing it, these securities may not be offered publicly within the European Economic Area, if no according prospectus has been prepared and approved by the supervision authority, except if (section 3 para 2 Securities Trading Act (Wertpapierhandelsgesetz) "STA"):

•	the offer is made to qualified investors only (within the meaning of section 2 no 6 STA);
•	the offer is made to less than 100 investors in total in each state of the European Economic Area,
•	the minimum amount for an investment is EUR 50,000 per investor or the securities have a minimum nominal amount of EUR 50,000; or
•	the total offer price for all securities offered is less than EUR 100,000.

Hong Kong

The offer shares being offered in the public offering will not be offered or sold in Hong Kong by means of any document other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong) and the rules made thereunder or (b) in other circumstances which do not result in the document being "prospectus" as defined in the Companies Ordinance (Cap 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of the Companies Ordinance. No advertisement, invitation or document relating to the offer shares will be issued which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong except if permitted under the securities laws of Hong Kong; and any advertisement, invitation or document relating to the offer shares will be issued only to persons outside Hong Kong or "professional investors" as defined in the Securities and Futures Ordinance and the rules made thereunder.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our ordinary shares being registered. All amounts shown are estimates except for the SEC registration fee, the Nasdaq Stock Market listing fee and the FINRA filing fee.

SEC registration fee
FINRA filing fee	$1,710
Nasdaq Stock Market listing fee	$125,000
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent fees
Other fees and expenses
Total

LEGAL MATTERS

We are being represented by Cozen O’Connor with respect to legal matters of United States federal securities. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper Italy.  The validity of the ordinary shares offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman.

EXPERTS

 Rothstein Kass & Company, P.C. audited Hambrecht Asia Acquisition Corp.’s financial statements for the years ended June 30, 2009, December 31, 2008 and 2007.  Frazer Frost LLP audited Honesty Group’s financial statements for the years ended December 31, 2009, 2008 and 2007.  Rothstein Kass and Frazier Frost are independent registered public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in given said report.

Rothstein Kass & Company, P.C.’s address is 4 Becker Farm Road, Roseland, New Jersey 07302.  Frazer Frost LLP’s address is 135 South State College Blvd. Suite 300, Brea, California 92821.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC as required by the Exchange Act. You may read and copy reports and other information filed by us with the SEC at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004. We file our reports and other information electronically with the SEC. You may access information on us at the SEC web site containing reports and other information at http://www.sec.gov.

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus describes the material elements of relevant contracts, exhibits and other information attached as annexes or exhibits to the registration statement of which this prospectus forms a part. Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex or exhibit to the registration statement.

We file annual reports on Form 20-F, furnish information on Form 6-K relating to material events and will provide other information with the SEC as required for a foreign private issuer under the Exchange Act.

SGOCO GROUP, LTD AND SUBSIDIARIES
(Formally Hambrecht Asia Acquisition Corp.)

F-1

SGOCO GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31
	2010	2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash	$11,827,788	$5,808,013
Restricted cash	6,325,444	5,596,699
Accounts receivable, trade	48,717,301	18,641,548
Accounts receivable - related parties	251,299	224,407
Other receivables	216,041	121,226
Other receivables - related parties	656,154	-
Inventories	25,375,216	4,011,505
Advances to suppliers	17,246,462	11,950,074
Advances to suppliers - related parties	27,315	8,954,051
Other current assets	374,080	20,746
Total current assets	111,017,100	55,328,269

PLANT AND EQUIPMENT, NET	17,228,019	15,729,350

OTHER ASSETS
Intangible assets, net	8,553,629	8,412,366
Other non-current assets	-	2,693
Total other assets	8,553,629	8,415,059

Total assets	$136,798,748	$79,472,678

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$36,074,666	$3,490,937
Accrued liabilities	126,106	74,147
Bank overdraft	1,476,136	717,562
Notes payable	21,703,423	18,709,038
Short-term loan	22,177,905	19,230,756
Other payables	1,024,567	382,978
Other payables - related parties	-	198,875
Customer deposits	2,054,556	457,761
Customer deposits - related parties	-	335,056
Taxes payable	1,598,324	3,872,916
Total current liabilities	86,235,683	47,470,026

OTHER LIABILITIES
Warrant derivative liability	1,908,698	-
Put option derivative liability	2,000,000	-
Total other liabilities	3,908,698	-

Total liabilities	90,144,381	47,470,026

COMMITMENT AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value, 1,000,000 shares authorized,nil issued and outstanding as of September 30, 2010 and December 31, 2009	-	-
Ordinary shares, $0.001 par value, 50,000,000 shares authorized, 16,094,756 and 14,300,000 issued and outstanding as of September 30, 2010 and December 31, 2009	16,095	14,300
Additional paid-in-capital	19,037,683	17,263,916
Statutory reserves	2,726,310	1,286,942
Retained earnings	21,870,055	11,394,086
Accumulated other comprehensive income	3,004,224	2,043,408
Total shareholders' equity	46,654,367	32,002,652

Total liabilities and shareholders' equity	$136,798,748	$79,472,678

SGOCO GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended September 30		Nine months ended September 30,
	2010	2009	2010	2009
REVENUES:
Revenues	$55,901,224	$12,922,389	$97,032,397	$25,974,808
Revenues - related parties	-	2,540,575	12,549,795	4,080,501
Other operating income	15,845,849	2,700,762	24,505,507	3,073,125
Total revenues	71,747,073	18,163,726	134,087,699	33,128,434

COST OF GOODS SOLD:
Cost of goods sold	47,671,144	9,842,811	82,316,858	22,951,362
Cost of goods sold - related parties	-	2,061,702	10,230,151	3,003,741
Other operating expenses	14,306,692	1,821,043	22,228,435	2,143,474
Total cost of goods sold	61,977,836	13,725,556	114,775,444	28,098,577

GROSS PROFIT	9,769,237	4,438,170	19,312,255	5,029,857

OPERATING EXPENSES:
Selling expenses	182,922	38,810	366,347	76,677
General and administrative expenses	679,907	246,739	3,034,763	515,049
Total operating expenses	862,829	285,549	3,401,110	591,726

INCOME FROM OPERATIONS	8,906,408	4,152,621	15,911,145	4,438,131

OTHER INCOME (EXPENSES):
Interest income	20,422	2,022	63,184	3,618
Interest expense	(267,799)	(218,490)	(660,319)	(576,378)
Other income (expense), net	(274,813)	109,585	(563,901)	6,037
Change in fair value of warrant derivative liability	211,080	-	(813,748)	-
Total other income (expenses), net	(311,110)	(106,883)	(1,974,784)	(566,723)

INCOME BEFORE PROVISION FOR INCOME TAXES	8,595,298	4,045,738	13,936,361	3,871,408

PROVISION FOR INCOME TAXES	1,064,181	512,501	2,021,024	493,170

NET INCOME	7,531,117	3,533,237	11,915,337	3,378,238

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	793,940	248,776	960,816	(22,765)

COMPREHENSIVE INCOME	$8,325,057	$3,782,013	$12,876,153	$3,355,473

EARNINGS PER SHARE:
Basic	$0.79	$0.42	$1.29	$0.40
Diluted	$0.79	$0.42	$1.28	$0.40

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	9,527,932	8,500,000	9,260,594	8,500,000
Diluted	9,527,932	8,500,000	9,278,054	8,500,000

SGOCO GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

						Accumulated
				Retained Earnings		Other
	Ordinary Shares		Paid-in	Statutory		Comprehensive
	Shares	Par Value	Capital	Reserves	Unrestricted	Income	Total
BALANCE, December 31, 2008	14,300,000	$14,300	$14,183,916	$571,035	$4,950,920	$2,060,272	$21,780,443

Shareholder contribution			2,090,000				2,090,000
Net income					3,378,238		3,378,238
Adjustment for statutory reserve				345,219	(345,219)		-
Foreign currency translation adjustment						(22,765)	(22,765)

BALANCE, September 30, 2009 (Unaudited)	14,300,000	14,300	16,273,916	916,254	7,983,939	2,037,507	27,225,916

Shareholder contribution			990,000				990,000
Net income					3,780,835		3,780,835
Adjustment for statutory reserve				370,688	(370,688)		-
Foreign currency translation adjustment						5,901	5,901

BALANCE, December 31, 2009	14,300,000	14,300	17,263,916	1,286,942	11,394,086	2,043,408	32,002,652

Shares issued for recapitalization	1,027,933	1,028	4,501,937				4,502,965
Shares placed in escrow	766,823	767					767
Payments of financing costs							-
Shareholder contribution			366,780				366,780
Reclassification of warrants to derivative liabilities			(1,094,950)				(1,094,950)
Reclassification of put options to derivative liabilities			(2,000,000)				(2,000,000)
Net income					11,915,337		11,915,337
Adjustment for statutory reserve				1,439,368	(1,439,368)		-
Foreign currency translation adjustment						960,816	960,816

BALANCE, September 30, 2010 (Unaudited)	16,094,756	$16,095	$19,037,683	$2,726,310	$21,870,055	$3,004,224	$46,654,367

SGOCO GROUP, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,915,337	$3,378,238
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	721,805	448,129
Change in fair value of warrant derivative liability	813,748	-
Change in fair value of put option	-	-
Change in operating assets and liabilities:
Accounts receivable, trade	(29,182,600)	(21,833,913)
Accounts receivable - related parties	(21,915)	2,145,577
Other receivables	(105,946)	(975,496)
Inventories	(20,912,054)	(1,196,871)
Advances to suppliers	(4,964,267)	(4,862,812)
Advances to suppliers - related parties	8,951,625	(39,341)
Other current assets	(262,349)	34,300

Change in operating liabilities
Accounts payable, trade	31,947,666	425,168
Accrued liabilities	(84,554)	16,343
Notes payables	2,566,425	5,124,510
Other payables	622,750	(3,596,085)
Other payables - related parties	(900,754)	10,990,431
Customer deposits	1,559,863	1,142,742
Customer deposits - related parties	(335,970)	(29,680)
Taxes payable	(2,312,911)	964,889
Net cash provided by (used in) operating activities	15,899	(7,863,871)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments on equipments and construction-in-progress	(2,577,280)	(3,032,202)
Purchase of intangible assets	(6,384)	(4,897,543)
Cash received from legal acquirer	5,913	-
Net cash used in investing activities	(2,577,751)	(7,929,745)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(603,623)	(2,270,419)
Bank overdraft	730,979	1,268,282
Proceeds from government	735,500	2,492,030
Proceeds from short-term loan	23,376,595	12,313,560
Repayments on short-term loan	(20,867,069)	-
Shareholder contribution	366,780	2,090,000
Proceeds from recapitalization	5,388,083	-
Repayments on shareholder promissory notes	(100,000)	-
Payments of financing costs	(666,468)	-
Net cash provided by financing activities	8,360,777	15,893,453

EFFECT OF EXCHANGE RATE ON CASH	220,850	(23,742)

INCREASE IN CASH	6,019,775	76,095

CASH, beginning of period	5,808,013	352,568

CASH, end of period	$11,827,788	$428,663

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest expenses paid (net of amount capitalized)	$660,319	$576,378
Income taxes paid	$1,183,405	$-
Non-cash investing activities
Construction-in-progress transferred to property plant and equipment	$2,697,347	$-

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Note 1 – Organization and description of business

SGOCO Technology Ltd., formerly known as Hambrecht Asia Acquisition Corp. (the “Company” or “we”, “our” or “us”) was incorporated under the law of the Cayman Islands on July 18, 2007.  The Company was formed as a blank check company for the purpose of acquiring one or more operating businesses in the People’s Republic of China (“China” or “PRC”) through a merger, stock exchange, asset acquisition or similar business combination or control through contractual arrangements.

The Company completed its initial public offering (“IPO”) of units consisting of one ordinary share and one warrant to purchase one ordinary share in March 12, 2008.  On March 12, 2010, the Company completed a share exchange transaction with Honesty Group Holdings Limited (“Honesty Group”) and its shareholders, and Honesty Group became a wholly-owned subsidiary of the Company.  On the closing date, the Company issued 14,300,000 of its ordinary shares to Honesty Group in exchange for 100% of the capital stock of Honesty Group.  Prior to the share exchange transaction, the Company had 5,299,126 ordinary shares issued and outstanding.  After the share exchange transaction, the Company had 16,094,756 ordinary shares issued and outstanding.

The share exchange transaction was accounted for as reorganization and recapitalization of Honesty Group.  As a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Honesty Group (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction.  There was no gain or loss recognized on the transaction.  The historical financial statements for periods prior to March 12, 2010 are those of Honesty Group except that the equity section and earnings per share have been retroactively restated to reflect the reorganization and recapitalization. Refer to Note 3 and Note 11 for additional information of the share exchange transaction.

Honesty Group is a limited liability company registered in Hong Kong on September 13, 2005.  It directly owns 100% of Guanke Electron Technological Industry Co., Ltd., (“Guanke”), Guanwei Electron Technological Co., Ltd., (“Guanwei”), and Guancheng Electron Technological Industry Co., Ltd., (“Guancheng”).  The Company designs, manufactures and distributes LCD consumer products including LCD PC monitors, LCD TV, LED back-light modules and application-specific LCD systems.  Products are sold primarily in China and also in international markets.

Guanke, Guanwei and Guancheng are limited liability companies established in Jinjiang City, Fujian Province under the corporate laws of the PRC.  Guanke was formed on January 16, 2006 with a registered capital of $11,880,000, which has been fully contributed. Currently, Guanke is the Company‘s main operating entity, and Guancheng started operations from June 2010.  Guanwei and Guancheng were formed on June 22, 2007 with registered capital of $11,880,000 and $7,800,000, respectively, of which $3,130,000 and $4,969,970, respectively, had been contributed as of September 30, 2010. The remaining registered capital of $8,750,000 and $2,830,030 has to be fulfilled by the end of 2010.  Guanwei is under the development stage and have no operations as of September 30, 2010.

Current Development

Jinjiang Guanke Electron Co. Ltd. (“Jinjiang Guanke”)  was formed on May 4, 2010 with a registered capital of $293,400 (RMB 2 million) and is owned 100% by Guanke. The Company increased its registered capital by $2,218,500 (RMB 15 million) on August 6, 2010 to $2,511,900 (RMB 17 million). As of September 30, 2010, all registered capital of Jinjiang Guanke had been fulfilled. Jinjiang Guanke is under the development state and currently has no operations.

Note 2 – Accounting policies

Basis of presentation and principle of consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Sates (“US GAAP”), and include the consolidated financial statements of the Company and all its majority-owned subsidiaries that require consolidation. All material intercompany transactions and balances have been eliminated in consolidation.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

While management has included all normal recurring adjustments considered necessary to give a fair presentation of the operating results for the periods, interim results are not necessarily indicative of results for a full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company’s Annual Report on Form 20-F and in this prospectus.

Following are the entities which were consolidated:	Place incorporated	Ownership percentage
SGOCO	Cayman Island	Parent company

Honesty	Hong Kong	100.00%

Guanke	Jinjiang, China	100.00%

Guanwei	Jinjiang, China	100.00%

Guancheng	Jinjiang, China	100.00%

Jinjiang Guanke	Jinjiang, China	100.00%

The Company has reclassified certain prior year amounts between cash and restricted cash, other current assets and other non-current assets to conform to the current year presentation. These reclassifications have no effect on net income.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The more significant areas requiring the use of management estimates and assumptions relate to the collectability of its receivables, and the fair value and accounting treatment of certain financial instruments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates. In addition, different assumptions or conditions could reasonably be expected to yield different results.

Concentration of risks

The Company's operations are carried out in China and its operations in the China are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions located in Hong Kong and China. The Company maintains balances at financial institutions which, from time to time, may exceed Hong Kong Deposit Protection Board insured limits for the banks located in Hong Kong. Balances at financial institutions or state owned banks within the PRC are not insured.  As of September 30, 2010 and December 31, 2009, the Company had deposits, including restricted cash balances, in excess of federally insured limits totaling approximately $17,634,000 and $11,332,000, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Sales revenue from three major customers was approximately 46% of the Company’s total sales for the nine months ended September 30, 2010. These three customers represented 66% of account receivable as of September 30, 2010.

Sales revenue from two major customers was approximately 71% of the Company’s total sales for the nine months ended September 30, 2009. These two customers represented 76% of account receivable as of September 30, 2009.

One major vendor provided approximately 15% of raw materials purchased by the Company during the nine months ended September 30, 2010. This major vendor represented 49% of account payable as of September 30, 2010.

Four major vendors provided approximately 64% of raw materials purchased by the Company during the nine months ended September 30, 2009, of which, one vendor was a related party and attributed to 12% of total purchase. None of the major vendors represented over 5% of accounts payable as of September 30, 2009.

Cash and cash equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained with financial institutions or state owned banks within the PRC and Hong Kong.

Restricted cash

The Company has notes payable outstanding and line of credit arrangements with various banks and is required to keep certain amounts on deposit that are subject to withdrawal restrictions.

Restricted cash represents amounts set aside by the Company in accordance with the Company’s debt agreements with certain financial institutions.  These cash amounts are designated for the purpose of paying down the principal amounts owed to the financial institutions, and these amounts are held at the same financial institutions with which the Company has debt agreements in the PRC.  Due to the short term nature of the Company’s debt obligations to these banks, the corresponding restricted cash balances have been classified as current in the consolidated balance sheets.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Accounts receivable and other receivables

Receivables include trade accounts due from customers and other receivables from cash advances to employees, related parties or third parties.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable, known bad debts are written off against allowance for doubtful accounts when identified.

Inventories

Inventory is composed of raw materials, mainly parts for assembly of LCD products, and finished goods. Inventory is valued at the lower of cost or market value using the weighted average method. Management reviews inventories for obsolescence and compares the cost of inventory with the market value at least annually.  An allowance is made for writing down the inventory to its market value, if lower than cost.

Plant and equipment

Equipment is stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred.  Major additions are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated Useful Life
Buildings and improvements	20 years

Machinery and equipment	10 years

Vehicles and office equipment	5 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities.  No depreciation is provided for construction in progress until such time as the assets are completed and placed into service.

Government grants

The Company is entitled to receive grants from the PRC municipal government due to its operation in the high and new technology business sector.  For the nine months ended September 30, 2010 and 2009, the Company received grants of approximately $748,500 (RMB 5 million) and $3,374,000 (RMB 23 million), respectively, from the PRC municipal government. Grants received from the PRC municipal government can be used for enterprise development and technology innovation purposes.  The government grants received during the nine months ended September 30, 2010 and 2009 were recognized in the accompanying consolidated balance sheets as a reduction of cost of the assets acquired and buildings constructed.

Intangible assets

Intangible assets mainly include land use rights. All land in the PRC is government owned.  However, the government grants “land use rights”.  The Company acquired land use rights in 2007 and has the right to use the land for 50 years.  The rights held by Guanke and Guancheng began amortizing in the 4th quarter of 2009 and in the third quarter of 2010 as the land had been placed into service.  The right held by Guanwei remains unamortized as it is under the development stage and has no operations as of September 30, 2010.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Impairment of long-lived assets

The Company evaluates long lived assets, including equipment and intangible assets, for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets, and goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  As of September 30, 2010, management believes no triggering events occurred that would cause impairment of long-lived assets.

Derivative liability

Derivative liabilities, which include public and private warrants and a put option, are recorded on the consolidated balance sheet as a liability at their fair value.  The Company accounts for derivative liabilities in accordance to an accounting standard regarding “Instruments that are Indexed to an Entity’s Own Stock”.  This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument.  It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards.

Prior to the Acquisition, warrants issued were treated as equity. As a result of the Acquisition, the derivative treatment exemption were no longer afforded equity treatment because the strike price of the warrants is denominated in US dollars, a currency other than the Company’s functional currency RMB. Therefore, warrants are not considered indexed to the Company’s own stock, and such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire.  The Company reclassified the fair value of these warrants, which have the dual-indexed feature, from equity to liability.

The Company accounts for the put option agreement in accordance with the accounting standards regarding certain financial instruments with characteristics of both liabilities and equity.  The put option agreement obligates the Company to purchase such shares. As the result, the Company treated the put option as a liability.

Fair value of financial instruments

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires fair value disclosures of those financial instruments.  The fair value measurement accounting standard defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

• Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

• Level 2
inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

• Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis:

	Carrying Value at September 30, 2010	Fair Value Measurement at September 30, 2010
		Level 1	Level 2	Level 3
Warrant derivative liability	$1,908,698	$1,271,219	$637,479	$-
Put option liability	2,000,000	2,000,000		-
Total	$3,908,698	$3,271,219	$637,479	$-

A discussion of the valuation techniques used to measure fair value for the liabilities listed above and activity for these liabilities for the nine months ended September 30, 2010, is provided in Note 11.

As of September 30, 2010 and December 31, 2009, the Company did not identify any other assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with the accounting standard.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record assets and liabilities at fair value on a non-recurring basis.  Generally, assets are recorded at fair value on a non-recurring basis as a result of impairment charges.  For the nine months ended September 30, 2010 and 2009, there were no impairment charges.

Revenue recognition

The Company's revenue recognition policies are in accordance with the accounting standards. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. For products that are required to be examined by customers, sales revenue is recognized after the customer examination is passed. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.  The Company offer limited extended warranty and service contracts to customers.  Most of these services are provided by the distributors.  Management did not estimate future warranty liabilities as historical warranty expenses were minimal.

The Company accounts for reimbursement to SGOCO Club members following the guidance of ASC 605-50-45.  Reimbursement provided is treated either as a reduction of revenue or as cost of goods sold when reimbursement is a separate transaction from the purchase of the Company’s products and where the fair value of the reimbursement can be reasonably estimated.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Income taxes

The Company accounts for income taxes in accordance with the accounting standard for income taxes.  Under the asset and liability method as required by this accounting standard, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  The charge for taxation is based on the results for the reporting period as adjusted for items which are non-assessable or disallowed.  It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.  The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized.

Under the accounting standard regarding accounting for uncertainty in income taxes, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred.  No significant penalties or interest relating to income taxes have been incurred during the nine months ended September 30, 2010 and 2009.  GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

Advertising costs

The Company expenses the cost of advertising as incurred in selling, general and administrative costs. Advertising cost was not significant for the nine months ended September 30, 2010 and 2009.

Shipping and handling

Shipping and handling for raw materials purchased are included in cost of goods sold. Shipping and handling cost incurred to ship finished products to customers are included in selling expenses. Shipping and handling expenses for the nine months ended September 30, 2010 and 2009 amounted to $167,537 and $39,744, respectively.

Research and development costs

Research and development costs are expensed as incurred.  The costs of material and equipment that are acquired or constructed for research and development activities and have alternative future uses are classified as plant and equipment and depreciated over their estimated useful lives.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Earnings per share

The Company reports earnings per share in accordance with the provisions of FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to shareholders by the weighted average ordinary shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. Dilution is computed by applying the treasury stock method. Under this method, option and warrants were assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase ordinary shares at the average market price during the period.

As described in Note 3, on March 12, 2010, pursuant to the terms of the Share Exchange Agreement, the Company issued 5,800,000 shares to the former shareholders of Honesty Group, to be held in escrow and released if certain income milestones are met for 2010 and 2011.  In addition, 766,823 Sponsor Shares were placed in escrow and will be released contingent on financial advisory and certain other services to be provided by the Sponsors.  In accordance with the accounting standards, outstanding ordinary shares that are contingently returnable are treated in the same manner as contingently issuable.

Foreign currency translation

The reporting currency of the Company is the US dollar.  The functional currency of PRC subsidiaries is the Chinese Renminbi (“RMB”). Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation gain (loss) resulting from this process amounted to $960,816 and $(22,765) for the nine months ended September 30, 2010 and 2009, respectively.  The balance sheet amounts with the exception of equity were translated 6.68 and 6.82 RMB to $1.00 at September 30, 2010 and December 31, 2009. The equity accounts were stated at their historical exchange rates. The average translation rates applied to the income and cash flow statement amounts for the nine months ended September 30, 2010 and 2009 were 6.80 RMB and 6.82 RMB to $1.00, respectively.

Cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recently issued accounting pronouncements

In June 2009, FASB issued an Accounting Standards Update (“ASU”) amending the accounting and disclosure requirements for transfers of financial assets. This ASU requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transfer financial assets. In addition, it eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures.  This ASU is effective for financial statements issued for fiscal years beginning after November 15, 2009.  The adoption of these FASB Staff Positions did not have a material impact on the Company’s consolidated financial statements.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

In June 2009, FASB issued an ASU amending the accounting and disclosure requirements for the consolidation of variable interest entities (“VIEs”).   This ASU modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. It clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. An ongoing reassessment is required of whether a company is the primary beneficiary of a variable interest entity. Further, it also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. The standard is effective for fiscal years beginning after November 15, 2009. The adoption of these FASB Staff Positions did not have a material impact on the Company’s consolidated financial statements.

In October 2009, FASB issued an ASU regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing.  This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation.  This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of these FASB Staff Positions did not have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary.  Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary.  Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value.  In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.  This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets.  This ASU is effective beginning in the first interim or annual reporting period ending on or after December 31, 2009.  The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06 - Improving Disclosures about Fair Value Measurements.  This update provides amendments to Subtopic 820-10 that requires new disclosure to include transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements.  Further, this update clarifies existing disclosures on level of disaggregation and disclosures about inputs and valuation techniques.  A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities and should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The Company is currently evaluating the impact of this ASU; however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements”. ASU 2010-09 primarily rescinds the requirement that, for listed companies, financial statements clearly disclose the date through which subsequent events have been evaluated. Subsequent events must still be evaluated through the date of financial statement issuance; however, the disclosure requirement has been removed to avoid conflicts with other SEC guidelines. ASU 2010-09 was effective immediately upon issuance and was adopted in February 2010.

In April 2010, the FASB issued Accounting Standards Update 2010-13, “Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades,” or ASU 2010-13. ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in currency of a market in which a substantial porting of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010.  The Company does not expect the adoption of ASU 2010-13 to have a significant impact on its consolidated financial statements.

In July 2010, the FASB issued Accounting Standards Update 2010-20 which amends “Receivables” (Topic 310). ASU 2010-20 is intended to provide additional information to assist financial statement users in assessing an entity’s risk exposures and evaluating the adequacy of its allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The amendments in ASU 2010-20 encourage, but do not require, comparative disclosures for earlier reporting periods that ended before initial adoption. However, an entity should provide comparative disclosures for those reporting periods ending after initial adoption. While ASU 2010-20 will not have a material impact on our consolidated financial statements, we expect that it will expand our disclosures related to notes receivables.

Note 3 – Business acquisition

On February 12, 2010, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Honesty Group Holdings Limited (“Honesty Group”) and its shareholders.  On March 12, 2010, the Company completed the acquisition (“Acquisition”) of all of the outstanding capital stock of the Honesty Group.  The Acquisition resulted in the shareholders of Honesty Group obtaining a majority of the voting interest in the Company.  Generally accepted accounting principles accepted in the United States of America (“US GAAP”) require that Honesty Group, whose shareholders retain the majority voting interest in the combined business, be treated as the acquirer for accounting purposes.  After the Share Exchange, the Company had 16,094,756 ordinary shares issued and outstanding, and Honesty Group’s shareholders owned approximately 88.9% of the issued and outstanding shares.  Although Honesty Group was deemed to be the acquiring company for accounting and financial reporting purposes, the legal status of the Company as the surviving corporation did not change.  Since the Company did not have any assets with operating substance except cash and short-term investments prior to the transaction, the Acquisition was accounted for as reorganization and recapitalization of Honesty Group.  As a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Honesty Group (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction.

The Acquisition transaction utilized the capital structure of the Company.  The assets and liabilities of Honesty Group were recorded at historical cost.  The outstanding stock of the Company prior to the share exchange transaction was accounted at its net book value with no goodwill or other intangible being recognized as the result of the acquisition.  There was no gain or loss recognized on the transaction.  The historical financial statements for periods prior to March 12, 2010 are those of Honesty Group except that the equity section and earnings per share have been retroactively restated to reflect the reorganization and recapitalization.

Following the closing of the share exchange transaction, the gross amount of $5.4 million in the trust fund, established by the Company in connection with its initial public offering, was distributed to Honesty Group.  Acquisition-related costs incurred to affect the recapitalization were approximately $1.7 million, of which $1,047,854 was accounted for as expense for the nine months ended September 30, 2010.

At the closing, the Company issued 14.3 million ordinary shares to Honesty Group’s shareholders in exchange for 100% of the capital stock of Honesty Group. Of the 14,300,000 ordinary shares, 5.8 million shares were placed in escrow subject to the Company’s future performance and would be release as follows:

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

•
5.0 million shares if Income from Existing Operations from the Company’s existing operation for the fiscal year of 2010 exceeds $15 million excluding the cost incurred in connection with the Acquisition;

•
0.8 million shares if Income from Existing Operations from the Company’s existing operation for the fiscal year of 2011 exceeds $20 million excluding the cost incurred in connection with the Acquisition;

•	5.8 million shares if the Company fails to meet the target for the fiscal year of 2010 but meets the target for the fiscal year of 2011; and

•	If neither target is met, the 5.8 million shares will be delivered to the Company for cancellation and returned to the status of authorized but unissued shares.

Income from Existing Operations means the income from operations for Guanke derived from the financial information used to prepare the financial statements for the Company, provided, however, costs incurred by the Company in connection with the Acquisition or the formation, capitalization or recapitalization of Hambrecht Asia Acquisition Corp. should not be treated an expense for any period in determining whether the target has been met.

Prior to the Share Exchange, the Sponsors had 1,059,826 ordinary shares issued and outstanding, of which 124,738 shares were forfeited and 766,823 shares were placed in the escrow and will be released contingent on financial advisory and certain other services to be provided by the Sponsors.

Prior to the Share Exchange, public shareholders had 4,239,300 ordinary shares issued and outstanding, of which 2,147,493 shares were repurchased and retired for an aggregate price of $17,285,811 and 1,232,139 shares were redeemed for an aggregate price of $9,838,351. After the closing, public shareholders had 859,668 shares outstanding.

Real estate option agreement

As a condition to the Share Exchange Agreement, the Company entered into a real estate option agreement with Mr. Burnette Or pursuant to which Mr. Or, or an entity led by him, has the option, for a period of two years following the closing of the Acquisition, to purchase the land use rights at cost.  Mr. Or has agreed that if the option is exercised, he will enter into a long-term fair market value lease with Guanke for the manufacturing facility and dormitories at the current location.

Note 4 - Accounts receivable

Accounts receivable consisted of the following:

	September 30, 2010 (Unaudited)	December 31, 2009
Accounts receivable	$48,717,301	$18,641,548

Accounts receivables –related parties	251,299	224,407

Allowance for bad debts	-	-

Trade accounts receivable, net	$48,968,600	$18,865,955

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Note 5 – Inventories

Inventories consist of the following:

	September 30, 2010 (Unaudited)	December 31, 2009
Raw material	$19,493,458	$2,999,847

Finished goods	5,881,758	1,011,658

Total inventories	$25,375,216	$4,011,505

Note 6 – Advances to suppliers

The Company makes advances to certain vendors for inventory purchases and construction projects. The advances on inventory purchases were $17,246,462 and $11,950,074, as of September 30, 2010 and December 31, 2009, respectively. See Note 18 for disclosure related to advances to related parties.

Note 7 – Plant and equipment, net

Plant and equipment consists of the following:

	September 30, 2010 (Unaudited)	December 31, 2009

Buildings and improvements	$5,920,237	$5,336,213

Machinery and equipment	8,048,490	5,307,691

Vehicles and office equipment	318,178	265,116

Construction in progress	5,059,084	6,212,647

Total	19,345,989	17,121,667

Less: accumulated depreciation	(2,117,970)	(1,392,317)

Plant and equipment, net	$17,228,019	$15,729,350

Construction in progress represents labor costs, materials, capitalized interest incurred in connection with the construction of the new plant facility and the construction and installation of manufacturing equipment in the manufacturing plant.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

The construction projects the Company is in the progress of completing are:

Project description	September 30, 2010	Commencement date	Expected completion date	Estimated additional cost
Facilities	$4,308,530	October 15, 2007	December 31, 2010	$29,940

Equipment	750,554	March 29, 2009	June 30, 2011	309,879

	$5,059,084			$339,819

Depreciation expense for the nine months ended September 30, 2010 and 2009 amounted to $685,186 and $447,579, respectively.

For the nine months ended September 30, 2010 and 2009, $246,515 and $153,444 of interest expense was capitalized into construction-in-progress.

Note 8 – Intangible assets, net

Net intangible assets consist of the following:

	September 30, 2010 (Unaudited)	December 31, 2009
Land use rights	$8,601,633	$8,422,888

Software	3,743	3,668

Total	8,605,376	8,426,556

Less: accumulated amortization	(51,747)	(14,190)

Intangible assets, net	$8,553,629	$8,412,366

  Amortization expense for the nine months ended September 30, 2010 and 2009 amounted to $36,619 and $550, respectively.  The estimated aggregate amortization expense for each of the five fiscal years will be approximately $98,000 assuming Guanwei remain under the development stage.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Note 9 – Debt

The Company has four credit facilities pursuant to which the Company issued a portion of the notes payable and short-term loans below.  The Company has a) a facility with the Bank of Communications in the amount of $16.2 million (RMB 108.3 million) with the expiration date on August 6, 2011, b) a facility with the Agricultural Bank of China in the amount of $10.2 million (RMB 68 million) with the expiration date on September 1, 2011, c) a facility with Industrial and Commercial Bank of China in the amount of $15.0 million (RMB 100 million) with the expiration date on December 31, 2011, and d) a facility with Industrial Bank Co. LTD. in the amount of $5.1 million (RMB 34 million).  Each facility has a pledge agreement and is personally guaranteed by a board member and/or the Company’s CEO.

Notes payable

Notes payable are lines of credit extended by the banks.  When purchasing raw materials, the Company often issues a short term note payable to the vendor funded with draws on the lines of credit. This short term note payable is guaranteed by the bank for its complete face value through a letter of credit and usually matures within three to six months of issuance.  The banks either charge interest or require the Company to deposit a certain amount of cash at the bank as a guarantee deposit which is classified on the balance sheet as restricted cash.  In addition, the banks charge processing fees based on the face value of the note.

As of September 30, 2010 and December 31, 2009, $6,325,444 and $5,596,699 of restricted cash was collateral for the $21,703,423 and $18,709,038 notes payable, which was approximately 29% and 30%, respectively, of the notes payable the Company issued.  Notes payable are secured by a pledge of the Company’s operating equipment.

	September 30, 2010	December 31,
	(Unaudited)	2009
Letters of credit from Agricultural Bank of China with interest rates ranging from 0.29% to 0.59%	$4,262,222	$1,451,232

Letters of credit from Bank of Communications with an interest rate of 4.5%	2,473,666	4,339,457

Letters of credit from Industrial and Commercial Bank of China with an interest rates ranging 1.72% to 1.95%	4,255,423	4,871,642

Notes payable from Bank of Communications, non-interest bearing	10,712,112	8,046,707

Total	$21,703,423	$18,709,038

Bank overdraft

In connection with the notes payable, the Company entered into an overdraft line of credit agreement with the Bank of Communications in August 2010.  Upon entering the credit facility with the Bank of Communication, the overdraft line of credit is consolidated into the credit facility. The maximum overdraft limit is approximately $1.5 million (RMB 10 million) and will expire on August 6, 2011.  Each bank overdraft has a term of 90 days at an interest rate of 5.3%. The Bank overdraft line is under the facility with the Bank of Communications in the amount of $16.2 million (RMB 108.3 million) with the expiration date on August 6, 2011 which was secured by the Company’s land use rights and guaranteed by the board of member as a whole. As of September 30, 2010 and December 31, 2009, bank overdrafts amounted to $1,476,136 and $717,562, respectively.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Short term loans

Short term loans represent amounts due to various banks and other companies and are normally due within one year.  The loan principal is due at maturity.  The loans can be renewed with the banks.  The Company has the following short term loans from banks at:

	September 30, 2010	December 31,
	(Unaudited)	2009
Four loans with Industrial Bank Co., LTD, due November 2010 with an interest rate of 5.31%, guaranteed by the Company's board members and secured by the Company's land use right	$5,089,800	$4,987,800

Two loans with Agricultural Bank of China, due January 2011 with an interest rate of 5.58%, guaranteed by the Company's board members and secured by the Company's land use right	5,988,000	5,868,000

Bank of Communications, due August 2011 with an interest rate of 5.84%, guaranteed by the Company's board members and secured by the Company's land use right	5,239,500	5,134,500

Five loans with Industrial and Commercial Bank of China, due from November 2010 to January 2011 with an interest rate of 4.86%, guaranteed by the Comapny's board members and secured by one accounts receivable balance*	5,733,510	1,467,000

Total – bank loans	$22,050,810	$17,457,300

* Cash collected is designated for the purpose of paying down the principal amounts owed to the financial institutions.

The Company had one loan from an unrelated company at September 30, 2010 and December 31, 2009, respectively.  The balances amounted to $127,095 and $1,773,456 as of September 30, 2010 and December 31, 2009, respectively.  The loans bear no-interest, are unsecured and are due on demand.

Total interest incurred amounted to $906,834 and $729,822 for the nine months ended September 30, 2010 and 2009, respectively.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Note 10 – Employee pension

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees. The PRC government is responsible for the pension liability to these retired employees. The Company is required to make monthly contributions to the state retirement plan at 20% of the base requirement for all permanent employees. Different geographic locations have different base requirements. Total pension expense incurred by the Company was immaterial for the nine months ended September 30, 2010 and 2009, respectively.

The Company has been advised that under PRC law, Guanke should have paid social insurance premiums for its employees covering endowment insurance, unemployment insurance, and medical insurance with respect to its employees. Guanke may be required to pay the administrative authority of labor and social security the unpaid premiums plus a surcharge of 2% of the overdue premiums. There may also be a fine levied against the employee of Guanke who was responsible for the filings.  SGOCO plans to make necessary payments and does not consider the liability material.

Note 11 – Warrant derivative liability

Public warrants

In March 2008, the Company, then a special purpose acquisition corporation (“SPAC”), completed its initial public offering (“IPO”), in which it sold 4,239,300 units (consisting of one ordinary share and one warrant) at $8.00 per unit. Those warrants (“Public warrants”) issued in the IPO are publicly traded. Of the 4,239,300 Public Warrants outstanding prior to the consummation of the Acquisition, holders of 2,673,273 Public Warrant holders elected to redeem the warrants for cash of $0.50 per warrant. As a result, 1,566,027 Public Warrants were outstanding at March 12, 2010 and September 30, 2010. Those warrants are excisable at $8.00 per share with an expiration date of March 7, 2014.  In the event that the last sale price of an ordinary share exceeds $11.50 per share for any 20 trading days within a 30-trading day period, the Company has the option to redeem Public Warrants at a price of $0.01 per warrant.

Sponsors warrants

In March 2008, the Company was also engaged in a private offering of 1,550,000 warrants of the Company to the original shareholders of the SPAC (“Sponsors”). Prior to consummation of the Share Exchange, those Sponsors agreed to forfeit 1,300,000 of their Sponsor Warrants to purchase ordinary shares. The remaining Sponsor Warrants to purchase 250,000 ordinary shares were transferred without consideration to an unaffiliated investment company, Pope Investment II, LLC.  These warrants are not publicly traded and are excisable at $8.00 per share with an expiration date of March 7, 2014. The warrants were outstanding at March 12, 2010 and September 30, 2010.  In the event that the last sale price of an ordinary share exceeds $11.50 per share for any 20 trading days within a 30-trading day period, the Company has the option to redeem the warrants at a price of $0.01 per warrant.

Unit options

In connection with the IPO in March 2008, the Company issued an option (“Unit Option”) on a total of 280,000 units (each unit consisting of one ordinary share and one ordinary share warrant (“Representative Warrants”)) to the underwriters, Broadband Capital Management LLC. The Unit Option permits the acquisition of 280,000 Units at $10 per unit. Those Representative Warrants are excisable at $8.00 per share with an expiration date of March 7, 2014, and were valued at $0.50 and $0.70 per share at March 12, 2010 and September 30, 2010, respectively, using the observable market price of the Public Warrants.

The Company utilized the American Binominal Option Valuation Model to estimate the value of the Unit Option at March 12, 2010, with the exercise price of $9.50, market price of $7.00, the expected term of four years, the expected volatility of 11.84%, the risk free rate of 1.97%, and resulted in $46,937 or $0.17 per Unit Option.  As a result, the total value of Unit Option at March 12, 2010 was estimated at $186,937.  On September 30, 2010, the total value of the Unit Option was estimated at $637,026, with the warrant price of $0.70, the exercise price of $9.30, market price of $7.00, the expected term of 3.44 years, the expected volatility of 43%, and the risk free rate of 0.47%.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

 The Company adopted the provisions of an accounting standard regarding instrument that are Indexed to an Entity’s Own Stock.  This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument.  It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards.

As a result, the Public Warrants, Sponsor Warrants, and Unit Options previously treated as equity pursuant to the derivative treatment exemption are no longer afforded equity treatment because the strike price of the warrants is denominated in US dollar, a currency other than the Company’s functional currency RMB. Therefore the warrants are not considered indexed to the Company’s own stock, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. The Company reclassified the fair value of the Public Warrants of $783,013, Sponsor Warrants of $125,000, Unit Option of $186,937, an aggregate of $1,094,950 from equity to liabilities as if these warrants and Unit Options were treated as a derivative liability at March 12, 2010.

As of September 30, 2010 and March 12, 2010, the fair value of the warrants and Unit Option was $1,908,698 and $1,094,950, respectively. The difference of $813,748 was charged to “Change in fair value of warrant derivative liability” in the consolidated statement of income for the nine months ended September 30, 2010.

A summary of changes in warrant activity is presented as follows, the average remaining life of the following outstanding warrants was 3.44 years as of September 30, 2010 with average exercise price of $8.00 per share.

	Public Warrants	Sponsors Warrants	Representative Warrants	Total

Outstanding, December 31, 2009	-	-		-

Granted	1,566,027	250,000	280,000	2,096,027

Forfeited	-	-	-	-

Exercised	-	-	-	-

Outstanding, September 30, 2010 (unaudited)	1,566,027	250,000	280,000	2,096,027

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Note 12 - Put option liability

In related to the Sponsor Warrants issued disclosed in Note 11, the Company executed a put option agreement (“Put Agreement”) with the same company, Pope Investments II LLC (“Pope”). Pursuant to the Put Agreement, the Company granted to Pope a put option to sell 250,000 shares of the Company at a price of $8.00 per share. The Put Agreement was effective upon completion of Pope’s purchase of 250,000 shares of the Company’s ordinary shares.  The agreement is exercisable for a three-month period from February 15, 2011 until May 15, 2011.  In the alternative, Mr. Burnette Or, chief executive officer, may purchase any shares put to the Company, or if neither of the Company nor Mr. Or make the purchase, two of the founders of the Company have agreed to make the purchase. Since the Put Option is out of the Company’s control, it was recorded as liability as of March 12, 2010.  The value of Put Option was $2,000,000 at September 30, 2010.

Note 13 – Income taxes

The Company is a tax-exempted company incorporated in the Cayman Islands.  Honesty Group did not have any assessable profits arising in or derived from Hong Kong for the nine months ended September 30, 2010 and 2009, and accordingly no provision for Hong Kong Profits Tax was made in the periods.

The Company conducts all its operating business through its three subsidiaries in China.  The Company’s subsidiaries are governed by the Income Tax Law of the PRC concerning foreign invested enterprises and foreign enterprises and various local income tax laws (the Income Tax Laws).  Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the previous laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DEs and FIEs.  Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

Guanke was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Guanke was granted income tax exemption for two years commencing from January 1, 2007, and is subject to 50% of the 25% EIT tax rate, or 12.5%, from January 1, 2009 through December 31, 2011.

Guancheng was established after March 16, 2007 and is subject to 25% EIT tax rate on the taxable income.  Guancheng started operations in June 2010 and had net loss for the nine months ended September 30, 2010.  Accordingly, no provision was made in the periods.  Guanwei is under development stage and had no taxable income for the nine months ended September 30, 2010 and 2009.

The following table reconciles the Company’s effective tax rate:

	For the nine months ended September 30
	2010	2009
China income taxes	25.0%	25.0%
Tax exemption	(12.5)	(12.5)
Other (a)	2.0	0.2
Effective income taxes	14.5%	12.7%

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

(a)
There was no material other items affecting the effective income taxes for the nine months ended September 30, 2010 and 2009. The 2.0% and 0.2% for the nine months ended September 30, 2010 and 2009 included expenses incurred by SCOGO and Honesty Group of approximately $2.2 million and $29,520 million, which were not deductible on the consolidated level. The other item was also affected by losses incurred by Guanwei and Guancheng that were not subjected to PRC income taxes.

The estimated tax savings for the nine months ended September 30, 2010 and 2009 amounted to approximately $ 2,083,000 and $493,000, respectively. The net effect on earnings per share had the income tax been applied would decrease basic and diluted earnings per share from $1.28 to $1.06 for the nine months ended September 30, 2010 and from $ 0.40 to $0.34 for the nine months ended September 30, 2009.

Value added tax

Sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing its finished products. The Company recorded VAT payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

VAT on sales and VAT on purchases amounted to approximately $17,885,000 and $19,939,000 for the nine months ended September 30, 2010, and $5,566,000 and $4,242,000 for the nine months ended September 30, 2009, respectively.  The Company received export sales refunds of $290,000 and $215,000 for the nine months ended September 30, 2010 and 2009.  Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.

Taxes payable consisted of the following:

	September 30, 2010	December 31,
	(Unaudited)	2009
VAT tax payable	$(296,632)	$2,938,864

Corporation income tax payable	1,799,201	927,804

Others misc. tax payable	95,755	6,248

Total	$1,598,324	$3,872,916

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Note 14 –  Capital transactions

Preferred stock

On January 29, 2008, the Company amended its articles of association and authorized 1,000,000 preferred shares.  No preferred shares were issued or registered in the IPO.  There were no preferred shares issued and outstanding as of September 30, 2010.

Issuance of capital stock

On the completion date of the Share Exchange, the Company issued 14,300,000 ordinary shares to the shareholders of the Honesty Group, of which 5,800,000 shares were placed in escrow subject to the Company’s future two years’ performance.  The Company issued 1,794,756 ordinary shares to the Company’s shareholders before the completion of Share Exchange, of which 766,823 was placed in escrow.  Refer to Note 3 for additional information on issuance of ordinary shares.

Warrants and put options

Refer to Notes 11 and 12 for information on warrants and put options.

Note 15 – Statutory reserves

Statutory reserves

The laws and regulations of the PRC require that before an enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserves.

Surplus reserve fund

As stipulated by the Company Law of the PRC as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The Company is required to transfer 10% of its net income to the statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.  The Company has total registered capital of $34,072,000.The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

For the nine months September 30, 2010 and 2009, Guanke has appropriated $1,439,368 and $345,219, respectively, as allocations to the statutory surplus reserve.  The other subsidiaries were still in the development stage or did not have any earnings; therefore, had not allocated any contribution.  As of September 30, 2010, Guanke, Guanwei, Guancheng, and Jinjiang Guanke are required to contribute an additional $3,213,690, $5,940,000, $3,900,000 and $1,255,950 from future earnings to fulfill the 50% of registered capital requirement.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Note 16 – Earnings per Share

The following is a reconciliation of the basic and diluted earnings per share computation:

	Nine months ended September 30,
	2010 (Unaudited)	2009 (Unaudited)
Net income for earnings per share	$11,915,337	$3,378,238
Weighted average shares used in basic computation	9,260,594	8,500,000
Diluted effect of warrants and put options	17,460	-
Weighted average shares used in diluted computation	9,278,054	8,500,000

Earnings per share -Basic	$1.29	$0.40
Earnings per share – Diluted	$1.28	$0.40

In accordance with the accounting standards, outstanding ordinary shares that are contingently returnable are treated in the same manner as contingently issuable.  Basic and diluted earnings per share computation excludes the 5,800,000 shares in escrow on condition of certain performance target for 2010 and 2011 and 766,823 ordinary shares in escrow which will be released contingent on financial advisory and certain other services to be provided by the Sponsors.

As of September 30, 2010, the Company had warrants and put options exercisable in aggregate of 2,676,027 ordinary shares.  For the nine months ended September 30, 2010, 250,000 Put Options were included in the diluted earnings per share calculation. The Company had no warrants and Unit Options outstanding at September 30, 2009, and therefore no diluted effect on the earnings per share calculation for the nine months ended September 30, 2009.

Note 17 – Enterprise-wide geographic reporting

The Company manufactures and sells LCD products.  The production process, selling practice and distribution process are the same for all products.  Based on qualitative and quantitative criteria established by the FASB accounting standard regarding disclosures about segments of an enterprise and related information, the Company considers itself to be operating within one reportable segment.

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

The Company does not have long-lived assets located in foreign countries other than PRC.   Geographic area data is based on product shipment destination. In accordance with the enterprise-wide disclosure requirements of the accounting standard, the Company's net revenue is as follows:

	September 30, 2010 (Unaudited)	September 30, 2009 (Unaudited)
China	$104,675,749	31,549,757

International	29,411,950	1,578,677

Total	$134,087,699	33,128,434

For nine months ended September 30, 2010, 40.8% and 25.9% of international sales were concentrated to Hong Kong and Korea, respectively.  For the nine months ended September 30, 2009, 86.4% and 12.4% of total international sales were to England and Hong Kong, respectively.

Note 18 – Related party transactions

The Company’s majority shareholder, Sun Zone Investments Limited (“Sun Zone”) also owned Mosview Technology Group Ltd. (“Mosview”) and BORO (Fujian) Electronic Co., Ltd. (“BORO”). The Company has conducted business with the related parties, Mosview and BORO, in the ordinary course of business. Mosview is an electronics trading company. The Company sold products to Mosview and purchased panels from Mosview. BORO is a manufacturing enterprise and a wholesale trader. The Company sold products to BORO, but did not purchase materials from BORO. Sun Zone has since sold off its ownership of Mosview and BORO. They remain as related parties for the accounting purpose during the quarter ended September 30, 2010. The Company borrowed money from the Company’s CEO and those borrowings are short term in nature and non-interest bearing.  All transactions with related parties are short term in nature.  Settlements for the balances are usually in cash.   The Company had the following significant related party transactions as of September 30, 2010 and December 31, 2009, respectively:

Accounts receivables - related parties

Name of related parties	September 30, 2010 (Unaudited)	December 31, 2009
BORO	$228,996	$224,407

Mosview	22,303	-

Total	$251,299	$224,407

Advances to suppliers - related parties

Name of related parties	September 30, 2010 (Unaudited)	December 31, 2009
Mosview	$27,315	$8,954,051

Total	$27,315	$8,954,051

SGOCO GROUP, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Other receivables - related parties

Name of related parties	September 30, 2010 (Unaudited)	December 31, 2009
BORO	$656,154	$-

Total	$656,154	$-

Other payables - related parties

Name of related parties	September 30, 2010 (Unaudited)	December 31, 2009
BORO	$-	$8,463

Officer	-	190,412

Total	$-	$198,875

Customer deposits - related parties

Name of related parties	September 30, 2010 (Unaudited)	December 31, 2009
Mosview	$—	$335,056

Total	$-	$335,056
Note 19 – Commitments and contingencies

From time to time, the Company is involved in legal matters arising in the ordinary course of business.  Management currently is not aware of any legal matters or pending litigation, which would have a significant effect on the Company’s consolidated financial statements as of September 30, 2010 and December 31, 2009.

Guanwei and Guancheng were formed on June 22, 2007, with registered capital of $11,880,000 and $7,800,000.  Under PRC law, the registered capital of a company is regarded as corporate property, and it is the shareholder’s obligation to fulfill its subscribed capital contribution according to the provisions of PRC law and the PRC company’s charter documents.  As of September 30, 2010, $3,130,000 and $4,969,970 had been invested by Honesty Group in the above subsidiaries.  According to an agreement reached with the local government agency, the Jinjiang Bureau of China’s State Administration of Industry and Commerce (“SAIC”), the remaining registered capital of $8,750,000 and $2,830,030 must be contributed by the end of 2010.  The SAIC provided Honesty Group with additional time to make the registered capital payments because Honesty Group is in the process of investing in infrastructure in the region.  If Honesty Group is unable to make the registered capital payments during 2010, it believes it will be able to reach agreement with the SAIC to further defer the obligation of the shareholders of the subsidiaries to pay the remaining registered capital, provided that the SAIC believes Honesty Group is progressing with the timetable for making its infrastructure investments.

As of September 30, 2010, the Company had contractual capital commitments of approximately $0.3 million for purchases of manufacturing facilities and construction project.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Condensed Balance Sheets (unaudited)

	December 31, 2009	June 30, 2009
ASSETS
Current assets
Cash	$17,568	$30,271
Other accounts receivable	1,983
Prepaid expenses	58,326	95,686
Total current assets	77,877	125,957
Other asset
Investments held in the trust account	33,848,881	33,838,155
Total assets	$33,926,758	$33,964,112
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$228,629	$76,275
Total current liabilities	228,629	76,275
Long-term liabilities
Deferred underwriting fees, net of $356,101 subject to forfeiture in the event of possible redemption	830,903	830,903
Total Long-term Liabilities	830,903	830,903
Ordinary shares, subject to possible redemption, (1,271,788 shares at redemption value of $7.92 per share)	10,072,561	10,072,561
Shareholders’ equity
Ordinary shares, $.001 par value, 50,000,000 shares authorized; 5,299,125shares issued and outstanding as of December 31, 2009 and June 30, 2009, respectively (which includes 1,271,788 shares, respectively, subject to possible redemption)	5,299	5,299
Additional paid-in capital	22,851,981	22,851,981
Earnings (deficit) accumulated during the development stage	(62,615)	127,093
Total shareholders’ equity	22,794,665	22,984,373
Total liabilities and shareholders’ equity	$33,926,758	$33,964,112

See accompanying notes to condensed interim financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Condensed Statements of Operations (unaudited)

	For the Six Months Ended December 31, 2009	For the Six Months Ended December 31, 2008	For the Three Months Ended December 31, 2009	For the Three Months Ended December 31, 2008	For the period From July 18, 2007 (inception) to December 31, 2009
Revenues	$—	$—	$—	$—	$—
Formation and administrative costs	220,620	110,704	116,802	19,351	694,612
Loss from operations	(220,620)	(110,704)	(116,802)	(19,351)	(694,612)
Interest income, net	30,913	335,759	8,490	157,298	631,997
Net income (loss)	(189,707)	225,055	(108,312)	137,947	(62,615)
Weighted average number of ordinary shares subject to possible redemption, basic and diluted	1,271,788	1,271,788	1,271,788	1,271,788	939,884
Income (loss) per ordinary share subject to possible redemption, basic and diluted	$(0.15)	$0.18	$(0.08)	$0.11	$(0.07)
Weighted average number of ordinary shares outstanding (not subject to possible redemption), basic	4,027,337	4,027,337	4,027,337	4,027,337	3,278,700
Income (loss) per ordinary share not subject to possible redemption, basic	$(0.05)	$0.06	$(0.02)	$0.03	$(0.02)
Weighted average number of ordinary shares outstanding (not subject to possible redemption), diluted	4,027,337	5,791,382	4,027,337	5,678,369	3,278,700
Income (loss) per ordinary share not subject to possible redemption, diluted	$(0.05)	$0.04	$(0.02)	$0.02	$(0.02)

See accompanying notes to condensed interim financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Condensed Statements of Shareholders’ Equity
For the Period July 18, 2007(date of inception) to December 31, 2009

	Ordinary Shares		Additional Paid-in Capital	Earnings (Deficit) Accumulated During the Development Stage	Total Shareholders’ Equity
	Shares	Amount
Balances at July 18, 2007	—	$—	$—	$—	$—
Sale of shares issued to founders on July 18, 2007 at approximately $0.02 per share	1,150,000	1,150	23,850		25,000
Net loss				(21,736)	(21,736)
Balances at December 31, 2007	$1,150,000	$1,150	$23,850	$(21,736)	$3,264
Proceeds from sale of warrants in a private placement to initial shareholders			1,550,000		1,550,000
Sale of 4,000,000 units at $8.00 per share in the public offering, net of underwriters’ discount and offering expenses (1,199,999 shares subject to possible redemption)	4,000,000	4,000	29,550,348		29,554,348
Sale of 239,300 units at $8.00 per share in the public offering from partial exercise of underwriters’ overallotment option, net of underwriters’ discount and offering expenses (71,789 shares subject to possible redemption)	239,300	239	1,800,344		1,800,583
Forfeiture of founders shares from partial exercise of underwriters’ overallotment option	(90,175)	(90)			(90)
Proceeds subject to possible redemption of 1,271,788 shares at a redemption value of $7.92 per share			(10,072,561)		(10,072,561)
Net income				236,505	236,505
Balances at December 31, 2008	$5,299,125	$5,299	$22,851,981	$214,769	$23,072,049
Net loss				$(87,677)	$(87,677)
Balances at June 30, 2009	5,299,125	$5,299	$22,851,981	127,092	22,984,372
Net loss (unaudited)				(189,707)	(189,707)
Balances at December 31, 2009 (unaudited)	$5,299,125	$5,299	$22,851,981	$(62,615)	$22,794,665

See accompanying notes to condensed interim financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Condensed Statements of Cash Flows (unaudited)

	For the Six Months Ended December 31, 2009	For the Six Months Ended December 31, 2008	For the period From July 18, 2007 (inception) to December 31, 2009
Cash flows from operating activities:
Net income (loss)	$(189,707)	$225,055	$(62,615)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Change in operating assets and liabilities:
Accrued expenses	152,355	(62,282)	228,630
Prepaid expenses and other current asset	35,376	25,002	(60,309)
Net cash provided by (used in) operating activities	(1,976)	187,775	105,706
Cash used in investing activities:
Changes in cash equivalents held in Trust Account	(10,727)	(163,858)	(33,848,882)
Cash flows from financing activities:
Proceeds from sale of ordinary shares to founders	—	—	25,000
Proceeds from shareholder’s note payable	—	—	281,661
Proceeds from warrants purchased in private placement	—	—	1,550,000
Proceeds from initial public offering	—	—	32,000,000
Proceeds from exercise of underwriters overallotment option	—	—	1,914,400
Repayment of shareholder’s note payable	—	—	(281,661)
Payment of offering costs of initial public offering	—	—	(1,728,656)
Net cash provided by financing activities	—	—	33,760,744
Net increase (decrease) in cash	(12,703)	23,917	17,568
Cash at beginning of the period	30,271	76,395	—
Cash at end of the period	$17,568	$100,312	$17,568
Supplemental schedule of non-cash financing activities:
Deferred underwriting fees, net	$—	$—	$830,903
Ordinary shares subject to possible redemption	$—	$—	$10,072,561

See accompanying notes to condensed interim financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

 The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial statements and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”). Certain financial information and footnote disclosures normally included in the financial statements prepared in accordance U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) have been made that are considered necessary for a fair presentation of the financial position, results of operations, and cash flows of the Company for all periods presented.

The results of operations for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year. These condensed interim financial statements should be read in conjunction with the audited financial statements for the year ended June 30, 2009 as reported on the Company’s Transition Report on Form 10-K filed with the SEC. The accompanying condensed balance sheet as of June 30, 2009 was derived from the Company’s audited financial statements but does not include all disclosures required by U.S. GAAP.

Hambrecht Asia Acquisition Corp. (a corporation in the development stage) (the “Company”) was incorporated in the Cayman Islands on July 18, 2007 with an authorized share capital of 50,000,000 ordinary shares (par value $0.001 per share). The Company’s founders contributed $25,000 to the formation of the Company and were issued 1,150,000 ordinary shares. The Company was formed to acquire, through a stock exchange, asset acquisition or other similar business combination, one or more operating businesses having its primary operations located in the People’s Republic of China (“Business Combination”). The Company is considered to be in the development stage as defined in “Accounting and Reporting By Development Stage Enterprises”, and is subject to the risks associated with activities of development stage companies. The Company’s operations, if a Business Combination is consummated outside the United States, will be subject to local government regulations and to the uncertainties of the economic and political conditions of those areas. The Company selected December 31 as its fiscal year end.

On December 9, 2009 the Board of Directors of Hambrecht Asia Acquisition Corp. (the “Company”) authorized a change in the Company’s fiscal year end to June 30 from December 31. The Company reports its financial results for the six month transition period of December 31, 2008 through June 30, 2009 on a Transition Report on Form 10-K. After filing the Transition Report, the Company’s next fiscal year end will be June 30, 2010.

As of December 31, 2009, the Company had not commenced any operations or generated any revenues. All activity from the period July 18, 2007 (date of inception) through December 31, 2009 relates to the Company’s formation, its initial public offering (as described below) and search for a target business to acquire. The Company will not generate any operating revenue until after the completion of the Business combination, at the earliest. The Company currently generates non-operating income from interest income earned on the investments held in a trust account (the “Trust Account”), from the proceeds derived from the public offering.

The registration statement for the Company’s initial public offering (the “Offering”) described in Note 3 was declared effective on March 7, 2008. The Company consummated the Offering on March 12, 2008 and immediately prior to such Offering, sold an aggregate of 1,550,000 warrants at $1.00 per warrant to certain officers and affiliates of the Company in a private placement (the “Private Placement”) described in Note 4. On March 31, 2008, the underwriters of the Offering exercised their over-allotment option for a total of an additional 239,300 units. The net proceeds of the Offering and the Private Placement are intended to be generally applied toward consummating a business combination with one or more operating businesses having their primary operations in the People’s Republic of China (“Business Combination”). Net proceeds of $33,527,396 from the Offering, including the exercise of the underwriters’ over-allotment option, and the Private Placement were placed in a Trust Account and will only be released to the Company upon the earlier of: (i) the consummation of a business combination; or (ii) the Company’s liquidation, except to satisfy stockholder conversion rights. The Trust Account includes the deferred underwriting discount from the Offering of up to $1,187,004 which will be paid to the underwriters upon consummation of a business combination, as described in Note 6. Additionally, up to an aggregate of $700,000, plus up to an additional $350,000 during the Extended Period (as described below) if approved by shareholders, of interest earned on the Trust Account balance (net of any taxes paid or payable) may be released to the Company to fund operating activities. Through December 31, 2009, approximately $317,000 of interest earned on the trust account balance has been released to the Company.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS  – (continued)

 On September 4, 2009, the Company issued a press release announcing that it has entered into a letter of intent with a company for a business combination. The target is a company with its principal business operations in the People’s Republic of China. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for shareholder approval. In the event that shareholders owning 30% or more of the shares sold in the Offering vote against the business combination and exercise their conversion rights described below, the business combination will not be consummated. All of the Company’s shareholders prior to the Offering, have agreed to vote their pre-initial public offering ordinary shares in accordance with the vote of the majority of the shares voted by all shareholders of the Company who purchased their shares in the Offering or the aftermarket (“Public Shareholders”) with respect to any business combination. After consummation of a business combination, these voting safeguards will no longer be applicable.

 In the event that the Company does not complete a business combination by March 12, 2010, or March 12, 2011 if an extension is approved by the shareholders, the Company will be dissolved and the proceeds held in the Trust Account, plus certain interest, less certain costs, will be distributed to the Company’s public shareholders. If the Company receives Public Shareholder approval for the Extended Period and holders of 30% or more of the shares held by Public Shareholders do not vote against the Extended Period and elect to convert their ordinary shares in connection with the vote for the Extended Period, the Company will then have an additional 12 months in which to complete the initial business combination. If the Extended Period is approved, the Company will still be required to seek Public Shareholder approval before completing a business combination. In the event there is no business combination within the 24-month deadline (assuming the Extended Period is not approved) described above, the Company will dissolve and distribute to its Public Shareholders, in proportion to their respective equity interests, the amount held in the Trust Account, and any remaining net assets, after the distribution of the Trust Account. The Company’s corporate existence will automatically cease at the end of the 36-month period if the Company has not received shareholder approval for an initial business combination. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than the initial public offering price per share in the Offering.

With respect to a business combination which is approved and consummated or a vote on the Extended Period which is approved, any Public Shareholders who voted against the business combination or Extended Period may contemporaneously with or prior to such vote exercise their conversion right and their ordinary shares would be cancelled and returned to the status of authorized but unissued shares. The per share conversion price will equal the amount in the Trust Account (including interest therein), calculated as of two business days prior to the consummation of the proposed business combination or vote on Extended Period, divided by the number of common shares sold in the Offering and partial exercise of the over-allotment option.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS  – (continued)

A Public Shareholder’s election to convert ordinary shares in connection with the vote on the Extended Period will only be honored if the Extended Period is approved. Public Shareholders who vote their shares against the Extended Period and exercise their conversion rights, will not be able to vote these shares with respect to the initial business combination. All other Public Shareholders will be able to vote on the initial business combination.

These condensed interim financial statements were approved by management and were issued on February 11, 2010. Subsequent events have been evaluated through this date.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash equivalents held in the Trust Account:

The amounts held in the Trust Account as of December 31, 2009, represent substantially all of the proceeds of the private placement, the Offering and exercise of the underwriters’ over-allotment option, and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. The funds held in the Trust Account are invested in a money market fund that invests in U.S. government debt securities.

Fair value of financial instruments:

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and current liabilities as disclosed in the accompanying condensed balance sheets, approximate their fair value due to their short maturities.

Use of estimates:

The preparation of financial statements in conformity with U.S GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes:

Under current Cayman Islands laws, the Company is not subject to income taxes or capital gains, and there is no Cayman Islands withholding tax imposed upon payments of dividends by the Company to its shareholders. In the future, the Company’s tax rate will be impacted by acquisitions of non-Cayman subsidiaries governed by the respective local income tax laws. Accordingly, no provision for income taxes has been made in the accompanying condensed statement of operations.

The Company complies with the provisions of “Accounting for Uncertainty in Income Taxes”. There were no unrecognized tax benefits as of December 31, 2009. The Provision prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2009. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Ordinary shares subject to possible redemption:

As discussed in Note 1, the Company will only proceed with a Business Combination if: (1) it is approved by a majority of the votes cast by the Company’s public shareholders; and (2) public shareholders holding less than 30% (1,271,788) of the ordinary shares sold in the Offering and exercise of the over-allotment option choose to exercise their redemption rights thereby receiving a pro rata portion of the amount held in the Trust Account. In accordance with “Classification and Measurement of Redeemable Securities”, the Company has classified 1,271,788 shares of its ordinary shares outside of permanent equity as “Ordinary shares subject to redemption,” at an initial redemption price of $7.92. The Company will recognize changes in the conversion value as they occur and will adjust the carrying value of the ordinary shares subject to conversion to be equal to its conversion value at the end of each reporting period.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income (loss) per ordinary share:

Basic income per common share is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted income per ordinary share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in the issuance of ordinary shares that then shared in the earnings of the entity.

For the three and six months ended December 31, 2009, and for the period from July 18, 2007 (inception) to December 31, 2009, the Company had potentially dilutive securities in the form of 6,069,300 warrants, including 4,239,300 warrants issued as part of the Units (as defined below) in the Offering. Due to 2009 net losses, these potentially dilutive securities were excluded from the calculation of loss per ordinary share for the foregoing periods since their exercises would be anti-dilutive for such periods. Hence, diluted loss per ordinary share does not differ from basic loss per ordinary share for these periods.

For the three and six months ended December 31, 2008, the Company had potentially dilutive securities in the form of 6,069,300 warrants, including 4,239,300 warrants issued as part of the Units (as defined below) in the Offering. Of the total warrants outstanding for the periods then ended, 1,764,045 and 1,651,032, respectively, represent incremental shares of ordinary share, based on their assumed redemption, to be included in the weighted average number of shares of ordinary share outstanding (not subject to possible redemption) for the calculation of diluted income per ordinary share.

The Company’s condensed statements of operations include a presentation of income per ordinary share subject to possible redemption in a manner similar to the two-class method of income per share. Basic and diluted income amount for the maximum number of shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to redemption by the weighted average number of shares subject to possible redemption. Basic and diluted net income per share amount for the shares outstanding not subject to possible redemption is calculated by dividing the net income exclusive of the net interest income attributable to ordinary share subject to redemption by the weighted average number of shares not subject to possible redemption.

Recently Adopted Accounting Pronouncements:

In December 2007, the FASB issued “Business Combinations”, which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors, and other users, all of the information they need to evaluate and understand the nature and financial effect of the business combination. “Business Combinations” will be effective for acquisitions with a date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of this guidance did not have a significant impact on the Company’s interim financial statements and related footnotes

In December 2007, the FASB issued “Noncontrolling Interests in Consolidated Financial Statements”, which requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity; the inclusion of the amount of net income attributable to the noncontrolling interest in consolidated income on the face of the income statement; and a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. This guidance will be effective for the fiscal years beginning on or after December 15, 2008. The adoption of this guidance did not have a significant impact on the Company’s interim financial statements and related footnotes.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In March 2008, the FASB issued “Disclosures about Derivative Instruments and Hedging Activities”, which is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement did not have a material effect on the Company’s results of operations or financial position; however, it could impact future transactions entered into by the Company.

On April 9, 2009, the FASB issued the guidance of “Interim Disclosures about Fair Value of Financial Instruments” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The guidance also amends Accounting Principles Board Opinion-Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The guidance shall be effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this if certain requirements are met. This guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this guidance requires comparative disclosures only for periods ending after initial adoption. The adoption of this guidance did not have a significant impact on the Company’s financial statements or related footnotes.

On April 9, 2009, the FASB issued the guidance of “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, to affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction; clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active; eliminates the proposed presumption that all transactions are distressed (not orderly) unless proven otherwise. The guidance instead requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. In addition, this guidance requires an entity to disclose a change in valuation technique (and the related inputs) resulting from the application of it and to quantify its effects, if practicable. This guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 if certain requirements are met. It must be applied prospectively and retrospective application is not permitted. The adoption of this guidance did not have a significant impact on the Company’s financial statements or related footnotes.

On April 9, 2009, the FASB issued “Recognition and Presentation of Other-Than-Temporary Impairments”, which is intended to bring consistency to the timing of impairment recognition, and provide improved disclosures about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The guidance also requires increased and more timely disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. This guidance shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. If an entity elects to adopt early either “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” , or “ Interim Disclosures about Fair Value of Financial Instruments” , the entity also is required to adopt early this guidance. Additionally, if an entity elects to adopt early, it is required to adopt “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” . This guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this guidance requires comparative disclosures only for periods ending after initial adoption. The adoption of this guidance did not have a significant impact on the Company’s financial statement or footnotes.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

On May 28, 2009, the FASB issued the guidance regarding subsequent events, which we adopted on a prospective basis beginning April 1, 2009. The guidance is intended to establish general standards of accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date. The application of the pronouncement did not have an impact on our financial position, results of operations or cash flows.

In June 2009, the Financial Accounting Standards Board issued the statement of “Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles This statement confirmed that the FASB Accounting Standards Codification (the “Codification”) will become the single official source of authoritative U.S. GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”), and related literature. After that date, only one level of authoritative U.S. GAAP will exist. All other literature will be considered non-authoritative. The Codification does not change U.S. GAAP; instead, it introduces a new structure that is organized in an easily accessible, user-friendly online research system. The Codification, which changes the referencing of financial standards, becomes effective for interim and annual periods ending on or after September 15, 2009. The Company has adopted this standard and did not have any substantive impact on our financial statements or related footnotes.

Management does not believe that any other recently issued, but no yet effective accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

NOTE 3 — PUBLIC OFFERING

On March 7, 2008, the Company sold 4,000,000 units, in the Offering at a price of $8.00 per unit. On March 31, 2008, the Company consummated the closing of an additional 239,300 units which were subject to the over-allotment option. Each unit consists of one of the Company’s ordinary shares, $0.001 par value, and one warrant. Each warrant will entitle the holder to purchase from the Company one of the Company’s ordinary shares at an exercise price of $5.00 per share commencing on the later of: (i) The consummation of the business combination, or (ii) March 7, 2009. The warrants will be exercisable only if the Company continues to provide for an effective registration statement covering the ordinary shares issueable upon exercise of the warrants. In no event will the holder of a warrant be entitled to receive a net cash settlement or other consideration in lieu of physical settlement in shares of the Company’s ordinary shares.

The warrants expire on March 7, 2013, unless earlier redeemed. The warrants included in the units sold in the Offering are redeemable, at the Company’s option, in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice after the warrants become exercisable, only in the event that the last sale price of the ordinary shares exceeds $11.50 per share for any 20 trading days within a 30-trading day period.

The purchased warrants are recognized in additional paid-in-capital within shareholders’ equity since, under the terms of the warrants, the Company cannot be required to settle or redeem them for cash.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS

The Company has agreed to pay Hambrecht-Eu Capital, a company owned and managed by the Company’s Chairman of the Board, Chief Financial Officer and Secretary, $7,500 per month for office space and general and administrative services including secretarial support commencing on November 15, 2007 and continuing (i) until the consummation by the Company of a business combination (as described in Note 1), (ii) 18 months from commencement of the Offering if the Company does not effect a Business Combination, (iii) 24 months from the consummation of the Offering if a letter of intent, agreement in principle or definitive agreement, has been executed within 18 months of commencement of the Offering and the Company has not effected a business combination, or (iv) 36 months from the consummation of the Offering if an extension has been approved by the Company’s shareholders under certain circumstances.

AEX Enterprises Limited, W.R. Hambrecht + Co., LLC and the Hambrecht 1980 Revocable Trust, companies controlled by Elizabeth R. Hambrecht, wife of Robert Eu, one of the Company’s founders and the Company’s Chairman, Chief Financial Officer and Secretary and William R. Hambrecht, Robert Eu’s father-in-law, Shea Ventures LLC, a company controlled by Edmund H. Shea Jr. and Marbella Capital Partners Ltd., a company controlled by John Wang, our Chief Executive Officer, purchased an aggregate of 1,550,000 warrants at a price of $1.00 per warrant ($1,550,000 in the aggregate) in a private placement immediately prior to the initial public offering (“private placement warrants”). Elizabeth R. Hambrecht owns approximately 25% and William R. Hambrecht controls (through a trust of which he is trustee) approximately 38% of the voting shares of AEX Enterprises Limited. William Hambrecht is a controlling person of W.R. Hambrecht + Co., LLC and is the trustee of the Hambrecht 1980 Revocable Trust. The proceeds from the sale of the private placement warrants were added to the proceeds from this Offering to be held in the Trust Account pending the Company’s consummation of a Business Combination. If the Company does not complete a Business Combination that meets the criteria described in the Offering, then the $1,550,000 purchase price of the private placement warrants will become part of any liquidating distribution to the Company’s public shareholders following the Company’s liquidation and dissolution and the private placement warrants will expire worthless.

The private placement warrants will be non-redeemable so long as they are held by the original holders of the warrants, the pre-initial public offering shareholder and director or their permitted transferees. In addition, pursuant to the registration rights agreement, the holders of the private placement warrants and the underlying ordinary shares will be entitled to certain registration rights immediately after the consummation of the initial business combination and the warrants may be exercised on a cashless basis if held by the original holder, the pre-initial public offering shareholder and director or their permitted transferees. With those exceptions, the private placement warrants have terms and provisions that are otherwise identical to those of the warrants being sold as part of the units in this Offering.

The sale of private placement warrants did not result in the recognition of stock-based compensation expense because the private placement warrants were sold at or above fair market value.

AEX Enterprises Limited, W.R. Hambrecht + Co., LLC, the Hambrecht 1980 Revocable Trust, Shea Ventures LLC and Marbella Capital Partners Ltd. have agreed, subject to certain exceptions, not to transfer, assign or sell any of its private placement warrants until after the Company consummates a Business Combination. However, prior to the consummation of a business combination, the original holders of the warrants will be permitted to transfer their private placement warrants in certain limited circumstances, such as to the Company’s officers and directors, and other persons or entities associated with such persons, but the transferees receiving such private placement warrants will be subject to the same sale restrictions imposed on such entity.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS  – (continued)

Robert Eu, one of the Company’s founders, had provided to the Company advances totaling approximately $282,000 to pay a portion of the expenses of the Offering for the SEC registration fee, FINRA registration fee, and accounting and legal fees and expenses. The note was payable on demand with interest at 4% per annum. The note, plus interest of approximately $5,000, was repaid out of the proceeds of the Offering on March 12, 2008.

NOTE 5 — FAIR VALUE MEASUREMENTS

The Company complies with the guidance of fair value measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2009 and June 30, 2009, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Fair Value of Financial Assets as of December 31, 2009 (unaudited)

Description	December 31, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$17,568	$17,568	$—	$—
Cash equivalents held in Trust Account	33,848,881	33,848,881	—	—
Total	$33,866,449	$33,866,449	$—	$—

Fair Value of Financial Assets as of June 30, 2009

Description	June 30, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$30,271	$30,271	$—	$—
Cash equivalents held in Trust Account	33,838,155	33,838,155	—	—
Total	$33,868,426	$33,868,426	$—	$—

The fair values of the Company’s cash equivalents and cash and cash equivalents held in the Trust Account are determined through market, observable and corroborated sources.

NOTE 6 — COMMITMENTS AND UNDERWRITERS’ COMPENSATION

The Company consummated its Offering on March 12, 2008 and paid to the underwriters a $1,120,000 underwriting fee, representing 3.5% of the gross proceeds, and is committed to pay up to an additional $1,120,000, currently held in the Trust Account, representing an additional deferred underwriting fee of 3.5%, payable upon the Company’s consummation of a Business Combination.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 6 — COMMITMENTS AND UNDERWRITERS’ COMPENSATION  – (continued)

On March 31, 2008, the underwriters exercised their over-allotment option and purchased from the Company an additional 239,300 units. The Company paid to the underwriters a $67,004 underwriting discount, representing 3.5% of the over-allotment gross proceeds, and is committed to pay up to an additional $67,004, currently held in the Trust Account, representing an additional deferred underwriting discount of 3.5%, payable upon the Company’s consummation of a Business Combination.

The Company also issued and sold to the underwriters, as additional compensation, on the closing date an option, to purchase up to an aggregate of 280,000 units for an aggregate purchase price of $100. The Option shall be exercisable, in whole or in part, commencing on the later of the consummation of a Business Combination or six months from March 7, 2008 and expiring on March 7, 2013 at an initial exercise price of $10.00 per Unit.

The Company has determined based upon a Black-Scholes-Merton option pricing model, that the estimated fair value of the option on the date of sale would be approximately $3.36 per unit or an aggregate of approximately $941,000, assuming an expected term of five years, volatility of 51.51% and a risk-free interest rate of 3.38%. Given the parameters used in the computation of the value of the option change over time, the actual fair value of the option on the date of sale is expected to be different from the estimated fair value computed above.

The volatility calculation of 51.51% is based on the five year average (prior to the Offering), volatility of 62 companies drawn from the Shanghai Stock Exchange Composite Index that had market capitalizations between $70 million and $150 million. Because the Company did not have a trading history, the Company estimated the potential volatility of its ordinary share price, which will depend on a number of factors which could not be ascertained at the time. The Company used the annualized volatility of the historical volatilities for a period of time equal in length to the term of the option because the Company believes that the volatility of these companies is a reasonable benchmark to use in estimating the expected volatility for the Company’s ordinary share post-Business Combination. Although an expected life of five years was taken into account for purposes of assigning value to this option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless.

Pursuant to Rule 2710(g)(1) of FINRA Conduct Rule, the option to purchase 280,000 units is deemed to be underwriting compensation and therefore upon exercise, the underlying shares and warrants are subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Proposed Offering.

NOTE 7 — GOING CONCERN

On September 4, 2009, the Company issued a press release announcing that it entered into a letter of intent with a company for a business combination. The target is a company with its principal business operations in the People’s Republic of China. Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, the execution of the letter of intent affords the Company a six-month extension for completion of a business combination, until March 12, 2010.

The consummation of the business combination is subject to, among other things, execution of a definitive agreement and required stockholder approval. There can be no assurance that a business combination will be consummated. However, if we anticipate that we will not be able to consummate a business combination by March 12, 2010, we may seek shareholder approval to extend the period of time to consummate a business combination until March 12, 2011. If we are unable to complete the business combination by March 12, 2010, or March 12, 2011 if the extension period is approved, our purposes and powers will be limited to dissolving, liquidating and winding up. Also contained in our articles of association is the requirement that our board of directors, to the fullest extent permitted by law, consider a resolution to dissolve our company at that time. Consistent with such obligations, our board of directors will seek shareholder approval for any such plan of distribution, and our pre-initial public offering shareholders and directors have agreed to vote in favor of such dissolution and liquidation. This provision will be amended only in connection with, and upon consummation of, its initial business combination by such date. The accompanying financial statements do not include any adjustments that might be necessary if the Company it unable to continue as a going concern

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Condensed Interim Financial Statements

NOTE 8 — SUBSEQUENT EVENTS

In January 2010 the Company entered into promissory note agreements with two of its shareholders. Each loan was for a sum of $50,000, has a maturity date of July 1, 2010 and bears interest at a rate of 5.25% per annum.

Upon consummation of the acquisition of Honesty Group, the balance of approximately $5.4 million in the trust fund, after payment of various fees and expenses, the redemption prices of shares and warrants and the forward purchase contracts, was released to Honesty Group.  Following the consummation of the acquisition, the amounts in the trust fund were distributed as follows:

Funds in trust account prior to the acquisition	$33,848,881
Funds used to re-purchase 2,147,493 ordinary shares	17,285,811
Funds used to redeem 1,232,139 ordinary shares	9,838,351
Funds used to redeem 2,673,273 shares of warrants	1,336,637
Funds released to Honesty Group	$5,388,082

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Hambrecht Asia Acquisition Corporation

We have audited the accompanying balance sheets of Hambrecht Asia Acquisition Corporation (a corporation in the development stage) (the “Company”) as of June 30, 2009 and December 31, 2008 and 2007, and the related statements of operations and cash flows for the six months ended June 30, 2009, the year ended December 31, 2008, the period from July 18, 2007 (date of inception) to December 31, 2007 and the periods from July 18, 2007 (date of inception) to June 30, 2009, and shareholders’ equity for the period from July 18, 2007 (date of inception) to June 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2009 and December 31, 2008, and the results of its operations and its cash flows for the six months ended June 30, 2009, the year ended December 31, 2008, the period from July 18, 2007 (date of inception) to December 31, 2007 and the periods from July 18, 2007 (date of inception) to June 30, 2009, and shareholders’ equity for the period from July 18, 2007 (date of inception) to June 30, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Hambrecht Asia Acquisition Corporation will continue as a going concern. As discussed in Note 7 to the financial statements, Hambrecht Asia Acquisition Corporation will face a mandatory liquidation if a business combination is not consummated by March 12, 2010, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Roseland, New Jersey
January 22, 2010

/s/ Rothstein Kass & Company, P.C.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Balance Sheets

	June 30, 2009	December 31, 2008	December 31, 2007
ASSETS
Current assets
Cash	$30,271	$100,312	$101,671
Prepaid expenses	95,686	108,330	183,254
Total current assets	125,957	208,642	284,925
Other asset		—
Investments held in the trust account	33,838,155	33,798,651
Total assets	$33,964,112	$34,007,293	$284,925
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$76,275	$31,780	$—
Note payable, shareholder			281,661
		—
Total current liabilities	76,275	31,780	281,661
Long-term liabilities
Deferred underwriting fees, net of $356,101 subject to forfeiture in the event of possible redemption	830,903	830,903	—
Ordinary shares, subject to possible redemption, (1,271,788 shares at redemption value of $7.92 per share)	10,072,561	10,072,561	—
Shareholders’ equity
Ordinary shares, $.001 par value, 50,000,000 shares authorized; 5,299,125, 5,299,125 and 1,150,000 shares issued and outstanding as of June 30, 2009, December 31, 2008 and December 31, 2007 (which includes 1,271,788, 1,271,788 shares and 0 shares respectively subject to possible redemption)	5,299	5,299	1,150
Additional paid-in capital	22,851,981	22,851,981	23,850
Earnings (deficit) accumulated during the development stage	127,093	214,769	(21,736)
Total shareholders’ equity	22,984,373	23,072,049	3,264
Total liabilities and shareholders’ equity	$33,964,112	$34,007,293	$284,925

See accompanying notes to financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Statements of Operations

	For the Period Ended June 30, 2009 (six months)	For the Period Ended June 30, 2008 (six months)	Period from July 18, 2007 (inception) to June 30, 2009	For the Year ended December 31, 2008	Period from July 18, 2007 to December 31, 2007
		(unaudited)
Revenues	$—	$—	$—	$—	$—
Formation and administrative costs	184,870	156,683	473,993	267,387	21,736
Loss from operations	(184,870)	(156,683)	(473,993)	(267,387)	(21,736)
Interest income, net	97,193	168,133	601,085	503,892	—
Net income (loss)	(87,677)	11,449	127,093	236,505	(21,736)
Weighted average number of ordinary shares subject to possible redemption, basic and diluted	1,271,788	808,223	793,378	1,037,742	—
Income (loss) per ordinary share subject to possible redemption, basic and diluted	$(0.07)	$0.01	$0.16	$—	$—
Weighted average number of ordinary shares outstanding (not subject to possible redemption), basic	4,027,337	3,789,581	3,085,775	3,503,402	1,150,000
Income (loss) per ordinary share not subject to possible redemption, basic	$(0.02)	$0.00	$0.04	$0.07	$(0.02)
Weighted average number of ordinary shares outstanding (not subject to possible redemption), diluted	4,027,337	5,164,193	4,267,656	5,213,337	1,150,000
Income (loss) per ordinary share not subject to possible redemption, diluted	$(0.02)	$0.00	$0.03	$0.05	$(0.02)

See accompanying notes to financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

 Statements of Shareholders’ Equity
For the Period July 18, 2007 (date of inception) to June 30, 2009

	Ordinary Shares		Additional Paid-in Capital	Earnings (Deficit) Accumulated During the Development Stage	Total Shareholders’ Equity
	Shares	Amount
Balances at July 18, 2007	—	$—	$—	$—	$—
Sale of units issued to founders on July 18, 2007 at approximately $0.02 per share	1,150,000	1,150	23,850		25,000
Net loss				(21,736)	(21,736)
Balances at December 31, 2007	1,150,000	$1,150	$23,850	$(21,736)	$3,264
Proceeds from sale of warrants in a private placement to initial shareholders			1,550,000		1,550,000
Sale of 4,000,000 units at $8.00 per unit in the public offering, net of underwriters’ discount and offering expenses (1,199,999 shares subject to possible redemption)	4,000,000	4,000	29,550,348		29,554,348
Sale of 239,300 units at $8.00 per unit in the public offering from partial exercise of underwriters’ overallotment option, net of underwriters’ discount and offering expenses (71,789 shares subject to possible redemption)	239,300	239	1,800,344		1,800,583
Forfeiture of founders shares from partial exercise of underwriters’ overallotment option	(90,175)	(90)			(90)
Proceeds subject to possible redemption of 1,271,788 shares at a redemption value of $7.92 per share			(10,072,561)		(10,072,561)
Net income				236,505	236,505
Balances at December 31, 2008	5,299,125	$5,299	$22,851,981	$214,769	$23,072,049
Net loss				(87,677)	(87,677)
Balances at June 30, 2009	5,299,125	$5,299	$22,851,981	$127,093	$22,984,373

See accompanying notes to financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Statements of Cash Flows

	For the Period Ended June 30, 2009 (six months)	For the Period Ended June 30, 2008 (six months)	Period from July 18, 2007 (inception) to June 30, 2009	For the Year ended December 31, 2008	Period from July 18, 2007 to December 31, 2007
		(unaudited)
Cash flows from operating activities:
Net income (loss)	$(87,677)	$11,449	$127,093	$236,505	$(21,736)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Change in operating assets and liabilities:
Accrued expenses	44,494	94,063	76,275	31,780
Prepaid expenses and other current asset	12,644	49,922	(95,686)	(108,330)
Net cash provided by (used in) operating activities	(30,538)	155,434	107,682	159,955	(21,736)
Cash used in investing activities:
Proceeds from the public offering deposited in trust account	—	(33,527,400)	(33,527,400)	(33,527,400)	—
Interest income re-invested in trust account	(85,836)	(173,102)	(510,361)	(510,361)	—
Redemption from the trust account	46,332	65,709	285,442	239,110	—
Net cash used in investing activities	(39,504)	(33,634,793)	(33,838,155)	(33,798,651)	—
Cash flows from financing activities:
Proceeds from sale of ordinary shares to founders	—	—	25,000	—	25,000
Proceeds from shareholder’s note payable	$—	$—	$281,661	$—	$281,661
Proceeds from warrants purchased in private placement	—	1,550,000	1,550,000	1,550,000	—
Proceeds from initial public offering	$—	$32,000,000	$32,000,000	$32,000,000	$—
Proceeds from exercise of underwriters overallotment option	—	1,914,400	1,914,400	1,914,400	—
Repayment of shareholder’s note payable	—	—	(281,661)	(281,661)	—
Payment of underwriters’ fee and offering cost of initial public offering	—	(1,728,656)	(1,728,656)	(1,545,402)	(183,254)
Net cash provided by financing activities	—	33,454,083	33,760,744	33,637,337	123,407
Net increase (decrease) in cash	(70,042)	(25,276)	30,271	(1,359)	101,671
Cash at beginning of the period	100,312	101,671	—	101,671	—
Cash at end of the period	$30,271	$76,395	$30,271	$100,312	$101,671
Supplemental schedule of non-cash financing activities:
Deferred underwriting fees, net	$—	$830,903	$830,903	$830,903	$—
Ordinary shares subject to possible redemption	$—	$10,072,561	$10,072,561	$10,072,561	$—

See accompanying notes to financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS

Hambrecht Asia Acquisition Corp. (a corporation in the development stage) (the “Company”) was incorporated in the Cayman Islands on July 18, 2007 with an authorized share capital of 50,000,000 ordinary shares (par value $0.001 per share). The Company’s founders contributed $25,000 to the formation of the Company and were issued 1,150,000 ordinary shares. The Company was formed to acquire, through a stock exchange, asset acquisition or other similar business combination, one or more operating businesses having its primary operations located in the People’s Republic of China (“Business Combination”). The Company is considered to be in the development stage as defined in “Accounting and Reporting By Development Stage Enterprises”, and is subject to the risks associated with activities of development stage companies. The Company’s operations, if a Business Combination is consummated outside the United States, will be subject to local government regulations and to the uncertainties of the economic and political conditions of those areas.

On December 9, 2009 the Board of Directors of Hambrecht Asia Acquisition Corp. (the “Company”) authorized a change in the Company’s fiscal year end to June 30 from December 31. The Company reports its financial results for the six month transition period of December 31, 2008 through June 30, 2009 on a Transition Report on Form 10-K. After filing the Transition Report, the Company’s next fiscal year end will be June 30, 2010.

As of June 30, 2009, the Company had not commenced any operations or generated any revenues. All activity from the period July 18, 2007 (date of inception) through March 31, 2008 relates to the Company’s formation and its initial public offering as described below. Subsequent to that date to the present the Company has sought a target business to acquire. The Company will not generate any operating revenue until after the completion of the Business combination, at the earliest. The Company currently generates non-operating income from interest income earned on the investments held in a trust account (the “Trust Account”), from the proceeds derived from the public offering.

The registration statement for the Company’s initial public offering (the “Offering”) described in Note 3 was declared effective on March 7, 2008. The Company consummated the Offering on March 12, 2008 and immediately prior to such Offering, sold an aggregate of 1,550,000 warrants at $1.00 per warrant to certain officers and affiliates of the Company in a private placement (the “Private Placement”) described in Note 4. On March 31 2008, the underwriters of the Offering exercised their over-allotment option for a total of an additional 239,300 units. The net proceeds of the Offering and the Private Placement are intended to be generally applied toward consummating a business combination with one or more operating businesses having their primary operations in the People’s Republic of China (“Business Combination”). Net proceeds of $33,537,396 from the Offering, including the exercise of the underwriters’ over-allotment option, and the Private Placement are held in a Trust Account and will only be released to the Company upon the earlier of: (i) the consummation of a business combination; or (ii) the Company’s liquidation, except to satisfy shareholder conversion rights. The Trust Account includes the deferred underwriting discount from the Offering of up to $1,187,004 which will be paid to the underwriters upon consummation of a business combination, as described in Note 6. Additionally, up to an aggregate of $700,000, plus up to an additional $350,000 during the Extended Period (as described below) if approved by shareholders, of interest earned on the Trust Account balance (net of any taxes paid or payable) may be released to the Company to fund operating activities. Through June 30, 2009, approximately $286,000 of interest earned on the Trust Account balance has been released to the Company.

On September 4, 2009, the Company issued a press release announcing that it has entered into a letter of intent with a company for a business combination. The target is a company with its principal business operations in the People’s Republic of China. The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for shareholder approval. In the event that shareholders owning 30% or more of the shares sold in the Offering vote against the business combination and exercise their conversion rights described below, the business combination will not be consummated. All of the Company’s shareholders prior to the Offering, have agreed to vote their pre-initial public offering ordinary shares in accordance with the vote of the majority of the shares voted by all shareholders of the Company who purchased their shares in the Offering or the aftermarket (“Public Shareholders”) with respect to any business combination. After consummation of a business combination, these voting safeguards will no longer be applicable.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 1 — ORGANIZATION AND BUSINESS OPERATIONS  – (continued)

In the event that the Company does not complete a business combination by March 12, 2010, or March 12, 2011 if extension is approved by the shareholders, the Company will be dissolved and the proceeds held in the Trust Account, plus certain interest, less certain costs, will be distributed to the Company’s public shareholders. If the Company receives Public Shareholder approval for the Extended Period and holders of 30% or more of the shares held by Public Shareholders do not vote against the Extended Period and elect to convert their ordinary shares in connection with the vote for the Extended Period, the Company will then have an additional 12 months in which to complete the initial business combination. If the Extended Period is approved, the Company will still be required to seek Public Shareholder approval before completing a business combination. In the event there is no business combination within the 24-month deadline (assuming the Extended Period is not approved) described above, the Company will dissolve and distribute to its Public Shareholders, in proportion to their respective equity interests, the amount held in the Trust Account, and any remaining net assets, after the distribution of the Trust Account. The Company’s corporate existence will automatically cease at the end of the 36-month period if the Company has not received shareholder approval for an initial business combination. In the event of liquidation, the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than the initial public offering price per share in the Offering.

With respect to a business combination which is approved and consummated or a vote on the Extended Period which is approved, any Public Shareholders who voted against the business combination or Extended Period may contemporaneously with or prior to such vote exercise their conversion right and their ordinary shares would be cancelled and returned to the status of authorized but unissued shares. The per share conversion price will equal the amount in the Trust Account (including interest therein), calculated as of two business days prior to the consummation of the proposed business combination or vote on Extended Period, divided by the number of common shares sold in the Offering and partial exercise of the over-allotment option.

A Public Shareholder’s election to convert ordinary shares in connection with the vote on the Extended Period will only be honored if the Extended Period is approved. Public Shareholders who vote their shares against the Extended Period and exercise their conversion rights, will not be able to vote these shares with respect to the initial business combination. All other Public Shareholders will be able to vote on the initial business combination.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management, the accompanying financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial statements.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Investments held in the Trust Account:

The amounts held in the Trust Account as of June 30, 2009 represent substantially all of the proceeds of the Offering plus partial exercise of the underwriters’ over-allotment option, the private placement and interest earned on the trust to date, and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination. The funds held in the Trust Account are invested in a money market fund that invests in US and state government and government agency debt securities.

Fair value of financial instruments:

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and current liabilities as disclosed in the accompanying balance sheets, approximate their fair value due to their short maturities.

Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes:

Under current Cayman Islands laws, the Company is not subject to income taxes or capital gains, and there is no Cayman Islands withholding tax imposed upon payments of dividends by the Company to its shareholders. In the future, the Company’s tax rate will be impacted by acquisitions of non-Cayman subsidiaries governed by the respective local income tax laws. Accordingly, no provision for income taxes has been made in the accompanying statements of operations.

Effective January 1, 2007, the Company adopted the provisions of “Accounting for Uncertainty in Income Taxes”. There were no unrecognized tax benefits as of June 30, 2009. The provision prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2009. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Ordinary shares subject to possible redemption:

As discussed in Note 1, the Company will only proceed with a Business Combination if: (1) it is approved by a majority of the votes cast by the Company’s public shareholders; and (2) public shareholders holding less than 30% (1,271,788) of the ordinary shares sold in the Offering and partial exercise of the over-allotment option, choose to exercise their redemption rights thereby receiving their per share interest in the Trust Account. In accordance with FASB’s Emerging Issues Task Force (EITF) Topic No. D-98, “Classification and Measurement of Redeemable Securities”, the Company has classified 1,271,788 shares of its ordinary shares outside of permanent equity as “Ordinary shares subject to redemption,” at a redemption price of $7.92 per share as of June 30, 2009. The Company will recognize changes in the conversion value as they occur and will adjust the carrying value of the ordinary shares subject to conversion to be equal to its conversion value at the end of each reporting period.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income (loss) per ordinary share:

Basic income per common share is computed by dividing net income by the weighted average common shares outstanding for the period. Diluted income per common share reflects the potential dilution that could occur if warrants were to be exercised or converted or otherwise resulted in the issuance of ordinary shares that then shared in the earnings of the entity.

For the period ended (six months) June 30, 2009, and for the period from July 18, 2007 (inception) to June 30, 2009, the Company had potentially dilutive securities in the form of 7,129,125 warrants, and 5,299,125 warrants issued as part of the Units (as defined below) in the Offering. Of the total warrants outstanding for the periods then ended, approximately 2,328,422 and 1,181,881, respectively, represent incremental shares of ordinary share, based on their assumed redemption, to be included in the weighted average number of shares of ordinary share outstanding (not subject to possible redemption) for the calculation of diluted income per ordinary share. The Company uses the “treasury stock method” to calculate potential dilutive shares, as if they were redeemed for ordinary share at the beginning of the period.

The Company’s statements of operations includes a presentation of income per ordinary share subject to possible redemption in a manner similar to the two-class method of income per share. Basic and diluted income amount for the maximum number of shares subject to possible redemption is calculated by dividing the net interest attributable to common shares subject to redemption by the weighted average number of shares subject to possible redemption. Basic and diluted net income (loss) per share amount for the shares outstanding not subject to possible redemption is calculated by dividing the net income (loss) exclusive of the net interest income attributable to ordinary share subject to redemption by the weighted average number of shares not subject to possible redemption.

Newly Adopted Accounting Pronouncements:

In December 2007, the FASB issued “Business Combinations”, which requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors, and other users, all of the information they need to evaluate and understand the nature and financial effect of the business combination. “Business Combinations” will be effective for acquisitions with a date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We will apply “Business Combinations” for any of our applicable acquisitions beginning January 1, 2009.

In December 2007, the FASB issued “Noncontrolling Interests in Consolidated Financial Statements”, which requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity; the inclusion of the amount of net income attributable to the noncontrolling interest in consolidated income on the face of the income statement; and a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. This guidance will be effective for the fiscal years beginning on or after December 15, 2008. We will apply to any applicable transactions beginning January 1, 2009.

In March 2008, the FASB issued “Disclosures about Derivative Instruments and Hedging Activities”, which is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged. The adoption of this statement is not expected to have a material effect on the Company’s results of operations or financial position; however, it could impact future transactions entered into by the Company.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

On April 9, 2009, the FASB issued the guidance of “Interim Disclosures about Fair Value of Financial Instruments” to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The guidance also amends Accounting Principles Board Opinion-Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The guidance shall be effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this if certain requirements are met. This guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this guidance requires comparative disclosures only for periods ending after initial adoption. The adoption of this guidance did not have a significant impact on the Company’s financial statements or related footnotes.

On April 9, 2009, the FASB issued the guidance of “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, to affirms that the objective of fair value when the market for an asset is not active is the price that would be received to sell the asset in an orderly transaction; clarifies and includes additional factors for determining whether there has been a significant decrease in market activity for an asset when the market for that asset is not active; eliminates the proposed presumption that all transactions are distressed (not orderly) unless proven otherwise. The guidance instead requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. In addition, this guidance requires an entity to disclose a change in valuation technique (and the related inputs) resulting from the application of it and to quantify its effects, if practicable. This guidance is effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009 if certain requirements are met. It must be applied prospectively and retrospective application is not permitted. The adoption of this guidance did not have a significant impact on the Company’s financial statements or related footnotes.

On April 9, 2009, the FASB issued “Recognition and Presentation of Other-Than-Temporary Impairments”, to be intended to bring consistency to the timing of impairment recognition, and provide improved disclosures about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. The guidance also requires increased and more timely disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. This guidance shall be effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. If an entity elects to adopt early either “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” , or “ Interim Disclosures about Fair Value of Financial Instruments” , the entity also is required to adopt early this guidance. Additionally, if an entity elects to adopt early, it is required to adopt “ Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” . This guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, this guidance requires comparative disclosures only for periods ending after initial adoption. The adoption did not have a significant impact on the Company’s financial statement or footnotes.

On May 28, 2009, the FASB issued the guidance regarding subsequent events, which we adopted on a prospective basis beginning April 1, 2009. The guidance is intended to establish general standards of accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for selecting that date. The application of the pronouncement did not have an impact on our financial position, results of operations or cash flows. These financial statements were approved by management and were issued on January 22, 2010. Subsequent events have been evaluated through this date.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board issued the statement of “Accounting Standards Codification TM and the Hierarchy of Generally Accepted Accounting Principles This statement confirmed that the FASB Accounting Standards Codification (the “Codification”) will become the single official source of authoritative U.S. GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force (“EITF”), and related literature. After that date, only one level of authoritative U.S. GAAP will exist. All other literature will be considered non-authoritative. The Codification does not change U.S. GAAP; instead, it introduces a new structure that is organized in an easily accessible, user-friendly online research system. The Codification, which changes the referencing of financial standards, becomes effective for interim and annual periods ending on or after September 15, 2009. The Company has adopted this standard and did not have any substantive impact on our financial statements or related footnotes.

Management does not believe that any other recently issued, but no yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3 — PUBLIC OFFERING

On March 7, 2008, the Company sold 4,000,000 units in the Offering at a price of $8.00 per unit. On March 31, 2008, the Company consummated the closing of an additional 239,300 units which were subject to the over-allotment option. Each unit consists of one share of the Company’s ordinary shares, $0.001 par value, and one warrant. Each warrant will entitle the holder to purchase from the Company one of the Company’s ordinary shares at an exercise price of $5.00 per share commencing on the later of: (i) The consummation of the Business Combination, or (ii) March 7, 2009. The warrants will be exercisable only if the Company continues to provide for an effective registration statement covering the ordinary shares issueable upon exercise of the warrants. In no event will the holder of a warrant be entitled to receive a net cash settlement or other consideration in lieu of physical settlement in shares of the Company’s ordinary shares.

The warrants expire on March 7, 2013, unless earlier redeemed. The warrants included in the units sold in the Offering are redeemable, at the Company’s option, in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ notice after the warrants become exercisable, only in the event that the last sale price of the ordinary shares exceeds $11.50 per share for any 20 trading days within a 30-trading day period.

The purchased warrants are recognized in additional paid-in-capital within shareholders’ equity since, under the terms of the warrants, the Company cannot be required to settle or redeem them for cash.

NOTE 4 — RELATED PARTY TRANSACTIONS

The Company has agreed to pay Hambrecht-Eu Capital, a company owned and managed by the Company’s Chairman of the Board, Chief Financial Officer and Secretary, $7,500 per month for office space and general and administrative services including secretarial support commencing on November 15, 2007 and continuing (i) until the consummation by the Company of a business combination (as described in Note 1), (ii) 18 months from commencement of the Offering if the Company does not effect a Business Combination, (iii) 24 months from the consummation of the Offering if a letter of intent, agreement in principle or definitive agreement, has been executed within 18 months of commencement of the Offering and the Company has not effected a business combination, or (iv) 36 months from the consummation of the Offering if an extension has been approved by the Company’s shareholders under certain circumstances.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS  – (continued)

AEX Enterprises Limited, W.R. Hambrecht + Co., LLC and the Hambrecht 1980 Revocable Trust, companies controlled by Elizabeth B. Hambrecht, wife of Robert Eu, one of the Company’s founders and the Company’s Chairman, Chief Financial Officer and Secretary and William R. Hambrecht, Robert Eu’s father-in-law, Shea Ventures LLC, a company controlled by Edmund H. Shea Jr. and Marbella Capital Partners Ltd., a company controlled by John Wang, our Chief Executive Officer, purchased an aggregate of 1,550,000 warrants at a price of $1.00 per warrant ($1,550,000 in the aggregate) in a private placement immediately prior to the initial public offering (“private placement warrants”). Elizabeth B. Hambrecht owns approximately 25% and William R. Hambrecht controls (through a trust of which he is trustee) approximately 38% of the voting shares of AEX Enterprises Limited. William Hambrecht is a controlling person of W.R. Hambrecht + Co., LLC and is the trustee of the Hambrecht 1980 Revocable Trust. The proceeds from the sale of the private placement warrants were added to the proceeds from the Offering and are held in the Trust Account pending the Company’s consummation of a Business Combination. If the Company does not complete a Business Combination that meets the criteria described in the Offering, then the $1,550,000 purchase price of the private placement warrants will become part of any liquidating distribution to the Company’s public shareholders following the Company’s liquidation and dissolution and the private placement warrants will expire worthless.

The private placement warrants will be non-redeemable so long as they are held by the original holders of the warrants, the pre-initial public offering shareholders and directors or their permitted transferees. In addition, pursuant to the registration rights agreement, the holders of the private placement warrants and the underlying ordinary shares will be entitled to certain registration rights immediately after the consummation of the initial business combination and the warrants may be exercised on a cashless basis if held by the original holder, the pre-initial public offering shareholder and director or their permitted transferees. With those exceptions, the private placement warrants have terms and provisions that are otherwise identical to those of the warrants sold as part of the units in the Offering.

The sale of private placement warrants did not result in the recognition of stock-based compensation expense because the private placement warrants were sold at or above fair market value.

AEX Enterprises Limited, W.R. Hambrecht + Co., LLC, the Hambrecht 1980 Revocable Trust, Shea Ventures LLC and Marbella Capital Partners Ltd. have agreed, subject to certain exceptions, not to transfer, assign or sell any of its private placement warrants until after the Company consummates a Business Combination. However, prior to the consummation of a business combination, the original holders of the warrants will be permitted to transfer their private placement warrants in certain limited circumstances, such as to the Company’s officers and directors, and other persons or entities associated with such persons, but the transferees receiving such private placement warrants will be subject to the same sale restrictions imposed on such entity.

Robert Eu, one of the Company’s founders, had provided to the Company advances totaling approximately $282,000 to pay a portion of the expenses of the Offering for the SEC registration fee, FINRA registration fee, and accounting and legal fees and expenses. The note was payable on demand with interest at 4% per annum. The note, plus interest of approximately $5,000, was repaid out of the proceeds of the Offering on March 12, 2008.

NOTE 5 — FAIR VALUE MEASUREMENTS

The Company complies with Fair Value Measurements , for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 5 — FAIR VALUE MEASUREMENTS  – (continued)

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2009 and December 31, 2008, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Fair Value of Financial Assets as of June 30, 2009

Description	June 30, 2009	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$30,271	$30,271	$—	$—
Cash equivalents held in Trust Account	33,838,155	33,838,155	—	—
Total	$33,868,426	$33,868,426	$—	$—

Fair Value of Financial Assets as of December 31, 2008

Description	December 31, 2008	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents	$100,312	$100,312	$—	$—
Cash equivalents held in Trust Account	33,798,651	33,798,651	—	—
Total	$33,898,963	$33,898,963	$—	$—

The fair values of the Company’s cash equivalents and cash and cash equivalents held on the Trust Account are determined through market, observable and corroborated sources.

NOTE 6 — COMMITMENTS AND UNDERWRITERS’ COMPENSATION

The Company consummated the Offering on March 12, 2008 and paid to the underwriters a $1,120,000 underwriting fee, representing 3.5% of the gross proceeds, and is committed to pay up to an additional $1,120,000, currently held in the Trust Account, representing an additional deferred underwriting fee of 3.5%, payable upon the Company’s consummation of a Business Combination.

On March 31, 2008, the underwriters exercised their over-allotment option and purchased from the Company an additional 239,300 units. The Company paid to the underwriters a $67,004 underwriting discount, representing 3.5% of the over-allotment gross proceeds, and is committed to pay up to an additional $67,004, currently held in the Trust Account, representing an additional deferred underwriting discount of 3.5%, payable upon the Company’s consummation of a Business Combination.

The Company also issued and sold to the underwriters on the closing date an option, as an additional compensation to purchase up to an aggregate of 280,000 units for an aggregate purchase price of $100. The Option shall be exercisable, in whole or in part, commencing on the later of the consummation of a Business Combination or six months from March 7, 2008 and expiring on March 7, 2013 at an initial exercise price of $10.00 per Unit.

Hambrecht Asia Acquisition Corp.
(a corporation in the development stage)

Notes to Financial Statements

NOTE 6 — COMMITMENTS AND UNDERWRITERS’ COMPENSATION  – (continued)

The Company has determined based upon a Black-Scholes- Merton option pricing model, that the estimated fair value of the option on the date of sale would be approximately $3.36 per unit or an aggregate of approximately $941,000, assuming an expected term of five years, estimated volatility of 51.51% and a risk-free interest rate of 3.38%. Given the parameters used in the computation of the value of the option change over time, the actual fair value of the option on the date of sale is expected to be different from the estimated fair value computed above.

The volatility calculation of 51.51% is based on the latest five year average prior to the Offering, volatility of 62 companies drawn from the Shanghai Stock Exchange Composite Index that had market capitalizations between $70 million and $150 million. Because the Company does not have a trading history, the Company estimated the potential volatility of its ordinary share price, which will depend on a number of factors which cannot be ascertained at this time. The Company used the annualized volatility of the historical volatilities for a period of time equal in length to the term of the option because the Company believes that the volatility of these companies is a reasonable benchmark to use in estimating the expected volatility for the Company’s ordinary share post-Business Combination. Although an expected life of five years was taken into account for purposes of assigning value to this option, if the Company does not consummate a Business Combination within the prescribed time period and liquidates, this option would become worthless.

Pursuant to Rule 2710(g)(1) of FINRA Conduct Rule, the option to purchase 280,000 units is deemed to be underwriting compensation and therefore upon exercise, the underlying ordinary shares and warrants are subject to a 180-day lock-up. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of the Offering.

NOTE 7 — GOING CONCERN

On September 4, 2009, the Company has issued a press release announcing that it has entered into a letter of intent with a company for a business combination. The target is a company with its principal business operations in the People’s Republic of China. Pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, the execution of the letter of intent affords the Company a six-month extension for completion of a business combination, until March 12, 2010.

The consummation of the business combination is subject to, among other things, execution of a definitive agreement and required stockholder approval. There can be no assurance that a business combination will be consummated. However, if we anticipate that we will not be able to consummate a business combination by March 12, 2010, we may seek shareholder approval to extend the period of time to consummate a business combination until March 12, 2011. If we are unable to complete the business combination by March 12, 2010, or March 12, 2011 if extension period approved, our purposes and powers will be limited to dissolving, liquidating and winding up. Also contained in our articles of association is the requirement that our board of directors, to the fullest extent permitted by law, consider a resolution to dissolve our company at that time. Consistent with such obligations, our board of directors will seek shareholder approval for any such plan of distribution, and our pre-initial public offering shareholders and directors have agreed to vote in favor of such dissolution and liquidation. This provision will be amended only in connection with, and upon consummation of, its initial business combination by such date. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern and is required to liquidate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
SGOCO Technology Ltd. and subsidiaries

We have audited the accompanying consolidated balance sheets of SGOCO Technology Ltd. and subsidiaries (the “Company”) as of December 31, 2009, 2008 and 2007, and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended December 31, 2009. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009, 2008, and 2007, and the results of its operations and its cash flows for each of the years in the three years period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Frazer Frost, LLP

Brea, California
February 12, 2010

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31,

	2009	2008	2007

ASSETS

CURRENT ASSETS
Cash	$4,420,629	$352,569	$45,045
Restricted cash	6,984,083	178,029	116,855
Accounts receivables, trade	18,641,548	3,864,498	433,256
Accounts receivables - related parties	224,407	3,789,374	365,409
Other receivables	121,226	128,197	92,926
Other receivables - related parties	-	-	6,253,947
Inventories	4,011,505	8,241,885	3,540,959
Advances to suppliers	11,950,074	4,357,239	178,798
Advances to suppliers - related parties	8,954,051	10,809,141	117,040
Other current assets	23,439	143,380	112,304
Total current assets	55,330,962	31,864,312	11,256,539

PLANT AND EQUIPMENT, NET	15,729,350	6,147,537	4,795,202

OTHER ASSETS
Intangible assets, net	8,412,366	2,449,320	48,692
Total other assets	8,412,366	2,449,320	48,692

Total assets	$79,472,678	$40,461,169	$16,100,433

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Notes payables	$18,709,038	$5,004,655	$909,176
Bank overdraft	717,562	-	-
Short term loan	19,230,756	3,667,500	-
Accounts payables, trade	3,490,937	2,082,724	1,508,360
Accrued liabilities	74,147	47,892	30,432
Other payables	382,978	345,069	142,803
Other payables - related parties	198,875	7,499,902	38,388
Customer deposits	457,761	-	-
Customer deposits - related parties	335,056	29,702	-
Taxes payable	3,872,916	3,282	1,046
Total current liabilities	47,470,026	18,680,726	2,630,205

COMMITMENT AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, $0.001 par value, 1,000,000 shares authorized, nil issued and outstanding as of December 31, 2009, 2008 and 2007	-	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized, 14,300,000 issued and outstanding at December 31, 2009, 2008 and 2007	14,300	14,300	14,300
Paid-in capital	17,263,916	14,183,916	12,383,946
Statutory reserves	1,286,942	571,035	48,590
Retained earnings	11,394,086	4,950,920	248,920
Accumulated other comprehensive income	2,043,408	2,060,272	774,472
Total shareholders' equity	32,002,652	21,780,443	13,470,228

Total liabilities and equity	$79,472,678	$40,461,169	$16,100,433
See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2009	2008	2007

REVENUES
Revenues	$52,087,313	$30,656,801	$8,434,314
Revenues - Related Party	6,201,701	9,704,467	1,924,836
Other operating income	9,585,290	3,429,574	123,847
TOTAL REVENUES	67,874,304	43,790,842	10,482,997

COST OF GOODS SOLD
Costs of goods sold	44,625,385	27,796,056	7,655,578
Cost of goods sold - Related Party	4,757,517	6,426,462	1,711,766
Other operating expenses	8,381,433	3,486,510	140,634
TOTAL COST OF GOODS SOLD	57,764,335	37,709,028	9,507,978

GROSS PROFIT	10,109,969	6,081,814	975,019

OPERATING EXPENSES:
Selling expenses	116,918	211,198	34,230
General and administrative expenses	889,481	562,265	326,274
Total operating expenses	1,006,399	773,463	360,504

INCOME FROM OPERATIONS	9,103,570	5,308,351	614,515

OTHER INCOME (EXPENSES):
Interest income	7,221	4,640	2,658
Interest expense	(841,613)	(70,108)	(62,367)
Other income	74,030	26,403	1,771
Other expenses	(149,923)	(44,841)	(70,682)
Total other income (expenses), net	(910,285)	(83,906)	(128,620)

INCOME BEFORE PROVISION FOR INCOME TAXES	8,193,285	5,224,445	485,895

PROVISION FOR INCOME TAXES	1,034,212	-	-

NET INCOME	7,159,073	5,224,445	485,895

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	(16,864)	1,285,800	641,620

COMPREHENSIVE INCOME	$7,142,209	$6,510,245	$1,127,515

EARNINGS PER SHARE - BASIC AND DILUTED
Weighted average number of shares	8,500,000	8,500,000	8,500,000
Earnings per share	$0.84	$0.61	$0.06

See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

						Accumulated
				Retained Earnings		other
	Common stock		Paid-in	Statutory		comprehensive
	Shares	Par Value	capital	reserves	Unrestricted	income	Totals
BALANCE, December 31, 2006	14,300,000	$14,300	$6,028,860	$-	$(188,385)	$132,852	$5,987,627

Shareholders' contribution			6,355,086				6,355,086
Net income (loss)					485,895		485,895
Adjustment of statutory reserve				48,590	(48,590)		-
Foreign currency translation adjustments						641,620	641,620

BALANCE, December 31, 2007	14,300,000	$14,300	$12,383,946	$48,590	$248,920	$774,472	$13,470,228

Shareholders' contribution			1,799,970				1,799,970
Net income (loss)					5,224,445		5,224,445
Adjustment of statutory reserve				522,445	(522,445)		-
Foreign currency translation adjustments						1,285,800	1,285,800

BALANCE, December 31, 2008	14,300,000	$14,300	$14,183,916	$571,035	$4,950,920	$2,060,272	$21,780,443

Shareholders' contribution			3,080,000				3,080,000
Net income (loss)					7,159,073		7,159,073
Adjustment of statutory reserve				715,907	(715,907)		-
Foreign currency translation adjustments						(16,864)	(16,864)

BALANCE, December 31, 2009	14,300,000	$14,300	$17,263,916	$1,286,942	$11,394,086	$2,043,408	$32,002,652

See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,159,073	$5,224,445	$485,895
Adjustments to reconcile net income to cash provided by
(used in) operating activities:
Depreciation and amortization	618,237	507,358	201,722
Change in operating assets and liabilities
Accounts receivables, trade	(14,767,985)	(3,341,788)	319,397
Accounts receivables - related parties	3,562,779	(3,339,306)	(350,937)
Subsidy receivable	-	-	33,049
Other receivables	6,967	(28,264)	1,622,464
Other receivables - related parties	-	5,565,913	(6,006,253)
Inventories	4,227,785	(4,375,579)	(853,874)
Advances to suppliers	(7,588,177)	(4,093,507)	(171,716)
Advances to suppliers-related party	1,853,952	(10,498,192)	(112,405)
Other current assets	29,895	(17,365)	(32,025)

Change in operating liabilities
Notes payables	13,695,975	3,961,734	873,167
Accounts payables, trade	1,407,351	460,595	516,156
Other payables	37,885	(56,130)	(6,862)
Other payables - related parties	(7,299,039)	9,109,628	36,868
Accrued liabilities	26,239	15,063	906
Customer deposits	457,480	-	-
Customer deposits - related parties	305,167	29,186	-
Taxes payable	3,957,232	(3,319)	178,159
Net cash provided by (used in) operating activities	7,690,816	(879,528)	(3,266,289)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(5,551,830)	(154,590)	(3,416,626)
Payment to construction-in-progress	(8,001,657)	(3,080,821)	-
Purchase of intangible assets	(5,972,103)	(2,356,269)	(44,131)
Net cash used in investing activities	(19,525,590)	(5,591,680)	(3,460,757)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(6,801,878)	(52,071)	(112,227)
Bank overdraft	717,122	-	-
Proceeds from government	3,372,030	1,974,855	-
Proceeds from short-term loan	50,174,196	22,138,064	4,074,474
Payments on short-term loan	(34,620,488)	(18,534,314)	(4,553,094)
Shareholder contribution	3,080,000	1,799,970	6,355,086
Net cash provided by financing activities	15,920,982	7,326,504	5,764,239

EFFECT OF EXCHANGE RATE ON CASH	(18,148)	(547,772)	32,761

INCREASE/(DECREASE) IN CASH	4,068,060	307,524	(930,046)

CASH, beginning of year	352,569	45,045	975,091

CASH, end of year	$4,420,629	$352,569	$45,045

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest expenses paid (net of amount capitalized)	$841,613	$70,108	$62,367
Income taxes paid	$106,977	$-	$-

See accompanying notes to the Consolidated Financial Statements.

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 1 – Organization and description of business

SGOCO Technology Ltd., formerly known as Hambrecht Asia Acquisition Corp. (the “Company” or “we”, “our” or “us”) is incorporated under the law of the Cayman Islands on July 18, 2007.  The Company was formed as a blank check company for the purpose of acquiring one or more operating businesses in the People’s Republic of China (“China” or “PRC”) through a merger, stock exchange, asset acquisition or similar business combination or control through contractual arrangements.

The Company completed its initial public offering (“IPO”) of units consisting of one ordinary share and one warrant to purchase one ordinary share in March 12, 2008.  On March 12, 2010, the Company completed a share exchange transaction with Honesty Group Holdings Limited (“Honesty Group”) and its shareholders, and Honesty Group became a wholly-owned subsidiary of the Company.  On the closing date, the Company issued 14,300,000 of its ordinary shares of common stocks to Honesty Group in exchange for 100% of the capital stock of Honesty Group.

The share exchange transaction was accounted for as reorganization and recapitalization of Honesty Group.  As a result, the consolidated financial statements of the Company (the legal acquirer) is, in substance, those of Honesty Group (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of the share exchange transaction.  There was no gain or loss recognized on the transaction.  The historical financial statements for periods prior to March 12, 2010 are those of Honesty Group except that the equity section and earnings per share have been retroactively restated to reflect the reorganization and recapitalization.

Honesty Group is a limited liability company registered in Hong Kong on September 13, 2005. It directly owns 100% of Guanke Electron Technological Industry Co., Ltd., (“Guanke”), Guanwei Electron Technological Co., Ltd., (“Guanwei”), and Guancheng Electron Technological Industry Co., Ltd., (“Guancheng”).  The Company designs, manufactures, and distributes liquid crystal display or “LCD” related products and technologies including televisions, monitors, panels, and application-specific products.  Products are sold primarily in China and also in international markets, primarily in Europe.

Guanke, Guanwei and Guancheng are limited liability companies established in Jinjiang City, Fujian Province under the corporate laws of the People’s Republic of China (“PRC” or “China”).  Guanke was formed on January 16, 2006 with a registered capital of $11,880,000. Currently, Guanke is the Company‘s main operating entity.  Guanwei and Guancheng were formed on June 22, 2007 with registered capital of $11,880,000 and $7,800,000, respectively, of which $3,130,000 and $2,259,970, respectively, had been invested by Honesty as of December 31, 2009. The remaining registered capital of $8,750,000 and $5,540,000 has to be fulfilled by the end of 2010. Guanwei and Guancheng are under the development stage and have no operations as of December 31, 2009.

Note 2 – Accounting policies

Principle of consolidation and basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), and include the financial statements of the Company and all its majority-owned subsidiaries that require consolidation. All material intercompany transactions and balances have been eliminated in the consolidation. Following are the entities which were consolidated:

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

	Place incorporated	Ownership percentage
Honesty	Hong Kong	Parent Company
Guanke	Jinjiang, China	100.00%
Guanwei	Jinjiang, China	100.00%
Guancheng	Jinjiang, China	100.00%

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from management’s estimates.

Concentration of risks

The Company maintains balances at financial institutions which, from time to time, may exceed Hong Kong Deposit Protection Board insured limits for the banks located in Hong Kong.  Balances at financial institutions or state owned banks within the PRC are not insured.  As of December 31, 2009, 2008, and 2007, the Company had deposits, including restricted cash balances, in excess of federally insured limits totaling $11,331,560, $420,107, and $122,255, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Sales revenue from four major customers was approximately 73% of the Company’s total sales for the year ended December 31, 2009, with each customer individually accounting for 27%, 21%, 16%, and 10% of revenue, respectively. The Comp a ny’s accounts receivable from these customers was approximately $14 million as of December 31, 2009.

Sales revenue from four major customers was approximately 69% of the Company’s total sales for the year ended December 31, 2008, with each customer individually accounting for 27%, 17%, 13%, and 11% of revenue, respectively. The Comp a ny’s accounts receivable from these customers was approximately $3.4 million as of December 31, 2008.

Sales revenue from two major customers was approximately 46% of the Company’s total sales for the year ended December 31, 2007, with each customer individually accounting for 28% and 18% of revenue, respectively. The Comp a ny’s accounts receivable from these customers was approximately $688,000 as of December 31, 2007.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

One major vendor provided approximately 21% of raw materials purchased by the Company during the year ended December 31, 2009 and the Company had no accounts payable due to those vendors as of December 31, 2008.

One major vendor provided approximately 11% of raw materials purchased by the Company during the year ended December 31, 2008, and the Company had no accounts payable due to this vendor as of December 31, 2008.

Three major vendors provided approximately 31% of raw materials purchased by the Company during the year ended December 31, 2007, with each vendor individually accounting for 17% and 14%, respectively. The Company’s accounts payable to these vendors was approximately $625,000 as of December 31, 2007.

The Company's operations are carried out in the PRC and its operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash includes cash on hand and demand deposits in accounts maintained with financial institutions or state owned banks within the PRC and Hong Kong.

Restricted cash

The Company has notes payable outstanding and line of credit arrangements with various banks and is required to keep certain amounts on deposit that are subject to withdrawal restrictions.

Restricted cash represents amounts set aside by the Company in accordance with the Company’s debt agreements with certain financial institutions.  These cash amounts are designated for the purpose of paying down the principal amounts owed to the financial institutions, and these amounts are held at the same financial institutions with which the Company has debt agreements in the PRC.  Due to the short term nature of the Company’s debt obligations to these banks, the corresponding restricted cash balances have been classified as current in the consolidated balance sheets.

Accounts receivable, trade

Receivables include trade accounts due from customers and other receivables from cash advances to employees, related parties or third parties.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentration, customer credit worthiness, current economic trends and changes in customer payment patterns to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is made when collection of the full amount is no longer probable.  Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable, known bad debts are written off against allowance for doubtful accounts when identified.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Inventories

Inventory is composed of raw materials, mainly parts for assembly of LCD products, and finished goods. Inventory is valued at the lower of cost or market value using the weighted average method. Management reviews inventories for obsolescence and compares the cost of inventory with the market value at least annually.  An allowance is made for writing down the inventory to its market value, if lower than cost.

Plant and equipment

Equipment is stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred.  Major additions are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated Useful Life
Buildings and improvements	20 years
Machinery equipment	10 years
Vehicles and office equipment	5 years

Construction in progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities.  No depreciation is provided for construction in progress until such time as the assets are completed and placed into service.

Government grants

The Company is entitled to receive grants from the PRC municipal government due to its operation in the high and new technology business sector.  For the years ended December 31, 2009 and 2008, the Company received grants of approximately $3,372,000 (RMB 23,000,000) and $1,975,000 (RMB 13,700,000), respectively, from the PRC municipal government. Grants of $613,000 (RMB 5,000,000) were received in 2006.  Grants received from the PRC municipal government can be used for enterprise development and technology innovation purposes.  The government grants received during the 2009, 2008, and 2007 periods were recognized in the accompanying consolidated balance sheets as a reduction of cost of the assets acquired and buildings constructed.

Intangible assets

Intangible assets mainly include land use rights. All land in the PRC is government owned.  However, the government grants “land use rights”.  The Company acquired land use rights in 2007 and has the right to use the land for 50 years.  The rights are amortized on a straight line basis over 50 years.  As the land was under construction, no amortization was provided for the years ended 2008 and 2007.  Guanke began amortizing costs during the 4 th quarter of 2009 as the land has been placed into service.  Land for Guanwei and Guancheng remains unamortized as both entities are under the development stage and have no operations as of December 31, 2009.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Impairment of long-lived assets

The Company evaluates long lived assets, including equipment and intangible assets, for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets, other long-lived assets, and goodwill is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.  The Company also re-evaluates the periods of depreciation and amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.  As of December 31, 2009, management believes there was no impairment of long-lived assets.

Fair value of financial instruments

The accounting standards regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires fair value disclosures of those financial instruments.  The fair value measurement accounting standard defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follows:

• Level 1	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

• Level 2
inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

• Level 3	inputs to the valuation methodology are unobservable and significant to the fair value.

As of December 2009 and 2008, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with the Financial Accounting Standard Board (the “FASB”)’s accounting standard.

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record assets and liabilities at fair value on a non-recurring basis.  Generally, assets are recorded at fair value on a non-recurring basis as a result of impairment charges.  For the years ended December 31, 2009, 2008, and 2007, there were no impairment charges.  Refer to the discussion elsewhere in the notes for impairment valuation.

Revenue recognition

The Company's revenue recognition policies are in accordance with the accounting standards. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. For products that are required to be examined by customers, sales revenue is recognized after the customer examination is passed. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.  The Company offer limited extended warranty and service contracts to customers.  Most of these services are provided by the distributors.  Management did not estimate future warranty liabilities as historical warranty expenses were minimum.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Income taxes

The Company accounts for income taxes in accordance with the FASB’s accounting standard for income taxes.  Under the asset and liability method as required by this accounting standard, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  The charge for taxation is based on the results for the reporting period as adjusted for item, which are non-assessable or disallowed.  It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.  The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion, or all of, a deferred tax asset will not be realized. There was no deferred tax amount as of December 31, 2009, 2008 and 2007.

Under the accounting standard regarding accounting for uncertainty in income taxes, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Advertising costs

The Company expenses the cost of advertising as incurred in selling, general and administrative costs. The Company incurred $0, $0 and $3,687 for the years ended December 31, 2009, 2008 and 2007, respectively.

Shipping and handling

Shipping and handling for raw materials purchased are included in cost of goods sold. Shipping and handling cost incurred to ship finished products to customers are included in selling expenses. Shipping and handling expenses for the years ended December 31, 2009, 2008, and 2007 amounted to $58,288, $40,792, and $10,610, respectively.

Research and development costs

Research and development costs are expensed as incurred.  The costs of material and equipment that are acquired or constructed for research and development activities and have alternative future uses are classified as plant and equipment and depreciated over their estimated useful lives.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Earnings per share

The Company reports earnings per share in accordance with the provisions of FASB’s related accounting standard. This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Dilution is computed by applying the treasury stock method. Under this method, option and warrants were assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

On March 12, 2010, pursuant to the terms of the Share Exchange Agreement, the Company issued 5,800,000 shares to the former shareholders of Honesty Group, to be held in escrow and released if certain income milestones are met for 2010 and 2011. In accordance with the accounting standards, outstanding common stocks that are contingently returnable are treated in the same manner as contingently issuable.

Foreign currency translation

The reporting currency of the Company is the US dollar.  The functional currency of PRC subsidiaries is the Chinese Renminbi (“RMB”). Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Capital accounts are translated at their historical exchange rates when the capital transaction occurred.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation gain resulting from this process amounted to $(16,864), $1,285,800, and $641,620 for the years ended December 31, 2009, 2008 and 2007, respectively.  The balance sheet amounts with the exception of equity were translated 6.82 RMB, 6.82 RMB and 7.29 RMB to $1.00 at December 31, 2009, 2008 and 2007, respectively. The equity accounts were stated at their historical exchange rates. The average translation rates applied to the income and cash flow statement amounts for the years ended December 31, 2009, 2008 and 2007 were 6.82 RMB, 6.94 RMB and 7.59 RMB to $1.00, respectively.

In accordance with accounting standards regarding the statement of cash flows, cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Recent accounting pronouncements

In April 2009, the FASB issued three related FASB Staff Positions: (i) Recognition of Presentation of Other-Than-Temporary Impairments, (ii) Interim Disclosures about Fair Value of Financial Instruments, and (iii) Determining the Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly, which are effective for interim and annual reporting periods ending after June 15, 2009. The first Staff Position modifies the requirement for recognizing other-than-temporary impairments, changes the existing impairment model, and modifies the presentation and frequency of related disclosures. The second Staff Position requires disclosures about fair value of financial instruments for interim reporting periods as well as in annual financial statements.  The third Staff Position requires new disclosures regarding the categories of fair value instruments, as well as the inputs and valuation techniques utilized to determine fair value and any changes to the inputs and valuation techniques during the period.  The adoption of these FASB Staff Positions did not have a material impact the Company’s consolidated financial statements.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

In May 2009, the FASB issued an accounting standard which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The standard also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. The standard is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this Standard during the second quarter of 2009. The standard requires that public entities evaluate subsequent events through the date that the financial statements are issued.

In June 2009, the FASB issued an accounting standard which establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. The Codification does not change current US GAAP, but is intended to simplify user access to all authoritative US GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for interim and annual periods ending after September 15, 2009, and as of the effective date, all existing accounting standard documents will be superseded. The Codification is effective for the Company in the third quarter of 2009, and accordingly, all current and subsequent public filings will reference the Codification as the sole source of authoritative literature.

In August 2009, the FASB issued an Accounting Standards Update (“ASU”) regarding measuring liabilities at fair value. This ASU provides additional guidance clarifying the measurement of liabilities at fair value in circumstances in which a quoted price in an active market for the identical liability is not available; under those circumstances, a reporting entity is required to measure fair value using one or more valuation techniques, as defined. This ASU is effective for the first reporting period, including interim periods, beginning after the issuance of this ASU. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary.  Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary.  Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value.  In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.  This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets.  This ASU is effective beginning in the first interim or annual reporting period ending on or after December 31, 2009.  The Company is currently evaluating the impact of this ASU; however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

Note 3 - Accounts receivable

Accounts receivable as of December 31, 2009, 2008 and 2007 consisted of the following:

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

	2009	2008	2007
Accounts receivable	$18,641,548	$3,864,498	$433,256
Accounts receivables –related parties	224,407	3,789,374	365,409
Allowance for bad debts	-	-	-
Trade accounts receivable, net	$18,865,955	$7,653,872	$798,665

Note 4 – Inventories

Inventories consist of the following at December 31 of 2009, 2008 and 2007 as follows:

	2009	2008	2007
Raw material	$2,999,847	$8,042,468	$3,540,959
Finished goods	1,011,658	199,417	-
Total inventories	$4,011,505	$8,241,885	$3,540,959

Note 5 – Advances to suppliers

The Company makes advances to certain vendors for inventory purchases and construction projects. The advances on inventory purchases were $11,950,074, $4,357,239 and $178,798 as of December 31, 2009, 2008 and 2007, respectively. See Note 14 for disclosure related to advances to related parties.

Note 6 – Plant and equipment, net

Plant and equipment consists of the following at December 31:

	2009	2008	2007

Buildings and improvements	$5,336,213	$-	$-
Machinery and equipment	5,307,691	5,249,195	4,832,814
Vehicles and office equipment	265,116	104,587	61,482
Construction in progress	6,212,647	1,5 80,178	154,007
Total	17,121,667	6,933,960	5,048,303
Less: accumulated depreciation	(1,392,317)	(786,423)	(253,101)
Plant and equipment, net	$15,729,350	$6,147,537	$4,795,202

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Construction in progress represents labor costs, materials, capitalized interest incurred in connection with the construction of the new plant facility and the construction and installation of manufacturing equipment in manufacturing plant.

Construction in progress at December 31, 2009 consisted of the following:

Project Description	December 31, 2009	Commencement date	Expected completion date	Estimated additional cost
Facilities	$4,067,521	October 15, 2007	June 30, 2010	$4,492,000
Equipment	2,145,126	March 29, 2009	June 30, 2010	79,000
	$6,212,647			$4,571,000

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 amounted to $605,522 $506,638, and $201,064, respectively.

For the year ended December 31, 2009, interest expense of approximately $176,000 was capitalized into construction in progress; no interest was capitalized for the two years ended December 2008 and 2007.

Note 7 – Intangible assets, net

Net intangible assets consist of the following at December 31:

	2009	2008	2007

Land use rights	$8,422,888	$2,447,119	$45,950
Software	3,668	3, 668	3 , 428
Total	8,426,556	2,450,787	49,378

Less: accumulated amortization	(14,190)	(1,467)	(686)
Intangible assets, net	$8,412,366	$2,449,320	$48,692

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Amortization expense for the years ended December 31, 2009, 2008 and 2007 amounted to $12,715, $720, and $658, respectively.  Guanke began amortizing costs during the 4 th quarter of 2009 as the land was placed into service.  Land for Guanwei and Guanchung remains unamortized as both entities are under the development stage and have no operations as of December 31, 2009.

The estimated aggregate amortization expense for each of the five fiscal years will be approximately $50,000 assuming Guanwei and Guanchung remain under the development stage.

Note 8 – Debt

Notes payable

Notes payable are lines of credit extended by the banks.  When purchasing raw materials, the Company often issues a short term note payable to the vendor funded with draws on the lines of credit. This short term note payable is guaranteed by the bank for its complete face value through a letter of credit and usually matures within three to six months of issuance.  The banks either charge interest or require the Company to deposit a certain amount of cash at the bank as a guarantee deposit which is classified on the balance sheet as restricted cash.  In addition, the banks charge processing fees based on the face value of the note.

As of December 31, 2009, 2008, 2007, $6,984,083, $178,029, and $116,855 of restricted cash was collateral for the $18,709,038, 5,004,655, and $909,176 notes payable, which was approximately 30%, 4%, and 13%, respectively, of the notes payable the Company issued.  Notes payable is secured by a pledge of the Company’s operating equipment.

	December 31,	December 31,	December 31,
	2009	2008	2007
Letters of credit from Agricultural Bank of China with interest rates ranging from 3.04% to 5.05%	$1,451,232	$2,137,104	$909,176
Letters of credit from China Merchants Bank Ltd. with interest rates ranging from 4.03% to 4.47%		2,867,551	-
Letters of credit from Bank of Communications with an interest rate of 4.5%	4,339,457	-	-
Letters of credit from Industrial and Commercial Bank of China with an interest rate of 3.38%	4,871,642	-	-
Notes payable from Bank of Communications, non-interest bearing	8,046,707	-	-
Total	$18,709,038	$5,004,655	$909,176

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Bank overdraft

In connection with the notes payable, the Company entered into an overdraft line of credit agreement with a local bank in 2009.  The maximum overdraft limit is approximately $1.5 million (RMB10 million) and will expire on August 17, 2010.  Each bank overdraft has a term of 90 days at an interest rate of 5.3%. The Bank overdraft line is secured by the Company’s land use rights. As of December 31, 2009, bank overdrafts amounted to $717,562.

Short term loans

Short term loans represent amounts due to various banks and other companies and are normally due within one year.  The loan principal is due at maturity.  The loans can be renewed with the banks.  The Company has the following short term loans from banks at:

	December 31,	December 31,	December 31
	2009	2008	2007
Two loans with Industrial Bank Co., LTD, Due 12/2009 with an interest rate of 5.58%, guaranteed by the Company's board members and secured by the Company's land use right	$-	$3,667,500	$-
Four loans with Industrial Bank Co., LTD, Due 11/2010 with an interest rate of 5.31%, guaranteed by the Company's board members and secured by the Company's land use right	4,987,800	-	-
Two loans with Agricultural Bank of China, Due 3/2010 with an interest rate of 5.58%, guaranteed by the Company's board members and secured by the Company's land use right	5,868,000	-	-
Bank of Communications, Due 3/2010 with an interest rate of 5.84%, secured by the Company's land use right	5,134,500	-	-
Industrial and Commercial Bank of China, Due 6/2010 with an interest rate of 3.21%, secured by one accounts receivable balance*	1,467,000	-	-
Total – bank loans	$17,457,300	$3,667,500	$-

* Cash collected is designated for the purpose of paying down the principal amounts owed to the financial institutions and is included in restricted cash.  As of December 31, 2009, cash collected net of interest charges and service fees approximated $1,387,000.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

The Company had one loan from an unrelated company.  The loan bears no-interest, is due on demand, and is unsecured. The balance amounted to $1,773,456 as of December 31, 2009.

Total interest incurred amounted to $1,017,545, $70,108 and $62,367 for the years ended December 31, 2009, 2008 and 2007, respectively.  For the year ended December 31, 2009, interest expense of approximately $176,000 was capitalized into construction in progress; no interest was capitalized for the year ended December 2008 and 2007.

Note 9 – Employee pension

Regulations in the PRC require the Company to contribute to a defined contribution retirement plan for all permanent employees.  The PRC government is responsible for the pension liability to these retired employees.  The Company is required to make monthly contributions to the state retirement plan at 20% of the base requirement for all permanent employees.  Different geographic locations have different base requirements.  Total pension expense incurred by the Company was immaterial for the years ended December 31, 2009, 2008, and 2007.

Note 10 – Shareholders’ equity

Statutory reserves

The laws and regulations of the PRC require that before an enterprise distributes profits to its partners, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations in proportions determined at the discretion of the board of directors, after the statutory reserves.

Surplus reserve fund

As stipulated by the Company Law of the PRC as applicable to Chinese companies with foreign ownership, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

i.	Making up cumulative prior years’ losses, if any;

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

ii.
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

iii.	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The Company is required to transfer 10% of its net income to the statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital.  The Company has total registered capital of $31,670,000.  The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

For the fiscal year ended December 31, 2009, 2008, and 2007, Guanke has appropriated $715,907, $522,445, and $48,590, respectively, as allocations to the statutory surplus reserve.  Guanke is required to contribute an additional $4,653,000 to fulfill the 50% of registered capital requirement.  As of December 31, 2009, Guanwei and Guanchung are still in the development stage and have not undertaken significant operating activities.  Guanwei and Guanchung are required to contribute an additional $5,995,000 and $3,900,000 from future earnings to fulfill the 50% of registered capital requirement.

Note 11 – Income Taxes

The Company conducts all its operating business through its three subsidiaries in China. The three subsidiaries are governed by the income tax laws of the PRC and do not have any deferred tax assets or deferred tax liabilities under the income tax laws of the PRC because there are no temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities.

The Company’s subsidiaries are governed by the Income Tax Law of the PRC concerning foreign invested enterprises and foreign enterprises and various local income tax laws (the Income Tax Laws).  Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the previous laws for Domestic Enterprises (“DEs”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% has replaced the 33% rate previously applicable to both DEs and FIEs.  Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

Guanke was established before March 16, 2007 and therefore is qualified to continue enjoying the reduced tax rate as described above. Guanke was granted income tax exemption for two years commencing from January 1, 2007, and is subject to 50% of the 25% EIT tax rate, or 12.5%, from January 1, 2009 through December 31, 2011.

Guanwei and Guancheng are under development stage and had no taxable income for the years ended December 31, 2009, 2008 and 2007.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2009, 2008 and 2007:

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

	2009	2008	2007
U.S. Statutory rates	34%	34%	34%
Foreign income not recognized in USA	(34)	(34)	(34)
China income taxes	25	25	33
Tax exemption	(12.5)	(25)	(33)
Other (a)	0.1	-	-
Effective income taxes	12.6%	-%	-%

(a) The other represents losses incurred by Guanwei and Guancheng that are not subjected to PRC income taxes.

The estimated tax savings for the years ended December 31, 2009, 2008 and 2007 amounted to approximately $1,024,000, $1,306,000, and $160,000, respectively.

Value added tax

Sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing its finished products. The Company recorded VAT Payable and VAT receivable net of payments in the financial statements. The VAT tax return is filed offsetting the payables against the receivables.

VAT on sales and VAT on purchases amounted to approximately $11,124,000 and $7,427,000 for the year ended December 31, 2009, $5,795,000 and $5,782,000 for the year ended December 31, 2008, and $1,038,000 and $1,012,000 for the year ended December 31, 2007, respectively. Sales and purchases are recorded net of VAT collected and paid as the Company acts as an agent for the government. VAT taxes are not impacted by the income tax holiday.  As of December 31, 2008 and 2007, the Company’s accumulated VAT on purchases was higher than its accumulated VAT on sales resulting in prepaid expenses that can be used to offset future VAT on sales.  As of December 31, 2008 and 2007, the Company had VAT tax credits of $90,027 and $78,958.

Taxes payable consisted of the following:

	December 31,	December 31,	December 31,
	2009	200 8	2007
VAT tax payable	$2,938,864	$-	$-
Corporation income tax payable	927,804	-	-
Others misc. tax payable	6,248	3,28 2	1,04 6
Total	$3,872,916	$3,282	$1,046

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 12 – Enterprise-wide geographic reporting

The Company manufactures and sells LCD products.  The production process, selling practice and distribution process are the same for all products.  Based on qualitative and quantitative criteria established by the FASB accounting standard regarding disclosures about segments of an enterprise and related information, the Company considers itself to be operating within one reportable segment.

 The Company does not have long-lived assets located in foreign countries.   Geographic area data is based on product shipment destination. In accordance with the enterprise-wide disclosure requirements of the accounting standard, the Company's net revenue from external customers by geographic areas is as follows:

	December 31, 2009	December 31, 2008	December 31, 2007
China	$65,434,963	$34,086,375	$4,375,610
International	2,439,341	9,704,467	6,107,387
Total	$67,874,304	$43,790,842	$10,482,997

In 2008 and 2007, approximately 11% and 18% of sales, respectively, were in Hong Kong and Nederland.

Note 13 – Related party transactions

In the ordinary course of business the Company has conducted business with the related parties, Mosview Technology Group Ltd. (“Mosview”) and BORO (Fujian) Electronic Co., Ltd. (“BORO”).  The Company’s 80% shareholder also owns Mosview, which owns BORO.  The Company borrowed money from the Company’s CEO and those borrowings are short term in nature and non-interest bearing.  All transactions with related parties are short term in nature.  Settlements for the balances are usually in cash.   The Company had the following significant related party transactions as of December 31, 2009, 2008, and 2007, respectively:

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Accounts receivables - related parties

Name of related parties	December 31, 2009	December 31, 2008	December 31, 2007
BORO	$224,407	$-	$-
Mosview	-	3,789,374	365,409
	$224,407	$3,789,374	$365,409

Other receivables - related parties

Name of related parties	December 31, 2009	December 31, 2008	December 31, 2007
Officer	$-	$-	$6,253,947
	$-	$-	$6,253,947

Advances to suppliers - related parties

Name of related parties	December 31, 2009	December 31, 2008	December 31, 2007
Mosview	$8,954,051	$10,809,141	$117,040
	$8,954,051	$10,809,141	$117,040

Other payables - related parties

Name of related parties	December 31, 2009	December 31, 2008	December 31, 2007
BORO	$8,463	$2,848,608	$38,388
Officer	190,412	4,651,294	-
	$198,875	$7,499,902	$38,388

Customer deposits - related parties

Name of related parties	December 31, 2009	December 31, 2008	December 31, 2007
Mosview	335,056	29,702	-
	$335,056	$29,702	$-

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 14 – Earnings per Share

The following is a reconciliation of the basic and diluted earnings per share computation:

	Twelve months ended December 31,
	2009	2008	2007
Net income for earnings per share	$7,159,073	$5,224,445	$485,895
Weighted average shares used in computation – basic and diluted	8,500,000	8,500,000	8,500,000
Earnings per share – basic and diluted	$0.84	$0.61	$0.06

In accordance with the accounting standards, outstanding common stocks that are contingently returnable are treated in the same manner as contingently issuable.  Basic and diluted earnings per share computation exclude the 5,800,000 shares in escrow on condition of certain performance target for 2010 and 2011. Except the contingent issuance, all shares and per share amounts used in the Company’s consolidated financial statements and notes thereto have been retroactively restated to reflect the   anticipated reverse merger.

Note 15 – Commitments and contingencies

From time to time, the Company is involved in legal matters arising in the ordinary course of business.  Management currently is not aware of any legal matters or pending litigation, which would have a significant effect on the Company’s consolidated financial statements as of December 31, 2009.

Note 16 – Subsequent event

The Company has performed an evaluation of subsequent events through February 12, 2010, which is the date the financial statements were issued.

Repayment of short term loan

On January 8, 2010, the Company repaid one of the loans of $2,934,000, with Agricultural Bank of China and renewed the other loan of $2,934,000 with the same interest rate of 5.58%.  The term of the loan is one year.

See report of independent registered public accounting firm

SGOCO TECHNOLOGY, LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Share Exchange Agreement

On February 12, 2010, Hambrecht Asia Acquisition Corporation (the “SPAC”) and the Company entered into a Share Exchange Agreement (the “Agreement”) pursuant to which SPAC will acquire 100% of the Company for consideration consisting of (i) 8,500,000 of SPAC ordinary shares, valued at $7.98 per share, to be issued to the Company’s shareholders at the closing, and (ii) up to 5,800,000 of additional SPAC ordinary shares to be issued in escrow at the closing.  The Company’s shareholders will be entitled to receive 5,000,000 of the shares issued in escrow if the net income from existing operations of the company surviving the acquisition is at least $15 million for the year ended December 31, 2010.  The Company’s shareholders will be entitled to receive the remaining 800,000 shares issued in escrow (and all 5,800,000 shares issued in escrow if the first 5,000,000 were not received) if the net income from existing operations of the company surviving   the acquisition is at least $20 million for the year ended December 31, 2011.

Real Estate Option agreement

As a condition to the Agreement, the Company has entered into a real estate option agreement with the shareholder of the Company, Mr. Burnette Or pursuant to which Mr. Or, or an entity led by him, has the option, for a period of two years following the closing of the Acquisition, to purchase the land use rights at cost.  Mr. Or has agreed that if the option is exercised, he will enter into a long-term fair market value lease with Guanke for the manufacturing facility and dormitories at the current location.

See report of independent registered public accounting firm

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

 Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.  Article 167 (1) of our Amended and Restated Memorandum and Articles of Association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except for matters in respect of any fraud or dishonesty which may attach to such persons.

Item 7. Recent Sales of Unregistered Securities

On July 18, 2007, we sold 1,150,000 ordinary shares to John Wang, Robert J. Eu and Stephen N. Cannon for an aggregate purchase price of $25,000 in a private placement. The shares were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(2) as they were sold to accredited investors. No underwriting discounts or commissions were paid with respect to such sales. Mr. Cannon subsequently transferred all of the shares he purchased to the Cannon Family Irrevocable Trust, of which Mr. Cannon is the sole trustee.  Of these shares 124,738 were forfeited in connection with the Acquisition and 766,823 were escrowed as described in the prospectus.

 AEX Enterprises Limited, W.R. Hambrecht + Co., LLC and the Hambrecht 1980 Revocable Trust, companies controlled by Elizabeth R. Hambrecht, wife of Robert Eu, one of our founders and our Chairman, Chief Financial Officer and Secretary, and William R. Hambrecht, Mr. Eu’s father-in-law, Shea Ventures LLC, a company controlled by Edmund H. Shea Jr. and Marbella Capital Partners Ltd., a company controlled by John Wang, our Chief Executive Officer, purchased 1,550,000 warrants immediately prior to the consummation of our initial public offering in a private placement for an aggregate purchase price of $1,550,000. Elizabeth R. Hambrecht owns approximately 25% and William R. Hambrecht controls (through a trust of which he is trustee) approximately 38% of the voting shares of AEX Enterprises Limited. William Hambrecht is a controlling person of W.R. Hambrecht Co., LLC and is the trustee of the Hambrecht 1980 Revocable Trust.  These warrants were issued in reliance exemption from registration contained in Section 4(2) as they were sold to a company owned by sophisticated, wealthy individuals not formed for the specific purpose of investing in our securities. No underwriting discounts or commissions were paid with respect to the insider warrants sold in the private placement. All of these warrants were forfeited in connection with the acquisition other than 250,000 warrants which were transferred without consideration to an investor.

In connection with the Acquisition, 8,500,000 ordinary shares were issued to the two former shareholders on Honesty Group and 5,800,000 ordinary shares were issued for those two shareholders in escrow.  The Acquisition Shares and the Escrow Shares issued to the Honesty Shareholders were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on Section 4(2) of that Act.

Item 8. Exhibits and Financial Statement Schedules

(a)           Exhibits - See Exhibit Index of this registration statement.

(b)           Financial Statement Schedules.  All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jinjiang City, Fujian Province, China, on November 17, 2010.

SGOCO GROUP, LTD.

By:	/s/ Burnette Or
Burnette Or,
Title: Chairman, Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints each of Mr. Burnette Or, as attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which each attorney may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the ‘Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-1 (the “registration statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Burnette Or Burnette Or	Chief Executive Officer, President and Director (Principal Executive Officer)	November 17, 2010
/s/ Zhongsheng Lv Zhongsheng Lv	Treasurer (Principal Financial and Accounting Officer)	November 17, 2010
/s/ Tin Man Or Tin Man Or	Director	November 17, 2010
/s/ Weiwei Shangguan Weiwei Shangguan	Director	November 17, 2010
/s/ Frank Wu Frank Wu	Director	November 17, 2010
/s/ Robert Eu Robert Eu	Director	November 17, 2010
/s/ John Chen John Chen	Director	November 17, 2010
/s/ James C. Hu James C. Hu	Director	November 17, 2010

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

           Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of SGOCO Group, Ltd., has signed this registration statement or amendment thereto in San Francisco, California, on November 17, 2010.

Authorized Representative

By:	/s/ Robert Eu
Robert Eu, Director

Exhibit Index

Exhibit Number	Description	Location
1.1	Underwriting Agreement	To be Filed

2.1	Share Exchange Agreement dated as of February 10, 2010, by and among Hambrecht Asia Acquisition., Honesty Group Holdings Limited and shareholders signatories thereto	Incorporated by reference to Exhibit 2.1 to the Company’s 2/18/10 Form 6-K

2.2	Amendment No. 1 to the Share Exchange Agreement, dated February 12, 2010, by and between the Company, Honesty Group Holdings Limited and its shareholders Sun Zone Investments Limited and Sze Kit Ting	Incorporate by reference to Exhibit 2.1 to the Company’s Form 6-K filed on March 11, 2010

3.1	Amended and Restated Memorandum and Articles of Association of the Company	Incorporated by reference to Exhibits 3.3 and 3.4 of the Company’s Form S-1/A, filed on February 1, 2008 (“2/1/08 S-1/A”)

4.1	Warrant Agreement by and between the Company and the warrant agent	Incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K filed on February 18, 2010 (“2/18/10 6-K”)

4.2	Amendment No. 1 to the Warrant Agreement	Incorporated by reference to Exhibit 4.1 of the Company’s Form 6-K filed on March 16, 2010 (“3/16/10 6-K”)

4.3	Unit Purchase Option issued to the underwriter in IPO	Incorporated by reference to Exhibit 4.6 to the Company’s 2/1/08 S-1/A

4.4	Registration Rights Agreement by and between the Company and former shareholders of Honesty Group	Incorporated by reference to Exhibit 10.12 to the Company’s 2/1/08 S-1/A

4.5	Escrow Agreement by and among escrow agent, former shareholders of Honesty Group and sponsors	Incorporated by reference to Exhibit 4.6 to the Company’s Form F-1, file number: 333-146147

4.6	Securities Escrow Agreement by and among the Company, the initial shareholders, the private placement purchasers and the transfer agent	Incorporated by reference to Exhibit 10.10 to the Company’s 2/1/08 S-1/A

5.1	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Company	To be filed

10.1
Sponsors Agreement, dated as of February 12, 2010, among Sun Zone Investments Limited, Sze Kit Ting, Robert Eu, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, AEX Enterprises Limited, John Wang, Marbella Capital Partners LLC., Cannon Family Irrevocable Trust and Shea Ventures LLC., and Hambrecht Asia Acquisition Corp.
Incorporated by reference to Exhibit 10.16 to the Company’s Form F-1, file number: 333-146147

10.2
Amendment No. 1 to Sponsors Agreement, dated as of March 11, 2010, among Sun Zone Investments Limited, Sze Kit Ting, Robert Eu, W.R. Hambrecht + Co., LLC, Hambrecht 1980 Revocable Trust, AEX Enterprises Limited, John Wang, Marbella Capital Partners LLC., Cannon Family Irrevocable Trust and Shea Ventures LLC
Incorporated by reference to Exhibit 10.17 to the Company’s Form F-1, file number: 333-146147

10.3	Employment Agreement by and between Guanke and Burnette Or, dated February 1, 2010	Incorporated by reference to Exhibit 4.6 to the Company’s Form 20-F filed on March 18, 2010 (“3/18/10 20-F”)

10.4	Employment Agreement by and between Guanke and Robert Lu, dated February 1, 2010	Incorporated by reference to Exhibit 4.7 to the Company’s 3/18/10 20-F

10.5	Amended and Restated Employment Letter, effective as of April 1, 2010, between Mr. Burnette Or and the Company	Incorporated by reference to Exhibit 4.1 to the Company’s Form 6-K filed on May 18, 2010 (“5/18/10 6-K”)

10.6	Amended and Restated Employment Letter, effective as of April 1, 2010, between Mr. Robert Lu and the Company	Incorporated by reference to Exhibit 4.2 to the Company’s 5/18/10 6-K

10.7	Option Agreement for Purchase of Real Property dated February 9, 2010 by and between Honesty Group and Burnette Or and amendment thereto	Incorporated by reference to Exhibit 4.8 to the Company’s 3/18/10 20-F

10.8	Amended and Restated Articles of Association of Guanke (Fujian) Electron Technological Industry Co Ltd.	Incorporated by reference to Exhibit 10.23 to the Company’s Form F-1, file number: 333-146147

10.9	Amended and Restated Articles of Association of Guancheng (Fujian) Electron Technological Industry Co Ltd.	Incorporated by reference to Exhibit 10.24 to the Company’s Form F-1, file number: 333-146147

10.10	Articles of Association of Guanwei (Fujian) Electron Technological Industry Co Ltd.	Incorporated by reference to Exhibit 10.25 to the Company’s Form F-1, file number: 333-146147

10.11	Project of Jinjiang Technological Plan Contract between Guanke and the Science and Technology Bureau of Jinjiang City	Incorporated by reference to Exhibit 10.26 to the Company’s Form F-1, file number: 333-146147

10.12	Investment Agreement of Guanke Guangdian Technology Park between Guanke and the People’s Government of Jinjiang City, dated March 31, 2006	Incorporated by reference to Exhibit 10.27 to the Company’s Form F-1, file number: 333-146147
10.13	Goods Transport Service Agreement between Guanke and Quanzhou City Anjili Logistic Co., Ltd., dated March 15, 2009	Incorporated by reference to Exhibit 10.28 to the Company’s Form F-1, file number: 333-146147

10.14	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guanke, dated June 30, 2007	Incorporated by reference to Exhibit 10.29 to the Company’s Form F-1, file number: 333-146147

10.15	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guancheng, dated June 30, 2007	Incorporated by reference to Exhibit 10.30 to the Company’s Form F-1, file number: 333-146147

10.16	Assignment State Land Use Right Contract between Jinjiang City Bureau of State Land and Recourse and Guanwei (No. 531), dated June 30, 2007	Incorporated by reference to Exhibit 10.31 to the Company’s Form F-1, file number: 333-146147

10.17	Transfer of State-Owned Land Use Rights Contract between Jinjiang City Bureau of State Land and Recourse and Guanwei (No. 532), dated June 30, 2007	Incorporated by reference to Exhibit 10.32 to the Company’s Form F-1, file number: 333-146147

10.18	Loan Agreement with Jinjiang Branch of Agricultural Bank of China (No.: 35101201000000266) for RMB20 million	Incorporated by reference to Exhibit 10.33 to the Company’s Form F-1, file number: 333-146147

10.19	Loan Agreement with Jinjiang Branch of Agricultural Bank of China (No.: 35101201000000669) for RMB20 million	Incorporated by reference to Exhibit 10.34 to the Company’s Form F-1, file number: 333-146147

10.20	Mortgage with Jinjiang Branch of Agricultural Bank of China (No.: 35906200900002669) for RMB58 million	Incorporated by reference to Exhibit 10.35 to the Company’s Form F-1, file number: 333-146147

10.21	Mortgage with Jinjiang Branch of Agricultural Bank of China (No.: 35906200900003928) for RMB18 million	Incorporated by reference to Exhibit 10.36 to the Company’s Form F-1, file number: 333-146147

10.22	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-091112) for RMB10 million	Incorporated by reference to Exhibit 10.37 to the Company’s Form F-1, file number: 333-146147

10.23	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-091126) for RMB4million	Incorporated by reference to Exhibit 10.38 to the Company’s Form F-1, file number: 333-146147

10.24	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-09112601) for RMB10 million	Incorporated by reference to Exhibit 10.39 to the Company’s Form F-1, file number: 333-146147

10.25	Loan Agreement with Jinjiang Branch of Industrial Bank Co Ltd (No.:10417199-091120) for RMB10 million	Incorporated by reference to Exhibit 10.40 to the Company’s Form F-1, file number: 333-146147

10.26	Comprehensive Credit Contract with Quanzhou Branch of Bank of Communications (No.: 3550052009C900001300) for RMB 35 million	Incorporated by reference to Exhibit 10.41 to the Company’s Form F-1, file number: 333-146147

10.27	Comprehensive Credit Contract with Quanzhou Branch of Bank of Communications (No.: 3550052009C900002300) for RMB 95 million	Incorporated by reference to Exhibit 10.42 to the Company’s Form F-1, file number: 333-146147

10.28	Factoring Contract for Domestic Trade Agreement with Shishi Branch of Industrial and Commercial Bank of China (No.: 2009 (Shishi) No. 0532) for RMB10 million	Incorporated by reference to Exhibit 10.43 to the Company’s Form F-1, file number: 333-146147

10.29	Certificate from Industrial and Commercial Bank of China for 48 million	Incorporated by reference to Exhibit 10.44 to the Company’s Form F-1, file number: 333-146147

10.30	Business License for Guanke (Fujian) Electron Technological Industry Co., Ltd.	Incorporated by reference to Exhibit 10.45 to the Company’s Form F-1, file number: 333-146147

10.31	Business License for Guancheng (Fujian) Electron Technological Co., Ltd.	Incorporated by reference to Exhibit 10.46 to the Company’s Form F-1, file number: 333-146147

10.32	Business License for Guanwei (Fujian) Electron Technological Co., Ltd	Incorporated by reference to Exhibit 10.47 to the Company’s Form F-1, file number: 333-146147

21	Subsidiaries of the Company	Incorporated by reference to Exhibit 21 to the Company’s Form F-1, file number: 333-146147

23.1	Consent of Rothstein, Kass & Company, PC	Filed herewith

23.2	Consent of Frazer Frost LLP	Filed herewith

23.3	Consent of Conyers Dill & Pearman, Cayman Islands counsel to the Company	Included in Exhibit 5.1

24	Power of Attorney	Included on signature page.